As filed with the Securities and Exchange Commission on January 8, 2021

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Q BIOMED INC.

 (exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)
2834		30-0967746
(Primary Standard Industrial Classification Code Number)		(I.R.S. Employer Identification Number)

c/o Ortoli Rosenstadt LLP

366 Madison Avenue – 3rd Floor

New York, NY 10017

Telephone: 212-588-0022

Fax: 212-826-9307

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC

701 S. Carson Street, Suite 200

Carson City NV 89701

(888) 528 2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William Rosenstadt, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, New York, U.S.A., 10017 Telephone: (302) 738-6680	Gregory Sichenzia, Esq. Darrin M. Ocasio, Esq. Sichenzia Ross Ference LLP 1185 Avenue of Americas, 37th Floor New York, NY 10036 Telephone: (212) 930-9700

As soon as practicable after this registration statement becomes effective.

Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock(2)			$11,500,000	$1,255
Shares of common stock included in the units(3)			-	-
Warrants included in the units(3)			-	-
Shares of common stock underlying the warrants included in the units(2)			$14,375,000	$1,569
Shares of common stock offered by the Selling Stockholders(4)	303,279	$0.97	$294,181	$33
Shares of common stock offered by the Selling Stockholders that underlie the warrants held by the Selling Stockholders(5)	303,279	$1.50	$454,919	$50
Underwriter’s warrants(3)			-	-
Shares of common stock underlying Underwriter’s warrants(2) (6)			$718,750	$79
Total:			$27,342,849	$2,986

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of all of the securities to be registered. Includes the maximum aggregate offering price attributable to additional securities that the underwriter has the option to purchase to cover over-allotments, if any.

(3)	No registration fee required pursuant to Rule 457(g).

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the closing sales price on the OTCQB on January 4, 2021 of $0.97 per share of the Registrant’s common stock.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act using the exercise price of $1.50 for the corresponding warrants.

(6)	We have agreed to issue to the underwriter warrants exercisable at an exercise price equal to 125% of the per share offering price representing up to 5% of the securities issued in the offering (excluding any over-allotment securities), exercisable for three years commencing on the one-year anniversary of the closing of this offering. Resales of the underwriter’s warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of shares of common stock issuable upon exercise of the underwriter’s warrants are also being similarly registered on a delayed or continuous basis hereby. See “Underwriting.”

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Registration Statement contains two forms of prospectuses: one to be used in connection with the public offering of up to         units through the underwriter named on the cover page of this prospectus (the “Prospectus”) and one to be used in connection with the potential resale by the Selling Stockholders of up to 303,279 shares of common stock and up to 303,279 shares of common stock issuable upon exercise of warrants held by the Selling Stockholders identified therein (the “Selling Stockholder Prospectus”). The Prospectus and the Selling Stockholder Prospectus will be identical in all respects except for the alternate pages for the Selling Stockholder Prospectus included herein which are labeled “Alternate Pages for Selling Stockholder Prospectus.”

The Selling Stockholder Prospectus is substantively identical to the Prospectus, except for the following principal points:

●	they contain different outside and inside front covers;

●	they contain different Offering sections in the Prospectus Summary section;

●	they contain different Use of Proceeds sections;

●	the Capitalization section is deleted from the Selling Stockholder Prospectus;

●	the Dilution section is deleted from the Selling Stockholder Prospectus;

●	a Selling Stockholder section is included in the Selling Stockholder Prospectus;

●	the Underwriting section from the Prospectus is deleted from the Selling Stockholder Prospectus and a Plan of Distribution is inserted in its place; and

●	the Legal Matters section in the Selling Stockholder Prospectus deletes the reference to counsel for the underwriter.

We have included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Selling Stockholder Prospectus as compared to the Prospectus.

While the Selling Stockholders have expressed an intent not to sell the shares of Common Stock registered pursuant to the Selling Stockholder Prospectus prior to the closing of or concurrently with the public offering, the sales of our securities registered in the Prospectus and the Selling Stockholder Prospectus may result in two offerings taking place sequentially or concurrently, which could affect the price and liquidity of, and demand for, our securities. This risk and other risks are included in “Risk Factors” beginning on page 1 of the Prospectus.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

Subject to Completion, dated January 8, 2021

[--] Units (with each unit consisting of a share of Common Stock and a Warrant to purchase a share of common stock)

Q BioMed Inc.

This is a firm commitment offering of units (the “Units”), with each unit consisting of a share of our common stock, par value $0.001 per share (“Common Stock”), and a warrant (“Warrant”) to purchase a share of our Common Stock (a “Warrant Share”).  We anticipate that the public offering price of our Units will be between $            and $            .

The underwriter has the option to purchase additional Units, solely to cover over-allotments, if any, at the public offering price less the underwriting discount. The over-allotment option may be used to purchase Units, but such purchases cannot exceed an aggregate of 15% of the number of Units sold initially sold in Offering. The over-allotment option is exercisable for 45 days from the date we initially sell securities in this Offering.

In addition, we have registered 303,279 shares of commons stock and 303,279 shares of commons stock underlying warrants for resale by certain shareholders by means of separate prospectus (the “Selling Stockholder Prospectus”). While the Selling Stockholders have expressed an intent not to sell their securities registered pursuant to the Selling Stockholder Prospectus prior to the closing of or concurrently with the public offering, the sales of our securities registered in the Prospectus and the Selling Stockholder Prospectus may result in two offerings taking place sequentially or concurrently, which could affect the price and liquidity of, and demand for, our securities.

Our shares of Common Stock are quoted on the OTCQB under the symbol “QBIO”. As of January 4, 2021, the last reported sales price of our shares of Common Stock on the OTCQB was $0.97 per share, and on January 4, 2021, we had 24,191,445 shares of Common Stock outstanding. We intend to apply to have our shares of Common Stock listed on the Nasdaq Capital Market, and this Offering will not be consummated until we have received Nasdaq’s approval of our application.

	Per Share	Offering without Over-Allotment Option	Offering with Over-Allotment Option
Assumed Public Offering Price	$	$	$
Underwriting Discount(1)	$	$	$
Proceeds to us before expenses(2)	$	$	$

(1)	We have agreed to sell the Common Stock to the Underwriter at a discount of 8% of the offering price per share and to issue warrants to the underwriter (“Underwriter’s Warrants”) to purchase shares of Common Stock equal to 5.0% of the total shares sold in the Offering, exercisable for three years commencing on the one-year anniversary of closing, at an exercise price equal to 125% of the offering price of the Offering Shares, or $[----] per share. We have also agreed to reimburse certain of the Underwriter’s expenses. Please refer to the section entitled “Underwriting” in this Prospectus for additional information regarding total compensation to be received by the underwriter.

(2)	Does not include estimated Offering expenses including, without limitation, legal, accounting, auditing, escrow agent, transfer agent, other professional, printing, advertising, travel, marketing, blue-sky compliance and other expenses of this Offering. We estimate the total expenses of this Offering, excluding the underwriter’s discount and expenses, will be approximately $227,500.

An investment in our securities is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the “Risk Factors” beginning on page 1.

Neither the U.S. Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the Common Stock and Warrants against payment therefor on or about                        , 2021.

Aegis Capital Corp.

The date of this Prospectus is , 2021

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any information other than the information contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, regardless of the time of our delivery or of any sale or delivery of our securities and our business, financial condition, results of operations and/or prospects may have changed since those dates. Neither the delivery of this Prospectus nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus. This Prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Prospectus concerning our business are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Prospectus, unless the context indicates otherwise, references to “Q BioMed”, “we”, the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Q BioMed Inc.

MARKET AND INDUSTRY DATA AND FORECASTS

Certain market and industry data included in this Prospectus is derived from information provided by third-party market research firms, or third-party financial or analytics firms, that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third-party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third-party information. The market data used in this Prospectus involves a number of assumptions and limitations, and we caution you not to give undue weight to such estimates. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this Prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Certain data are also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the included information might not be accurate or complete. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. We have based statements as to our market position on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this Prospectus. Similarly, we believe our internal research is reliable, even though independent sources have not verified such research.

BASIS OF PRESENTATION

In this Prospectus, unless the context otherwise requires:

•	“Common Stock” refers to our common stock, $0.001 par value per share;

•	“Nasdaq” refers to the Nasdaq Capital Market;

•	“Offering” refers to the firm commitment offering being conducted for the sale of up Units, with each Unit consisting of an Offering Share and a Warrant;

•	“Offering Shares” refers to the up to shares of Common Stock being offered in the Offering;

•	“Resale Shares” refers to the 303,279 shares of Common Stock being offered for resale by the Selling Stockholders;

•	“Resale Warrants” refers to the 303,279 warrants, each for the purchase of one share of Common Stock, held by the Selling Stockholders;

•	“Resale Warrant Shares” refers to the 303,279 shares of Common Stock being offered for resale by the Selling Stockholders that underlie warrants;

•	“Selling Stockholders” refers to the holders of the Resale Shares and the Resale Warrants identified in the Selling Stockholder Prospectus who are offering the Resale Shares and the Resale Warrant Shares for resale pursuant to the Selling Stockholder Prospectus;

•	“Units” refers to the units that we are offering in the Offering, with each Unit consisting of one Offering Share and one Warrant.

We use a twelve-month fiscal year ending on November 30 of each calendar year. Fiscal 2019 and fiscal 2018 ended on November 30, 2019 and November 30, 2018, respectively.

Certain monetary amounts, percentages and other figures included in this Prospectus have been subject to rounding adjustments. Percentage amounts included in this Prospectus have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this Prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements. Certain other amounts that appear in this Prospectus may not sum due to rounding.

Unless otherwise indicated, all references to “dollars” and “$” in this Prospectus are to, and amounts are presented in, U.S. dollars.

Unless otherwise indicated, the price per Offered Share equals the price per Unit in this Offering.

Unless otherwise indicated or the context otherwise requires, financial and operating data in this Prospectus reflect the consolidated business and operations of Q BioMed Inc. and our subsidiaries.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This Prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this Prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this Prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may”, “will”, “should”, “potential”, “intend”, “expect”, “outlook”, “seek”, “anticipate”, “estimate”, “approximately”, “believe”, “could”, “project”, “predict” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for dividends, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Prospectus, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Prospectus. The matters summarized below and elsewhere in this Prospectus could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Prospectus, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in our securities. Before making an investment decision, you should carefully read the entire Prospectus. In particular, attention should be directed to the sections entitled “Risk Factors”, “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein.

Business Overview

We are a commercial stage biotechnology acceleration and development company focused on acquiring and in-licensing pre-clinical, clinical-stage and approved life sciences therapeutic products. Currently, we have a portfolio of:

•	a branded and a commercially available generic FDA approved radiopharmaceutical for metastatic cancer bone pain (Strontium-89 (“SR-89”) and MetastronTM),

•	three development stage product candidates:

(i)	a proprietary platform technology being developed with our licensor and technology partner Mannin Research Group from which we are advancing a unique set of molecules to treat vascular related diseases, such as primary open angle glaucoma, pediatric glaucoma, cystic kidney disease, infectious diseases, and inflammation,

(ii)	Uttroside-B for liver cancer and

(iii)	Our product candidate, labeled QBM-001, for rare pediatric non-verbal autism spectrum disorder and

•	one diagnostic product candidate for assessing disease state and progression in glaucoma, GDF15.

The infectious diseases we may ultimately treat include influenza, the novel coronavirus COVID-19, Ebola and others. We aim to maximize risk-adjusted returns by focusing on multiple assets throughout the discovery and development cycle. We expect to benefit from early positioning in illiquid and/or less well known privately-held assets, thereby enabling us to capitalize on valuation growth as these assets move forward in their development.

Our mission is to:

(i)	license and acquire pre-commercial innovative life sciences assets in different stages of development and therapeutic areas from academia or small private companies;

(ii)	license and acquire FDA approved drugs and medical devices with limited current and commercial activity; and

(iii)	accelerate and advance our assets to the next value inflection point by providing strategic capital, business development and financial advice and experienced sector specific advisors.

In the calendar year of 2020, we started generating revenue from our generic Strontium-89 product for pain palliation in bone metastases. Further, we began planning our therapeutic expansion post-marketing trials for Strontium-89. We also intend to file investigational new drug applications, or INDs, in early 2021 with regulators in the United States and Canada for MAN-19, a product candidate for the treatment of COVID-19/Acute Respiratory Distress Syndrome, and later in the year for other assets including for the treatment of liver cancer and glaucoma, respectively. With respect to the COVID-19 therapy, we emphasize that the treatment while applicable to COVID-19 is virus agnostic and as such could be a stockpile drug for future pandemic outbreaks. We expect to file a 510(k) application in mid-2021 for our diagnostic kit for assessing disease state and progression in glaucoma, GDF15. We also intend to advance our QBM-001 asset to address a non-verbal learning disorder in autistic children.

i

Corporate Information

Our principal executive offices are located at 366 Madison Avenue, 3RD Floor, New York, NY 10017, and our telephone number is (646) 889-2226.

SUMMARY RISK FACTORS

We are subject to a number of risks, some of which we have identified and others which are unknown to us. These risks include those that may prevent us from achieving our business objectives, that may adversely affect our business, financial condition, results of operations, cash flows and prospects or may affect the value of your investment. You should carefully consider the risks discussed in the section entitled “Risk Factors,” including the following risks, before investing in our Common Stock:

●        we have realized significant operating losses to date and expects to incur losses in the future;

●        we will need additional capital to fund our operations, which, if obtained, could result in substantial dilution or significant debt service obligations;

●        we may not be able to obtain additional capital on commercially reasonable terms, which could adversely affect our liquidity and financial position;

●        our intellectual property protection may be inadequate, or we may be subject to the intellectual property claims of others;

●        we will face significant market competition;

●        a limited public trading market may cause volatility in the price of our Common Stock;

●        investing in our Offering is a highly speculative investment and could result in the loss of your entire investment;

THE OFFERING

Issuer:	Q BioMed Inc.
Units Offered:

We are offering       units (the     “Units”), with each unit consisting of one share of our Common Stock (the “Offering Shares”) and one warrant (a “Warrant”) to purchase a share of our Common Stock (the “Warrant Shares”) (or      units if the underwriter exercises its over-allotment option in full).

Assumed public offering price per Unit:	Dollars ($ ), the midpoint of the price range on the cover page of this prospectus.
Warrants:	The Warrants contained in the Units are exercisable for years at an exercise price of $ , or 125% of the Unit price in this offering.
Underwriter:	Aegis Capital Corp.
Selling Stockholder Offering:	Before or simultaneous with this Offering, the Selling Stockholders are offering 606,558 shares of our Common Stock, of which 303,279 are shares held by the Selling Stockholders (the “Resale Shares”) and 303,279 are shares underlying warrants held by the Selling Stockholders (the “Resale Warrant Shares”). The sale of the Resale Shares and the Resale Warrant Shares could adversely affect the price and liquidity of, and demand for, our securities.
Proposed Nasdaq	Our Common Stock currently trades on the OTCQB under the symbol “QBIO”, but we intend to apply to list our Common Stock on Nasdaq. Provisional approval of such a listing is a condition to the Offering, and our application might not be accepted. Our Common Stock will not commence trading on Nasdaq until all of the following conditions are met: (i) the Offering is completed; and (ii) Nasdaq makes its provisional approval final. You may experience a delay between the closing of your purchase of the Offering Shares in the Units and the commencement of exchange trading of our Common Stock on Nasdaq, if such commencement ever occurs.
Number of shares of Common Stock Outstanding before the Offering (1):	24,191,445 shares of Common Stock.
Number of shares of Common Stock to be Outstanding after the Offering (1):

shares of Common Stock upon completion of the Offering (or        if the underwriter exercises its over-allotment option in full).

shares of Common Stock upon the completion of the Offering and if all of the Warrants in the Offering are exercised (or if the underwriter exercises its over-allotment option in full).

Over-allotment option	The underwriter has the option to purchase up to additional units to cover over-allotments, if any, at the price to the public less the underwriting discount. The over-allotment option may be used to purchase Units, but such purchases cannot exceed an aggregate of 15% of the number of Units sold initially sold in this Offering. The over-allotment option is exercisable for 45 days from the date of the initial sale of securities in this Offering.

Proceeds from Offering:	We will receive total gross proceeds of $10,000,000 from the Offering and estimate that our net proceeds, after the underwriter’s discount and expenses will be approximately $8,772,500 (or net proceeds of $10,137,500 if the underwriter exercises its over-allotment option in full).
Use of Proceeds:

The following sets out Management’s intended use of the approximate net proceeds from the Offering (excluding any proceeds from the exercise of the over-allotment option):

•     $2.6 million for general and administrative expenses;

•     $3.9 million for research and development; and

•     $2.2 million for commercial sales and marketing.

See “Use of Proceeds” for a fuller description of the intended use of net proceeds from this Offering.

Lock-up:

We have agreed with the underwriter not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 120 days commencing on the date of this prospectus.

Our directors and executive officers have agreed with the underwriter not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 90 days commencing on the date of this prospectus.

The Selling Shareholders who are neither an officer nor a director of the Company, and not subject to the 90-day lockup as discussed above, have agreed with the underwriter not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 60 days commencing on the date of this prospectus or the date which the underwriter exercises its over-allotment option, whichever is earlier. See “Underwriting” beginning on page ☐.

Risk Factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 1 of this Prospectus for a discussion of factors you should carefully consider before investing in our securities.

(1)	The number of shares currently outstanding excludes:
	(i)	769,400 shares of our Common Stock reserved for issuance in connection with future awards under our equity compensation plans;
	(ii)	3,850,000 shares of our Common Stock that have been reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $1.23;
	(iii)	10,023,000 shares of our Common Stock that have been reserved for issuance upon exercise of outstanding warrants (excluding that warrant that automatically is exercised upon the closing of this Offering) with a weighted average exercise price of $2.09;
	(iv)	2,462,378 shares of our Common Stock that have been reserved for issuance upon conversion of the Series A preferred stock and the dividends thereon due in the following twelve months (assuming conversion at their floor price);
	(v)	5,600,514 shares of our Common Stock that have been reserved for issuance upon conversion of the Series B preferred stock and the dividends thereon due in the following twelve months (assuming conversion at their floor price); and
	(vi)	513,750 shares of our Common Stock that have been reserved for issuance upon conversion of a convertible debenture issued on December 23, 2020 (assuming conversion at its floor price).

RISK FACTORS

An investment in the securities offered hereby is speculative in nature, involves a high degree of risk and should not be made by any investor who cannot afford the loss of his entire investment. Each prospective investor should carefully consider the following risks and speculative factors associated with this Offering, before making any investments. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the value of our securities could decline, and you may lose all or part of your investment. The term “Company”, unless the context requires otherwise, refers to Q BioMed Inc. and our subsidiaries on a consolidated basis.

Risks Related to our Company

If we do not obtain additional financing, our business may be at risk or execution of our business plan may be delayed.

As of the date hereof, we have raised our operating funds through contacts, high net-worth individuals and strategic investors situated in the United States and the Cayman Islands. We have only generated minimal revenue from operations since inception, all of which in our most recent quarter. We have limited assets upon which to commence our business operations and to rely otherwise. On August 31, 2020, we had cash and cash equivalents of approximately $1.3 million. Since September 1, 2020, we netted approximately $1,192,952 from the sale of securities. Even with these additional funds, the net proceed from this Offering and any revenues that we generate, we may have to raise additional funds within twelve months to continue operations. Additional funding will be needed to implement our business plan that includes various expenses such as fulfilling our obligations under licensing agreements, legal, operational set-up, general and administrative, marketing, employee salaries and other related start-up expenses. Obtaining additional funding will be subject to various factors, including general market conditions, investor acceptance of our business plan and initial results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. If we are unable to raise sufficient funds, we will be forced to scale back or cease our operations.

An overall decline in the health of the economy and other factors impacting consumer spending, such as pandemics, natural disasters and fluctuations in inflation and foreign currency exchange rates, may affect our ability to raise capital and to produce our sole product.

We will require additional funding to operate as planned, and the availability of such funding is sensitive to a number of factors, such as general current and future economic and political conditions, recession and fears of recession, unemployment, interest rates, tax rates and policies, inflation, war and fears of war, inclement weather, natural disasters, terrorism, outbreak of viruses, widespread illness, infectious diseases, contagions and the occurrence of unforeseen epidemics and pandemics. The current COVID-19 pandemic is testing the health of capital markets, and if that health deteriorates because COVID-19 or other reasons, we may not be able to receive the additional funding that we require to grow our business or we may only be able to obtain it on terms that substantially dilute your ownership of Common Stock.

Additionally, COVID-19 or similar disasters could interrupt the production of our sole product, FDA approved non-opioid drug Strontium-89 (Strontium Chloride Sr-89 Injection, USP). We only began producing Strontium-89 for commercial sale in February 2020, and our sole source for the raw materials necessary for that product come from Poland. If the COVID-19 or similar disaster interrupts the production or import of the raw material or otherwise interrupts our production of Strontium-89, we will no longer have a product available for commercial sale.

Our independent registered public accountant has issued a going concern opinion after auditing our consolidated financial statements; our ability to continue depends on our ability to raise additional capital and our operations could be curtailed if we are unable to obtain required additional funding when needed.

We will be required to expend substantial amounts of working capital in order to acquire and market our proposed products and establish the necessary relationships to implement our business plan. We were incorporated on November 22, 2013. Our operations to date were funded entirely by capital raised from our private offering of securities. Notwithstanding the offering, we will continue to require additional financing to execute our business strategy. We totally depend on external sources of financing for the foreseeable future. Failure to raise additional funds in the future will adversely affect our business operations, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our Common Stock. We entirely depend on our ability to attract and receive additional funding from either the sale of securities or the issuance of debt securities. Needed funds might never be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future could restrict our ability to grow and reduce our ability to continue to conduct business operations. The report of our independent registered public accounting firm on our consolidated financial statements, included herein, raised substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

Our business relies on intellectual property owned by third parties, and this reliance exposes us to the termination of the right to use that intellectual property and may result in inadvertent infringement of patents and proprietary rights of others.

Currently, two of our assets are based on intellectual property that we have licensed from third parties. Our business depends on:

●	our ability to continuously use the technology related to an eye drop treatment for glaucoma, our Mannin platform, that we have licensed from Mannin Research Inc. and

●	our ability to continuously use licensed intellectual property relating to a chemical compound derived from the plant Solanum Nigrum Linn, also known as Black Nightshade or Makoi, that we seek to use to create a chemotherapeutic agent against liver cancer, our Uttroside platform, and that we have licensed from the Rajiv Gandhi Centre for Biotechnology, an autonomous research institute under the Government of India, known as RGCB, and the Oklahoma Medical Research Foundation, or the OMRF.

If the licenses were to terminate, we would lose the ability to fully conduct our business pursuant to our plan of operations. Our ability to pursue our business plan would then depend on finding alternative platforms to license and our non-licensed platforms (SR-89 and QBM-001). We may not be able to find an attractive platform on a timely and cost effective basis, and even if we did, such platform might be inferior to the ones we currently have a license to use and may not be attractive to potential customers.

Many entities, including some of our competitors, have or may obtain patents and other intellectual property rights that cover or affect products or services related to those assets that we license. If a court determines that one or more aspect of the licensed platform infringes on intellectual property owned by others, we may be required to cease using that platform, to obtain licenses from the owners of the intellectual property or to redesign the platform in such a way as to avoid infringing the intellectual property rights. If a third party holds intellectual property rights, it may not allow us to use its intellectual property at any price, which could materially adversely affect our competitive position.

The Mannin platform, SR-89 platform, the QBM-001 platform and the Uttroside platform may potentially infringe other intellectual property rights. U.S. patent applications are generally confidential until the Patent and Trademark Office issues a patent. Therefore, we cannot evaluate the extent to which the licensed platform may infringe claims contained in pending patent applications. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid. We may not be in a position to protect the intellectual property that we license as we are not the owners of that intellectual property and do not currently have the financial resources to engage in lengthy litigation.

Failure to maintain the license for, or to acquire, the intellectual property underlying any license or sublicense on which our plan of operations is based may force us to change our plan of operations.

We have to meet certain conditions to maintain the licenses for the intellectual property underlying the Mannin platform and the Uttroside platform and to acquire such intellectual property. Such conditions include payments of cash and shares of Common Stock, obtaining certain governmental approvals, initiating sales of products based on the intellectual property and other matters. We might not have the resources to meet these conditions and as a result may lose the licenses to the intellectual property that is vital to our business.

We lack an operating history and have generated minimal revenues to date. If we cannot generate sufficient revenues to operate profitably, we may have to cease operations.

As we were incorporated on November 22, 2013 and more recently changed business direction, we do not have a sufficient operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow depends upon our ability to manufacture a product and to earn profit by attracting enough clients who will buy our products or services. We have missed several expected dates by which we had anticipated to have revenues and have only recently begun to generate minimal revenues. Even if we substantially increase our revenues, we may never achieve profitability. Failure to generate profits could eventually cause us to suspend, curtail or cease operations.

We may be exposed to potential risks and significant expenses resulting from the requirements under section 404 of the Sarbanes-Oxley Act of 2002.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Our management concluded that our internal controls and procedures were not effective to detect the inappropriate application of US GAAP for our most recent fiscal year. As we develop our business, hire employees and consultants and seek to protect our intellectual property rights, our current design for internal control over financial reporting must be strengthened to enable management to determine that our internal controls are effective for any period, or on an ongoing basis. Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Limited oversight of our management may lead to corporate conflicts.

We have only three directors, of whom two are also officers. Accordingly, we cannot establish committees of our Board of Directors (the “Board”) comprised of independent members to oversee functions like compensation or audit issues. In addition, since we only have three directors, they have significant control over all corporate issues.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our shareholders have limited protections against interested director transactions, conflicts of interest and similar matters. The Sarbanes-Oxley Act of 2002, as well as rules enacted by the SEC, the New York Stock Exchange and the Nasdaq Stock Market, requires the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on the New York Stock Exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions, we have not yet adopted these measures and, currently, would not be able to comply with such corporate governance provisions. We do not have an audit or compensation committee comprised of independent directors. Two of our three directors who perform these functions are not independent directors. Thus, there is a potential conflict in that our directors are also engaged in management and participate in decisions concerning management compensation and audit issues that may affect management performance.

Until we have a larger Board that would include a majority of independent members, if ever, there will be limited oversight of our directors’ decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Additionally, our directors beneficially own approximately 28.6% of our Common Stock. Although it is possible for them to be outvoted by the remaining shareholders at a general or special meeting if the two directors voted together, the size of their shareholdings and the absence of any other person beneficially owning more than 10% of our Common Stock would make this a difficult undertaking.

Because the results of preclinical studies and early clinical trials are not necessarily predictive of future results, any product candidate we advance into clinical trials may not have favorable results in later clinical trials, if any, or receive regulatory approval.

Pharmaceutical development has inherent risk. We will be required to demonstrate through well-controlled clinical trials for our product candidates (the Mannin platform, the QBM-001 platform and the Uttroside-B platform) and any additional uses based on the SR-89 and Metastron platforms, that our product candidates are effective with a favorable benefit-risk profile for use in their target indications before we can seek regulatory approvals for their commercial sale. Success in early clinical trials does not mean that later clinical trials will be successful as product candidates in later-stage clinical trials may fail to demonstrate sufficient safety or efficacy despite having progressed through initial clinical testing. We also may need to conduct additional clinical trials that are not currently anticipated. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. In addition, only a small percentage of drugs under development result in the submission of a New Drug Application or Biologics License Application, known as BLA, to the U.S. Food and Drug Administration and even fewer are approved for commercialization.

Any product candidates we advance into clinical development are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize our product candidates.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidate, Man-01, are subject to extensive regulation by the FDA in the United States and by comparable health authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive approval of a BLA from the FDA. The process of obtaining BLA approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. In addition to the significant clinical testing requirements, our ability to obtain marketing approval for these products depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. The FDA may determine that our product manufacturing processes, testing procedures or facilities are insufficient to justify approval. Approval policies or regulations may change, and the FDA has substantial discretion in the pharmaceutical approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.

The FDA or another regulatory agency can delay, limit or deny approval of a product candidate for many reasons, including, but not limited to:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;
●	we may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe and effective for any indication;
●	the FDA may not accept clinical data from trials which are conducted by individual investigators or in countries where the standard of care is potentially different from the United States;
●	results of clinical trials may not meet the level of statistical significance required by the FDA for approval;
●	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
●	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;
●	the FDA may fail to approve our manufacturing processes or facilities or those of third-party manufacturers with which we or our collaborators contract for clinical and commercial supplies; or
●	the approval policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, recent events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new pharmaceuticals based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates.

Any product candidate we manufacture or advance into clinical trials may cause unacceptable adverse events or have other properties that may delay or prevent their regulatory approval or commercialization or limit their commercial potential.

Unacceptable adverse events caused by any of our product candidates that we manufacture or advance into clinical trials could cause us or regulatory authorities to interrupt, delay or halt production or clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications and markets. This, in turn, could prevent us from commercializing the affected product candidate and generating revenues from its sale.

Except for our Strontium products, there is not yet completed testing of any of our product candidates for the treatment of the indications for which we intend to seek product approval in humans, and we currently do not know the extent of adverse events, if any, that will be observed in patients who receive any of our product candidates. If any of our product candidates cause unacceptable adverse events in clinical trials, we may not be able to obtain regulatory approval or commercialize such product or, if such product candidate is approved for marketing, future adverse events could cause us to withdraw such product from the market.

Delays in the commencement of our clinical trials could result in increased costs and delay our ability to pursue regulatory approval.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

●	obtaining regulatory clearance to commence a clinical trial;
●	identifying, recruiting and training suitable clinical investigators;
●	reaching agreement on acceptable terms with prospective clinical research organizations (“CROs”) and trial sites, the terms of which can be subject to extensive negotiation, may be subject to modification from time to time and may vary significantly among different CROs and trial sites;
●	obtaining sufficient quantities of a product candidate for use in clinical trials;
●	obtaining Investigator Review Board, or IRB, or ethics committee approval to conduct a clinical trial at a prospective site;
●	identifying, recruiting and enrolling patients to participate in a clinical trial; and
●	retaining patients who have initiated a clinical trial but may withdraw due to adverse events from the therapy, insufficient efficacy, fatigue with the clinical trial process or personal issues.

Any delays in the commencement of our clinical trials will delay our ability to pursue regulatory approval for our product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Suspensions or delays in the completion of clinical testing could result in increased costs to us and delay or prevent our ability to complete development of that product or generate product revenues.

Once a clinical trial has begun, patient recruitment and enrollment may be slower than we anticipate. Clinical trials may also be delayed as a result of ambiguous or negative interim results or difficulties in obtaining sufficient quantities of product manufactured in accordance with regulatory requirements and on a timely basis. Further, a clinical trial may be modified, suspended or terminated by us, an IRB, an ethics committee or a data safety monitoring committee overseeing the clinical trial, any clinical trial site with respect to that site, or the FDA or other regulatory authorities due to a number of factors, including:

●	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
●	inspection of the clinical trial operations or clinical trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;
●	stopping rules contained in the protocol;
●	unforeseen safety issues or any determination that the clinical trial presents unacceptable health risks; and
●	lack of adequate funding to continue the clinical trial.

Changes in regulatory requirements and guidance also may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may impact the costs, timing and the likelihood of a successful completion of a clinical trial. If we experience delays in the completion of, or if we must suspend or terminate, any clinical trial of any product candidate, our ability to obtain regulatory approval for that product candidate will be delayed and the commercial prospects, if any, for the product candidate may suffer as a result. In addition, any of these factors may also ultimately lead to the denial of regulatory approval of a product candidate.

Our product candidates (if approved) or any other product candidates that we may develop and market may be later withdrawn from the market or subject to promotional limitations.

We may not be able to obtain the labeling claims necessary or desirable for the promotion of our product candidates if approved. We may also be required to undertake post-marketing clinical trials. If the results of such post-marketing studies are not satisfactory or if adverse events or other safety issues arise after approval, the FDA or a comparable regulatory agency in another country may withdraw marketing authorization or may condition continued marketing on commitments from us that may be expensive and/or time consuming to complete. In addition, if we or others identify adverse side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our products, additional clinical trials, changes in labeling of our products and additional marketing applications may be required. Any reformulation or labeling changes may limit the marketability of our products if approved.

Our dependence on third party suppliers or our inability to successfully produce any product could adversely impact our business.

We rely on third parties to supply us with component and materials required for the development and manufacture of our product and our product candidates. For example, we receive all of the raw material for our Strontium-89 product from the National Centre for Nuclear Research, Radioisotope Centre (“Polatom”) in Poland, and we rely on IsoTherapeutics to manufacture that raw material into Strontium-89. If any such third parties fail to provide the required components or we are unable to find a partner to manufacture the necessary products, there would be a significant interruption of our supply, which would materially adversely affect clinical development and the commercialization and potential commercialization of our product and product candidates. In the event that the FDA or such other agencies determine that we or any third-party suppliers have not complied with cGMP, our clinical trials could be terminated or subjected to a clinical hold until such time as we or any third party are able to obtain appropriate replacement material. Furthermore, if any contract manufacturers who supply us cannot successfully manufacture material that conforms to our specifications and with FDA regulatory requirements, we will not be able to secure and/or maintain FDA approval for our product candidates. We, and any third-party suppliers are and will be required to maintain compliance with cGMPs and will be subject to inspections by the FDA or comparable agencies in other jurisdictions to confirm such compliance.

We do and will also rely on our partners and manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our anticipated clinical trials. We do not have any control over the process or timing of the acquisition of raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Any significant delay in the supply of a product candidate or the raw material components thereof for an ongoing clinical trial could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates.

We may not have the resources or capacity to commercially manufacture our product candidates, and we will likely continue to be dependent upon third party manufacturers. Our current inability, or our dependence on third parties, to manufacture and supply us with clinical trial materials and any approved products may adversely affect our ability to develop and commercialize our product candidates on a timely basis or at all.

We intend to contract with third parties either directly or through our licensors for the manufacture of our product candidates. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or that such supply will not be available to us at an acceptable cost, which could delay, prevent or impair our commercialization efforts.

We do not have any manufacturing facilities. We use a third-party manufacturer for the manufacture of our SR89 product. Even with such contract in place, reliance on third-party manufacturers entails additional risks, including:

●	reliance on the third party for regulatory compliance and quality assurance;
●	the possible breach of the manufacturing agreement by the third party;
●	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and
●	reliance on the third party for regulatory compliance, quality assurance, and safety and pharmacovigilance reporting.

Third-party manufacturers may not be able to comply with current good manufacturing practices, or cGMP, regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or medicines, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our medicines and harm our business and results of operations.

Any product that we may produce may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us. Any performance failure on the part of future manufacturers could result in a decrease or end to revenue. If any a contract manufacturer cannot perform as agreed, we may be required to replace that manufacturer. We may incur added costs and delays in identifying and qualifying any such replacement.

Our anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any medicines that receive marketing approval on a timely and competitive basis.

We will likely rely on third parties to conduct our clinical trials. If these third parties do not meet our deadlines or otherwise conduct the trials as required, our clinical development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all.

We do not have the ability to conduct all aspects of our preclinical testing or clinical trials ourselves. We intend to use, and do use, Mannin, RGCB, OMRF and CROs to conduct our planned clinical trials and will and do rely upon such CROs, as well as medical institutions, clinical investigators and consultants, to conduct our trials in accordance with our clinical protocols. Our CROs, investigators and other third parties will and do play a significant role in the conduct of these trials and the subsequent collection and analysis of data from the clinical trials.

There is no guarantee that any CROs, investigators and other third parties upon which we rely for administration and conduct of our clinical trials will devote adequate time and resources to such trials or perform as contractually required. If any of these third parties fail to meet expected deadlines, fail to adhere to our clinical protocols or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated. If any of our clinical trial sites terminate for any reason, we may experience the loss of follow-up information on patients enrolled in our ongoing clinical trials unless we are able to transfer the care of those patients to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be jeopardized.

If our competitors develop treatments for the target indications of our product candidates that are approved more quickly, marketed more successfully or demonstrated to be more effective than our product candidates, our commercial opportunity will be reduced or eliminated.

We operate in highly competitive segments of the biotechnology and biopharmaceutical markets. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our product candidates, if successfully manufactured and/or developed and approved, will compete with established therapies, as well as new treatments that may be introduced by our competitors. Many of our competitors have significantly greater financial, product development, manufacturing and marketing resources than us. Large pharmaceutical companies have extensive experience in clinical testing and obtaining regulatory approval for drugs. In addition, many universities and private and public research institutes are active in cancer research, some in direct competition with us. We also may compete with these organizations to recruit management, scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. New developments, including the development of other biological and pharmaceutical technologies and methods of treating disease, occur in the pharmaceutical and life sciences industries at a rapid pace. Developments by competitors may render our product candidates obsolete or noncompetitive. We will also face competition from these third parties in recruiting and retaining qualified personnel, establishing clinical trial sites and patient registration for clinical trials and in identifying and in-licensing new product candidates.

If competitors introduce their own generic equivalent of our SR89 product candidates, our revenues and gross margin from such products could decline rapidly.

Revenues and gross margin derived from generic pharmaceutical products often follow a pattern based on regulatory and competitive factors that we believe are unique to the generic pharmaceutical industry. As the patent(s) for a brand name product or the statutory marketing exclusivity period (if any) expires, the first generic manufacturer to receive regulatory approval for a generic equivalent of the product often is able to capture a substantial share of the market. However, as other generic manufacturers receive regulatory approvals for their own generic versions, that market share, and the price of that product, will typically decline depending on several factors, including the number of competitors, the price of the branded product and the pricing strategy of the new competitors. The number of our competitors producing a generic version equivalent to our SR89 product could increase to such an extent that we may stop marketing our product for which we previously obtained approval, which would have a material adverse impact on our revenues, if we ever achieve revenues, and gross margin.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications for which there may be a greater likelihood of success.

Because we have limited financial and managerial resources, we will focus on a limited number of research programs and product candidates for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates for other indications for which there may be a greater likelihood of success or may prove to have greater commercial potential. Notwithstanding our investment to date and anticipated future expenditures on MAN 01 (Mannin), Uttroside-B (OMRF), QBM001 and SR-89, we have not yet developed, and may never successfully develop, any marketed treatments using these products other than the SR89 product for which there is FDA approval. Research programs to identify new product candidates or pursue alternative indications for current product candidates require substantial technical, financial and human resources. Although we intend to, and do, support certain investigator-sponsored clinical trials of MAN 01, Uttroside-B, QBM001 evaluating various indications, as well as other uses of SR89, these activities may initially show promise in identifying potential product candidates or indications, yet fail to yield product candidates or indications for further clinical development.

We depend upon the services of our key management personnel, and the loss of their services would likely result in disruptions of our operations and have a material adverse effect on our business.

Our management and operations are dependent on the services of our management team, namely Mr. Denis Corin, our Chief Executive Officer and Chairman, and Mr. William Rosenstadt, our Chief Legal Officer and a Director. We do not have employment or non-compete agreements with or maintain key-man life insurance in respect of either of these individuals. Because of their knowledge of the industry and our operations and their experience with us, we believe that our future results depend upon their efforts, and the loss of the services of either of these individuals for any reason could result in a disruption of our operations which will likely have a material adverse effect on our business.

Other than our Chief Executive Officer, we currently do not have full-time employees, but we retain the services of independent contractors/consultants on a contract-employment basis. Our ability to manage growth effectively will require us to continue to implement and improve our management systems and to recruit and train new employees. We might not be able to successfully attract and retain skilled and experienced personnel.

If we fail to attract and retain key management and clinical development personnel, we may be unable to successfully develop or commercialize our product candidates.

We will need to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our clinical development and commercialization efforts. As a company with a limited number of personnel, we highly depend on the development, regulatory, commercial and financial expertise of the members of our senior management and advisors, in particular Denis Corin, our Chairman and Chief Executive Officer. The loss of this individual or the services of any of our other senior management could delay or prevent the further development and potential commercialization of our product candidates and, if we are not successful in finding suitable replacements, could harm our business. Our success also depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and we may not be able to do so in the future due to the intense competition for qualified personnel among biotechnology and pharmaceutical companies, as well as universities and research organizations. If we are not able to attract and retain the necessary personnel, we may experience significant impediments to our ability to implement our business strategy.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to retain listing of our Common Stock.

We may be unable to attract and retain those qualified officers, directors and members of Board committees required to provide for effective management because of the rules and regulations that govern publicly-held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for Board or committee membership, particularly with respect to an individual’s independence from our business and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of Common Stock on any stock exchange could be adversely affected.

We may be exposed to potential risks and significant expenses resulting from the requirements under section 404 of the Sarbanes-Oxley Act of 2002.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Our management concluded that our internal controls and procedures were not effective to detect the inappropriate application of US GAAP for our most recent fiscal year. As we develop our business, hire employees and consultants and seek to protect our intellectual property rights, our current design for internal control over financial reporting must be strengthened to enable management to determine that our internal controls are effective for any period, or on an ongoing basis. Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Because of the small size of our company, we do not have separate Chairman, Chief Executive Officer and Chief Financial Officer positions, which may expose us to potential risks, including our failure to produce reliable financial reports and prevent and/or detect fraud.

We have not adopted a formal policy to separate or combine the positions of Chairman and Chief Executive Officer, both of which are currently held by Denis Corin who is also our acting principal financial officer. In addition, our CEO and CLO also comprise the majority of our Board. As such, there is no division of labor between our management and of our Board. This structure exposes us to a number of risks, including a failure to maintain adequate internal controls, our failure to produce reliable financial reports and our failure to prevent and/or detect financial fraud. Any such failures would adversely affect our financial condition and overall business operations.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Our management concluded that our internal controls and procedures were not effective to detect the inappropriate application of US GAAP for our most recent fiscal year. As we develop our business, hire employees and consultants and seek to protect our intellectual property rights, our current design for internal control over financial reporting must be strengthened to enable management to determine that our internal controls are effective for any period, or on an ongoing basis. Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses. Among other outcomes, a downturn in general economic conditions could:

●	increase the cost of raising, or decrease our ability to raise, additional funds; as we do not anticipate generating sufficient revenue in the next twelve months to cover our operating costs, we may need to raise additional funding to implement our business if we do not raise sufficient funds in this offering. A recession or other negative economic factors could make this more difficult or prohibitive; or
●	interfere with services provided by third parties; we use third parties for research purposes and intend to use third parties for the production and distribution of our generic SR89 product candidate, and a general recession or other economic conditions could jeopardize the ability of any third parties to fulfill their obligations to us;

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Risks Related to our Industry

We are subject to general economic conditions outside of our control.

Projects for the acquisition and development of our products are subject to many factors, which are outside our control. These factors include general economic conditions in North America and worldwide (such as recession, inflation, unemployment, and interest rates), shortages of labor and materials and price of materials and competitive products and the regulation by federal and state governmental authorities. If any or several of these facts develop in a way that is adverse to our interest, we will not be in a position to reverse them, and we may not be able to survive such a development.

If any product candidate that we successfully develop does not achieve broad market acceptance among physicians, patients, healthcare payors and the medical community, the revenues that it generates from their sales will be limited.

Even if we successfully produce product candidates, they may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Coverage and reimbursement of our product candidates by third-party payors, including government payors, generally is also necessary for commercial success. The degree of market acceptance of any approved products will depend on a number of factors, including:

●	the efficacy and safety as demonstrated in clinical trials;

●	the clinical indications for which the product is approved;

●	acceptance by physicians, major operators of hospitals and clinics and patients of the product as a safe and effective treatment;

●	acceptance of the product by the target population;

●	the potential and perceived advantages of product candidates over alternative treatments;

●	the safety of product candidates seen in a broader patient group, including its use outside the approved indications;

●	the cost of treatment in relation to alternative treatments;

●	the availability of adequate reimbursement and pricing by third parties and government authorities;

●	relative convenience and ease of administration;

●	the prevalence and severity of adverse events;

●	the effectiveness of our sales and marketing efforts; and

●	unfavorable publicity relating to the product.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate sufficient revenue from these products and may not become or remain profitable.

We may incur substantial product liability or indemnification claims relating to the clinical testing and/or use of our product candidates.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials, as well as related to the manufacture and consumption of product candidates that we successfully commercialize. Claims could be brought against us if use or misuse of one of our product candidates causes, or merely appears to have caused, personal injury or death. We maintain a $5 Million product liability policy. Such coverage may not be sufficient to cover claims that may be made against us and we may be unable to maintain such insurance. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim. Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to our product candidates. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnifications.

Healthcare reform and restrictions on reimbursements may limit our financial returns.

Our ability or the ability of our collaborators to commercialize any of our product candidates that we successfully develop may depend, in part, on the extent to which government health administration authorities, private health insurers and other organizations will reimburse consumers for the cost of these products. These third parties are increasingly challenging both the need for and the price of new drug products. Significant uncertainty exists as to the reimbursement status of newly approved therapeutics. Adequate third-party reimbursement may not be available for our product candidates to enable us or our collaborators to maintain price levels sufficient to realize an appropriate return on their and our investments in research and product development.

Our success depends upon intellectual property, proprietary technologies and regulatory market exclusivity periods, and the intellectual property protection for our product candidates depends significantly on third parties.

Our success depends, in large part, on obtaining and maintaining patent protection and trade secret protection for our product candidates and their formulations and uses, as well as successfully defending these patents against third-party challenges. The parties from which we license our intellectual property are responsible for prosecuting and maintaining patent protection relating to the intellectual property to which we have a license from that party. If any of these parties fails to appropriately prosecute and maintain patent protection for the intellectual property, our ability to develop and commercialize the respective product candidate may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products. This failure to properly protect the intellectual property rights could have a material adverse effect on our financial condition and results of operations.

The patent application process is subject to numerous risks and uncertainties, and we or our partners might not be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

●	patent applications may not result in any patents being issued;
●	patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable, or otherwise may not provide any competitive advantage;
●	our competitors, many of which have substantially greater resources than we or our partners and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use and sell our potential products;
●	there may be significant pressure on the U.S. government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful as a matter of public policy regarding worldwide health concerns; and
●	countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop, and market competing products.

In addition to patents, we and our partners also rely on trade secrets and proprietary know-how. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, third parties may still obtain this information or come upon this same or similar information independently.

We also intend to rely on our ability to obtain and maintain a regulatory period of market exclusivity for any of our biologic product candidates that are successfully developed and approved for commercialization. Although this period in the United States is currently 12 years from the date of marketing approval, there is a risk that the U.S. Congress could amend laws to significantly shorten this exclusivity period. Once any regulatory period of exclusivity expires, depending on the status of our patent coverage and the nature of the product, we may not be able to prevent others from marketing products that are biosimilar to or interchangeable with our products, which would materially adversely affect us.

In addition, U.S. patent laws may change which could prevent or limit us from filing patent applications or patent claims to protect our products and/or technologies or limit the exclusivity periods that are available to patent holders. For example, on September 16, 2011, the Leahy-Smith America Invents Act, or the America Invents Act, was signed into law, and includes a number of significant changes to U.S. patent law. These include changes to transition from a “first-to-invent” system to a “first-to-file” system and to the way issued patents are challenged. These changes may favor larger and more established companies that have more resources to devote to patent application filing and prosecution. The U.S. Patent and Trademark Office implemented the America Invents Act on March 16, 2013, and it remains to be seen how the judicial system and the U.S. Patent and Trademark Office will interpret and enforce these new laws. Accordingly, it is not clear what impact, if any, the America Invents Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend our issued patents.

If we or our partners are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.

Our success also depends on our ability and the ability of any of our current or future collaborators to develop, manufacture, market and sell our product candidates without infringing on the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing products, some of which may be directed at claims that overlap with the subject matter of our intellectual property. Because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our product candidates or proprietary technologies may infringe. Similarly, there may be issued patents relevant to our product candidates of which we are not aware.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third-party claims that we or any of our licensors, suppliers or collaborators infringe the third party’s intellectual property rights, we may have to:

●	obtain licenses, which may not be available on commercially reasonable terms, if at all;
●	abandon an infringing product candidate or redesign our products or processes to avoid infringement;
●	pay substantial damages, including the possibility of treble damages and attorneys’ fees, if a court decides that the product or proprietary technology at issue infringes on or violates the third party’s rights;
●	pay substantial royalties, fees and/or grant cross licenses to our technology; and/or
●	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, found to be unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us.

As is common in the biotechnology and pharmaceutical industry, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants were previously employed at, or may have previously been or are currently providing consulting services to, other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may become subject to claims that we or these consultants have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to our Securities

Our shares of Common Stock are subject to the “penny stock” rules of the securities and exchange commission and the trading market in our securities will be limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in our securities.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks.”  Penny stocks generally are equity securities with a price of less than $5 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

While we plan to apply for the listing of our Common Stock on Nasdaq, our Common Stock might not be accepted to Nasdaq or, if accepted, continue to be quoted on that exchange. A meaningful, consistent and liquid trading market for our Common Stock might never develop. As a result, we may continue to be subject to the “penny stock” rules.

Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If our Common Stock is quoted on Nasdaq but later ceases to be quoted thereon, our Common Stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

Any additional financing may dilute existing shareholders and decrease the market price for shares of our common stock.

If we raise additional capital, our existing shareholders may incur substantial and immediate dilution. We estimate that we will need approximately $4,000,000 in additional funds over the next year for our business plan. The most likely source of future funds available to us is through the sale of additional shares of common stock. Such sales might occur below market price and below the price of which existing shareholders purchased their shares.

Our Articles of Incorporation provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from the negligence, misconduct, fraud or other breach of fiduciary obligations. Thus, certain alleged errors or omissions might not be actionable by us. The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

The market price of our Common Stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our shares of Common Stock trading on the OTCQB will fluctuate significantly. There is a volatility associated with Bulletin Board securities in general and the value of your investment could decline due to the impact of any of the following factors upon the market price of our Common Stock:

•	sales or potential sales of substantial amounts of our Common Stock;

•	delay or failure in initiating or completing pre-clinical or clinical trials or unsatisfactory results of these trials;

•	announcements about us or about our competitors, including clinical trial results, regulatory approvals or new product introductions;

•	developments concerning our licensors, product manufacturers or our ability to produce Man-01;

•	developments concerning our licensors, product manufacturers or our ability to produce SR89;

•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the pharmaceutical or biotechnology industries;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results;

•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

•	change in general economic trends; and

•	investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnological companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our Common Stock, regardless of our actual operating performance.

Sales of a substantial number of shares of our Common Stock, or the perception that such sales may occur, may adversely impact the price of our Common Stock.

A large number of our shares may be sold without restriction in public markets. These include:

•	approximately 16,929,277 of our outstanding shares of Common Stock recorded by our transfer agent as of January 4, 2021 as unrestricted and freely tradable;

•	shares of our Common Stock (including certain shares underlying warrants and convertible debentures) that are, or are eligible to be, unrestricted and free trading pursuant to Rule 144 or other exemptions from registration under the Securities Act that have not yet been recorded by our transfer agent as such;

•	up to 1,711,875 shares underlying warrants that were included on a registration declared effective by the SEC on January 12, 2018;

•	up to 953,249 shares underlying warrants that were included on a registration declared effective by the SEC on September 26, 2017; and

•	Up to 5,000,000 shares underlying our Preferred Shares and dividends that may be paid thereon that were included in a registration statement declared effective by the SEC on May 8, 2020.

A portion of the shares that are freely tradable, were issued at a price that is significantly below the closing price of $0.97 as of January 4, 2021. If the holders of our free trading shares wanted to make a profit on their investment (or if they wish to sell for a loss), there might not be enough purchasers to maintain the market price of our Common Stock on the date of such sales.  Any such sales, or the fear of such sales, could substantially decrease the market price of our Common Stock and the value of your investment.

The exercise of warrants or options and the conversion of Preferred Shares or future sales of our Common Stock may further dilute the shares of Common Stock you receive in this offering.

As of the date hereof, we have outstanding vested and unvested options and warrants exercisable into 13,873,000 shares of Common Stock, outstanding preferred shares (the “Preferred Shares”) convertible into a maximum of 7,311,000 shares of Common Stock (assuming conversion at the floor price of the respective Preferred Shares and excluding any shares that may be issued upon payments of dividends on such Preferred Shares) and convertible debentures convertible into approximately 56,000 shares of our Common Stock at the lowest possible conversion prices. The issuance of any shares of Common Stock pursuant to exercise of such options and warrants or the conversion of such notes would dilute your percentage ownership of our Company, and the issuance of any shares of Common Stock pursuant to exercise of such options and warrants or the conversion of such notes at a per share price below the offering price of shares being acquired in this offering which would dilute the net tangible value per share for such investor.

Our Board is authorized to sell additional shares of Common Stock, or securities convertible into shares of Common Stock, if in their discretion they determine that such action would be beneficial to us. Approximately 90.5 of our authorized shares of Common Stock, 54.4% of our Series A Preferred Shares, 49.7% of our Series B Preferred Shares and 90.2% of our authorized but non-designated shares of preferred stock are available for issuance. Any such issuance would dilute the ownership interest of persons acquiring Common Stock in this offering, and any such issuance at a share price lower than then net tangible book value per share at the time an investor purchased its shares would dilute the net tangible value per share for such investor.

Investing in our Offering is a highly speculative investment and could result in the loss of your entire investment.

A purchase of the Units is significantly speculative and involves significant risks. The Units should not be purchased by any person who cannot afford the loss of his or her entire purchase price. Our business objectives are also speculative, and we may be unable to satisfy those objectives. For these reasons, each prospective investor of the Units should read this prospectus and related transaction documents carefully and consult with their attorney, business advisor and/or investment advisor.

You will experience immediate and substantial dilution.

The public offering price of our Units is substantially higher than the pro forma, as adjusted net tangible book value per share of our shares of Common Stock. Without the over-allotment option, if you purchase Units in this Offering, you will incur immediate dilution of approximately $ per Offered Share or approximately % in the pro forma, as adjusted net tangible book value per share from the price that you pay per Offered Share. Without the over-allotment option, if you purchase Units in this Offering, you will incur immediate dilution of approximately $ or approximately % in the pro forma, as adjusted net tangible book value per share from the price that you pay per Offered Share. Accordingly, if you purchase Units in this Offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

Our charter documents and Nevada law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our Common Stock.

Our articles of incorporation, as amended, or the Articles of Incorporation, and our Bylaws, as amended, or the Bylaws, contain provisions that could delay or prevent a change in control of our Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

●	our Bylaws may be amended or repealed by our Board or our stockholders;

●

our Board will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of our Board and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our Board does not approve;

●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of Common Stock outstanding will be able to elect all of our directors; and

●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

We also have a stockholder rights plan that, if triggered, could discourage potential acquisition of control of our Company.

In addition, Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person who acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our Articles of Incorporation and Bylaws currently contain no provisions relating to these statutes, and unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of the date of this prospectus, we have less than 100 record stockholders with Nevada addresses. However, if these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our shareholders.

These and other provisions in our Articles of Incorporation and our Bylaws and under Nevada law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our Common Stock and result in the market price of our Common Stock being lower than it would be without these provisions.

If our operating and financial performance in any given period does not meet the guidance that we provide to the public, our stock price may decline.

We may provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this Prospectus and in our other public filings and public statements. Our actual results may not always be in line with, or exceed, any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts or if we reduce our guidance for future periods, the market price of our Common Stock may decline as well.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Common Stock, the price of our Common Stock could decline.

The trading market for our Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our Common Stock could decline. If one or more of these analysts cease to cover our Common Stock, we could lose visibility in the market for our stock, which in turn could cause our Common Stock price to decline.

We do not intend to pay dividends on our Common Stock in the near future, and our ability to pay regular dividends to our Common Stockholders is subject to the discretion of our Board.

We do not expect to pay cash dividends to the holders of our Common Stock in the near future, and we may never pay any dividends. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our shares of Common Stock. There will therefore be fewer ways in which you are able to make a gain on your investment. A decision, if any, to pay dividends on our Common Stock including the amount and the frequency of such dividends, is at the sole discretion of our Board.

We may not be able to satisfy listing requirements of Nasdaq or obtain or maintain a listing of our Common Stock on Nasdaq.

If our Common Stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate or fail to meet any Nasdaq listing requirements, our Common Stock may be delisted. In addition, our Board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Stock. The delisting of our Common Stock could significantly impair our ability to raise capital and the value of your investment.

An active trading market for our shares of Common Stock may not develop on Nasdaq and our securityholders may not be able to resell their shares

Our shares of Common Stock are quoted on the OTCQB, and in our fiscal year ended November 30, 2020, the volume of sales of our shares of Common Stock on the OTCQB was approximately 106,000 shares per trading day. We are in the process of applying to have our shares of Common Stock listed on Nasdaq, but such listing may not result in a more active trading market for our shares or, if achieved, such increased activity might not be sustained. We cannot predict the extent to which a more active market for our shares of Common Stock will develop or be sustained after the listing of such securities on Nasdaq. If a more active trading market for our shares of Common Stock does not develop after this Offering, the market price and liquidity of our Common Stock may be materially and adversely affected.

USE OF PROCEEDS

Assuming the sale of       Units in this Offering at a price of $       per Unit, the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated underwriter discount and expenses and offering expenses payable by us, we expect to receive net proceeds of approximately $8,772,500 from this Offering. If the underwriter exercises its over-allotment option in full, we estimate that our net proceeds will be approximately $10,137,500, after deducting the underwriter discount and estimated offering expenses payable by us.

A $1.00 increase or decrease in the assumed public offering price of $9.00 per Unit would increase or decrease the net proceeds from this offering by approximately $       , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. Similarly, each increase or decrease of 100,000 Units offered would increase or decrease our net proceeds by approximately $91,000, assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

As of the date of this Prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the Offering. Accordingly, we will retain broad discretion over the use of these proceeds, if any. The following table represents management’s best estimate of the uses of the net proceeds received from the Offering.

Estimated Use of Net Proceeds

	Net Proceeds
	Without Over-Allotment Option	With Over-Allotment Option
General & Administrative	$2,640,200	$3,000,000
Research and Development	$3,932,300	$4,632,300
Commercial Sales and Marketing	$2,200,000	$2,505,200
TOTAL	$8,772,500	$10,137,500

The amounts set forth above are estimates, and we cannot be certain that actual costs will not vary from these estimates. Our management has significant flexibility and broad discretion in applying the net proceeds received in this Offering. Our assumptions, expected costs and expenses and estimates might prove to be inaccurate or unforeseen events, problems or delays might occur that would require us to seek additional debt and/or equity funding, which may not be available on favorable terms, or at all. See “Risk Factors.”

This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

We would receive additional gross proceeds of $12,500,000 if all of the warrants included in the Units are exercised, assuming no exercise of the underwriter’s over-allotment option. We intend to use any such proceeds for working capital and general corporate purposes. General corporate purposes may include capital expenditures.

Pending our use of the net proceeds from this Offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

CAPITALIZATION

The following table sets forth our capitalization as of August 31, 2020:

•	on an actual basis;

•	on a pro forma basis to give effect to the issuance of the 358,835 shares of Common Stock (including the Resale Shares) in October 2020;

•

on a pro forma as adjusted basis to give effect to the Offering and reflect the application of net proceeds of $8,772,500, excluding proceeds from the exercise of the over-allotment option, if any, after deducting the estimated offering expenses.

You should read this table in conjunction with our historical and pro forma financial statements and related notes appearing elsewhere in this Prospectus and “Use of Proceeds.”

	As of August 31, 2020
	Actual (unaudited)	Pro Forma	Pro form as adjusted
Cash	$1,326,359	$1,649,311	$
Long-term Debt	90,096	90,096
Shareholders Equity/(deficiency)
Preferred stock, $0.001 par value; 100,000,000 shares authorized as of August 31, 2020
Convertible Series A, 500,000 shares designated - 227,998 issued and outstanding at August 31, 2020	$2,189,846	$2,189,846	$
Convertible Series B, 1,000,000 shares designated - 503,134 issued and outstanding at August 31, 2020	5,024,973	5,024,973
Common Stock, $0.001 par value; 250,000,000 shares authorized; 22,774,232 shares issued and outstanding as of August 31, 2020	22,774	23,133
Additional paid-in capital	45,345,017	45,667,610
Accumulated deficit	(52,456,003)	(52,456,003)
Total Shareholders Equity	$126,607	$449,559	$
Total Capitalization	$216,703	$539,655	$

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

Our Series A Preferred Shares and Series B Preferred Shares each carry an annual dividend equal to 8% of their liquidation value, which is equal, subject to customary adjustments, to their purchase price of $10 per Preferred Share plus any accrued but unpaid dividends thereon. As we have sold 731,132 Preferred Shares to date for gross proceeds (and with a liquidation value) of $7,311,320, we will have to pay $584,906 in dividends if all of such shares remain outstanding one year after issuance. Such dividends are to be paid in an amount of Common Stock equal to the dollar value of such dividend amount divided by the volume weighted average price (“VWAP”) of our Common Stock on the date of such dividend payment.

DILUTION

If you purchase Units in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each Offering Share and the net tangible book value per share of our Common Stock after this Offering. For the purpose of calculating the information in this section, we have attributed the full purchase price of each Unit to the value of each Offering Share in that Unit. Some of the information that we provide in this discussion is on a pro-forma basis to account for our issuance after August 31, 2020 of 358,835 shares of Common Stock in October 2020 (including to the Selling Stockholders) for net proceeds of $322,952. Some of the information that we provide in this discussion is on a pro forma as adjusted basis to give further effect to our issuance and sale of              Offering Shares at an assumed public offering price of $        per share, the midpoint of the estimated price range for the Units set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Our net tangible book value at August 31, 2020 was $(285,893) or approximately $(0.01) per share of Common Stock. Our net tangible book value per share as of August 31, 2020 represents the amount of total assets less intangible assets and total liabilities, divided by the number of shares outstanding.

After giving effect to the issuance of the 358,835 shares of Common Stock in October 2020 (including the Resale Shares), our pro forma net tangible book value as of August 31, 2020 would have been approximately $37,000, or approximately $0.00 per share.

Our pro forma as adjusted net tangible book value of our shares of Common Stock as of August 31, 2020 gives further effect to the sale of the Offering Shares at the assumed public offering price of $        per share, the midpoint of the per Unit range set forth on the cover page of this Prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses. Our post offering pro forma as adjusted net tangible book value as of August 31, 2020, which does not take into consideration any other changes in our net tangible book value after , 2020, will be:

•	if we close the Offering without the over-allotment option, approximately $ , or $ per share of Common Stock. This would result in dilution to investors in this Offering of approximately $ per share, or approximately %. Net tangible book value per share would increase to the benefit of present shareholders by $ per share attributable to the purchase of the Offering Shares by investors in this Offering; and

•	if we close the Offering with the over-allotment option exercised in full, approximately $ , or $ per share of Common Stock. This would result in dilution to investors in this Offering of approximately $ per share, or approximately %. Net tangible book value per share would increase to the benefit of present shareholders by $ per share attributable to the purchase of the Offering Shares by investors in this Offering;

The following table sets forth the estimated net tangible book value per share of Common Stock after the Offering and the dilution to persons purchasing Offering Shares based on the foregoing offering assumptions.

	Pro Forma	Pro Forma as adjusted Without Over- Allotment Option	Pro Forma as adjusted With Over- Allotment Option
Assumed offering price per Offering Share
Historical net tangible book value per share of Common Stock at August 31, 2020
[Increase/Decrease] per share of Common Stock attributable to pro forma adjustments
Increase per share of Common Stock attributable to this Offering
Pro forma net tangible book value per share of Common Stock after the Offering
Dilution per share of Common Stock to new investors

A $1.00 increase or decrease in the assumed public offering price per Unit would increase or decrease our pro forma as adjusted net tangible book value per share after this Offering by approximately $     per share (or $     per share if the over-allotment is exercised in full), and increase or decrease the dilution per share to new investors by approximately $      per share (or $     per share if the over-allotment is exercised in full), assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of Units that we are offering. An increase (decrease) of 100,000 Units offered by us, would increase or decrease the as adjusted net tangible book value per share after this offering by approximately $     per share (or $     per share if the over-allotment is exercised in full), and increase or decrease the dilution per share to new investors by approximately $      per share (or $ per share if the over-allotment is exercised in full).

The following tables set forth, for each of (i) the Offering without the over-allotment option (after our estimated offering and placement expenses of $200,000) and (ii) the Offering with the over-allotment option exercised in full (after our estimated offering and placement expenses of $200,000), the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the respective percentages applicable to such purchased shares and consideration paid based on an average price of $       per share paid by existing stockholders and $        per Offering Share paid.

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Offering and Placement without over-allotment option:
Existing stockholders
New Investors
Total

Offering and Placement with over-allotment option:
Existing stockholders
New Investors
Total

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Prospectus. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Overview

Q BioMed Inc. (or “the Company”) was incorporated in the State of Nevada on November 22, 2013 and is a commercial stage biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. We intend to mitigate risk by acquiring multiple assets over time and across a broad spectrum of healthcare related products, companies and sectors. We intend to develop these assets to provide returns via organic growth, revenue production, out-licensing, sale or spin out.

Since our inception in 2013, we have been building value ranging from blockbuster potential drugs to our revenue producing product. Our mission is to solve problems by accelerating the development of important therapies and availability of those therapies to patients.

Strontium-89 - FDA Approved Drug Launched

The COVID-19 pandemic slowed the diagnosis and treatment of cancer in many patients throughout spring and into summer, and severely limited the industry’s access to physicians due to restrictions on access and availability.

We are aware of free-standing clinics in at least eight states that are undergoing the required operational steps to become a ‘Strontium-89 practice’, including having it on their radioactive materials license, with some clinics already up and running with patients being treated. Beginning on or about January 5, 2021, we expect treatment with Strontium-89 in the hospital out-patient setting will be fully reimbursed by Medicare. If this occurs, we intend to launch a hospital-focused marketing initiative and would expect to see hospitals more actively treat patients with Strontium-89 as well. We also anticipate being approved as a federal supplier in January 2021 which will allow us to sell into federal hospital systems, notably the U.S. Department of Veteran Affairs and the U.S. Department of Defense.

We have been deploying a multi-channel marketing campaign, driving awareness among our target audiences, both on the physician and the patient side. We plan to exhibit Strontium-89 at several conferences including ASTRO (American Society of Therapeutic Radiation Oncology) and ONS (Oncology Nursing Society) and begin speaker programs in the first quarter of 2021. Virtual and live sales calls have been ongoing since June 2020 within the confines of COVID-19 access, and we intend to expand our field force efforts in early 2021 with the addition of a contract sales organization.

In September 2020, we launched our international ‘Named Patient’ program that enables physicians worldwide to order Strontium-89 for their patients in need. In mid-2020, we began the regulatory registration process for full commercial access in the European Union, with pan-EU approval expected by mid- 2021. In parallel, we are midway through the registration process in many other countries, with approvals expected to be obtained as early as February 2021 and to continue throughout 2021.

We anticipate revenues from Strontium-89 to continue to ramp up in our 2021 fiscal year as we build capacity and demand worldwide. We are assessing several potential clinical trial programs that may expand the indication beyond palliation into a therapeutic use that may increase utilization in years to come.

Launching Strontium-89 distinguishes us from publicly traded biotech companies that have yet to launch a regulatory approved commercial product and generate revenues.

Mannin Technology Collaboration – COVID-19, Glaucoma and Others

Our technology partner Mannin Research Inc. (Mannin) was granted up to $7.7 million in Europe , which will fund 65 percent of every dollar incurred to advance a portfolio of therapeutic assets for vascular diseases currently in development at Mannin, including: glaucoma, cardiovascular diseases, acute kidney disease, and infectious diseases such as influenza and COVID-19, among others.

Given the urgent need for therapeutics to treat COVID-19, Mannin is rapidly accelerating the time to the first clinical milestone for MAN-19. An Investigational New Drug (IND) application (or similar clinical trial proposal) to regulators is planned for the first quarter of our 2021 fiscal year with trials commencing in the first half of our 2021 fiscal year.

Even as vaccines for COVID-19 are being rolled out, the infection numbers are soaring around the world. Together with Mannin Research Inc., our technology partner, we are pursuing a treatment for Acute Respiratory Distress Syndrome, the condition that causes the most severe symptoms in COVID-19 patients usually resulting in hospitalizations and worse. Given the urgent need for therapeutics to treat COVID-19, we are rapidly accelerating the time to the first clinical milestone for MAN-19. An Investigational New Drug (IND) application (or similar clinical trial proposal) to regulators is planned for the first quarter of our 2021 fiscal year with trials commencing in the first half of 2021. It is important to note that we believe the MAN-19 therapeutic is virus-agnostic, which makes it relevant to other viral diseases today like influenza and future viral pandemic outbreaks. Therefore, a successful infectious disease application in COVID-19 could position MAN-19 as a potential government stockpile drug for possible future pandemics. Furthermore, a successful proof-of-concept clinical trial with MAN-19 in COVID-19 patients would provide the clinical dataset to support the development of therapeutics for other vascular diseases such as sepsis, acute kidney injury and glaucoma. All of these are large markets with significant potential.

We continue to support the development of Mannin’s MAN-01 and MAN-11 therapeutics, a novel small-molecule, and novel biologic therapeutic for glaucoma, respectively. There are over 60 million patients worldwide with primary open-angle glaucoma. The MAN-01 program is developing topical drops designed to reduce pressure build-up in the eye by assisting with, and correcting, drainage problems in tiny vessels in the eye. We have advanced this asset from ‘concept to compound’, and the preliminary data that we have reviewed has convinced us to continue pursuing these product candidates.

Our next steps for the MAN-01 and MAN-11 programs are to initiate toxicology studies in 2021, with the goal of initiating a Phase 1 proof of concept trial in late 2021.

GDF 15 Diagnostic for Glaucoma - In Clinical Trial and Product Development and FDA approval anticipated early 2021

In early 2019, we licensed a diagnostic biomarker known as GDF-15 for determining the severity of glaucoma from Washington University in St. Louis. GDF-15 is a perfect companion diagnostic for the MAN-01 and MAN-11 drugs, as well as a novel tool for practicing ophthalmologists and drug developers, because it is designed to assess the efficacy of the treatment or disease progression in their practice. This product represents a unique opportunity, and we believe that current clinical trials are yielding promising results. In partnership with Mannin Research Inc. and McMaster University, we are nearing the completion of development of an in-vitro-diagnostic (IVD) with both point-of-care (detection in a doctor’s office) as well as an external laboratory-based detection (i.e. for use in existing CLIA laboratories using existing diagnostic equipment). We anticipate completion of the IVD device by the end of June 2021 with submission to the FDA (510K) for in vitro diagnostic approval in late 2021.

Uttroside-B - Liver Cancer Chemotherapeutic

We are developing an innovative treatment for liver cancer, a disease indication that currently has a high unmet need. Currently, there are only two approved first-line therapies. We licensed and have advanced Uttroside-B, a new molecule that showed ten times the potency of the current standard of care in early pre-clinical investigation. Uttroside-B was discovered in the leaf of the Black Nightshade plant in India. As it is not feasible to use the plant as the source for a drug, we successfully synthesized the molecule thereby creating an exact replica of the naturally occurring chemical compound. We are now preparing to advance this into a pre-clinical program leading to an orphan drug application and IND application with the FDA and a proof-of-concept clinical program. Initiation of scale up and GMP material has begun.

QBM-001 - Early Stage Treatment for young minimally verbal children on the Autism Spectrum

While our immediate focus is on the above-mentioned assets, we are also developing a new drug candidate to treat young children with pediatric minimally verbal autism. The advancement of this program will depend on the availability of funds and resources as we prioritize our clinical development milestones. There is no effective treatment available to help an estimated 250,000 children born with the condition worldwide each year, 20,000 of them in the United States.  We are working on a discovery and development program to address this highly unmet need.

Corporate Strategic Goals

Our mission is to solve problems by accelerating the development of important therapies and availability of those therapies to patients. We believe we are creating value for our shareholders as we approach some milestones and catalysts. To that end, we completed a debt restructuring and financing in April 2020 resulting in the conversion of approximately $4 million in debt to equity and a new cash investment of $4 million. Along with these and other actions, we believe that our planned uplist to a national securities exchange will result in an enhanced valuation as a larger group of investors and institutions can participate in our equity.

Financial Overview

Critical Accounting Policies and Estimates

Our management's discussion and analysis of our financial condition and results of operations is based on our audited consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of November 30, 2019 and 2018. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and accounts payable because they are short term in nature.

FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

●

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

●

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

●

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended November 30, 2019 and 2018. The respective carrying value of cash and accounts payable approximated their fair values as they are short term in nature.

Intangible Assets

Intangible assets subject to amortization include acquired intellectual property for a marketable product acquired in November 2018. The intellectual property is being amortized over the estimated life remaining at the time of acquisition, which is 10 years.

Intangible assets are monitored for potential impairment whenever events or circumstances indicate that the carrying amount may not be recoverable and are also reviewed annually to determine whether any impairment is necessary. The annual review of intangible assets is performed via a two-step process. First, a qualitative assessment is performed to determine if it is more likely than not that the intangible asset is impaired. If required, a quantitative assessment is performed and, if necessary, impairment is recorded.

Debt Issuance Costs

Direct costs incurred to issue non-revolving debt instruments are recognized as a reduction to the related debt balance in the accompanying Consolidated Balance Sheets and amortized to interest expense over the contractual term of the related debt using the effective interest method.

Embedded Conversion Features

We evaluate embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the Statement of Operations. If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When we record a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid-in capital) and amortized to interest expense over the life of the debt.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the Statement of Operations. Depending on the features of the derivative financial instrument, we use either the Black-Scholes option-pricing model or a binomial model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Stock Based Compensation

Effective December 1, 2018, the Company adopted ASU 2018-07, by which the accounting for share-based payments to non-employees and employees is substantially aligned. Non-employee share-based payment awards are measured at grant-date fair value of the equity instruments that the Company is obligated to issue when the good has been delivered or the service has been rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied. There was no cumulative effect of the adoption of this standard.

Share-based compensation cost is recorded for all option grants and awards of non-vested stock based on the grant date fair value of the award and is recognized over the service period required for the award. Prior to December 1, 2018, share-based compensation cost for non-employees was re-measured over the vesting term as earned.

Stock-based compensation expense is recognized in the consolidated financial statements based on the fair value of the awards granted. Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period. We calculate the fair value of stock options using the Black-Scholes option-pricing model at grant date.

Research and Development

We expense the cost of research and development as incurred. Research and development expenses comprise costs incurred in funding research and development activities, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

Income Taxes

Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

We apply a more-likely-than-not recognition threshold for all tax uncertainties, which only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of November 30, 2019, we reviewed our tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on us.

Our policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest during the years ended November 30, 2019. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from our position.

Recent accounting pronouncements

For a summary of recent accounting pronouncements applicable to our consolidated financial statements, see Note 3, Summary of Significant Accounting Policies, in Part II, Item 8, Notes to Consolidated Financial Statements.

Results of Operation

For the fiscal years ended November 30, 2019 and 2018

	For the year ended November 30,
	2019	2018
Operating expenses:
General and administrative expenses	$4,480,577	$5,781,613
Research and development expenses	3,539,381	3,238,060
Total operating expenses	8,019,958	9,019,673

Other expenses:
Interest expense	1,460,384	162,104
Change in fair value of embedded derivatives	208,240	89,000
Loss on conversion of debt	591,148	-
Total other expenses	2,259,772	251,104

Net loss	$(10,279,730)	$(9,270,777)

Operating expenses

We incur various costs and expenses in the execution of our business. The decrease in operating expenses was mainly due to less professional and research & development fees incurred in connection with the license agreements with Mannin and Washington University in St. Louis.

Interest expenses

The following table summarizes interest expenses incurred during the year ended November 30, 2019 and 2018, respectively:

	For the year ended November 30,
	2019	2018
Interest expense based on the coupon interest rate of the outstanding debt	$328,000	$30,000
Accretion of debt discount	1,001,000	132,000
Interest expense related to deferral fee	131,000	-
Total interest expense	$1,460,000	$162,000

Change in fair value of embedded derivative

We recognized a loss of approximately $0.2 million and $0.1 million resulting from the change in fair value of embedded contingent put options in convertible debentures during the year ended November 30, 2019 and 2018, respectively. The increase is due to an increased in our outstanding convertible debentures balance at November 30, 2019 compared to November 30, 2018.

Loss on conversion of debt

During the year ended November 30, 2019, we recognized a loss of approximately $0.6 resulting from the partial conversion of debentures issued pursuant to a securities purchase agreement entered into on September 21, 2018.

Net loss

In the years ended November 30, 2019 and 2018, we incurred net losses of approximately $10.3 million and $9.3 million, respectively. Our management expects to continue to incur net losses for the foreseeable future, due to our need to continue to continue to establish a broader pipeline of assets, expenditure on R&D and implement other aspects of our business plan.

Unaudited Results of Operations for the nine months ended August 31, 2020 and 2019:

	For the Nine Months ended
	August 31, 2020	August 31, 2019
Net Sales	$30,000	$-
Cost of sales	193,211	-
Gross loss	(163,211)	-
Operating expenses:
General and administrative expenses	8,659,819	3,406,853
Research and development expenses	896,908	2,672,715
Total operating expenses	9,556,727	6,079,568
Loss from operations	(9,719,938)	(6,079,568)
Other (income) expenses:
Interest expense	291,626	1,137,271
Change in fair value of embedded derivatives	19,163	396,000
Loss on induced conversion of debt	-	197,078
Loss on debt extinguishment	31,399	-
Total other expenses	342,188	1,730,349
Net loss	$(10,062,126)	$(7,809,917)

Net Sales

During the nine months ended August 31, 2020, we recognized $30,000 revenue from sales of Strontium-89.

Cost of Sales

During the nine months ended August 31, 2020, we recognized approximately $0.2 million cost of sales. These costs were related to raw materials cost, manufacturing cost and distribution cost.

Operating expenses

We incur various costs and expenses in the execution of our business. The increase in general and administrative expenses was due to an increased charge in stock-based compensation and consulting expense compared to the same period in the prior year. We recorded approximately $5.2 million and $1.3 million of stock-based compensation under general and administrative expense during the nine months ended August 31, 2020 and 2019, respectively. The decrease in research and development compared to the same period in the prior year was mainly due to less fees incurred in connection with the license agreements with Mannin.

Interest expenses

During the nine months ended August 31, 2020, interest expense decreased to approximately $0.3 million from $1.1 million in the same period in the prior year due primarily to the exchange of outstanding debentures for shares of our Series A and Series B preferred stock.

The following table summarizes interest expenses incurred during the nine months ended August 31, 2020 and 2019, respectively:

	For the Nine Months ended
	August 31, 2020	August 31, 2019
Interest expense based on the coupon interest rate of the outstanding debt	$156,000	$166,000
Accretion of debt discount	136,000	907,000
Costs incurred to defer monthly contingent payments of convertible notes	-	64,000
Total interest expense	$292,000	$1,137,000

Change in fair value of embedded derivatives

We recognized approximately $19,000 and $0.4 million loss resulting from the change in fair value of embedded contingent put options in convertible notes during the nine months ended August 31, 2020 and 2019, respectively. The fluctuation is mainly due the change of stock price during the reporting periods and conversion of existing debt, reducing the penalty payments due.

Loss on debt extinguishment

We recognized approximately $31,000 loss due to the exchange outstanding debentures to shares of our common stock and preferred stock during the nine months ended August 31, 2020.

Net loss

During the nine months ended August 31, 2020 and 2019, we incurred net losses of approximately $10.1 million and $7.8 million, respectively. Our management expects to continue to incur net losses for the foreseeable future, due to our need to continue to establish a broader pipeline of assets, expenditure on R&D and implement other aspects of our business plan.

Liquidity and Capital Resources

We prepared the accompanying consolidated financial statements assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

We have not yet established an ongoing source of revenues and must cover our operations through debt and equity financings to allow us to continue as a going concern. We had approximately $0.2 million and $1.3 million in cash as of November 30, 2019 and August 31, 2020, respectively. Our ability to continue as a going concern depends on the ability to obtain adequate capital to fund operating losses until we generate adequate cash flows from operations to fund our operating costs and obligations. If we are unable to obtain adequate capital, we could be forced to cease operations.

We depend upon our ability, and will continue to attempt, to secure equity and/or debt financing. We cannot be certain that additional funding will be available on acceptable terms, or at all. Our management determined that there was substantial doubt about our ability to continue as a going concern within one year after the consolidated financial statements were issued, and management’s concerns about our ability to continue as a going concern within the year following this report persist.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

For the fiscal years ended November 30, 2019 and 2018

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods addressed in this report:

	For the year ended November 30,
	2019	2018
Net cash (used in) provided by:
Operating activities	$(4,105,000)	$(6,451,000)
Investing activities	-	(500,000)
Financing activities	1,593,000	8,810,000
Net (decrease) increase in cash	$(2,512,000)	$1,859,000

Net cash used in operating activities was approximately $4.1 million for the year ended November 30, 2019 as compared to approximately $6.5 million for the year ended November 30, 2018. The decrease in net cash used in operating activities results from the net loss of approximately $10.3 million for the year ended November 30, 2019, partially offset by aggregate non-cash expenses of approximately $4.7 million. The increase in net cash used in operating activities results from the net loss of approximately $9.3 million for the year ended November 30, 2018, partially offset by aggregate non-cash expenses of approximately $2.9 million.

Net cash used in investing activities was $0.5 million for the year ended November 30, 2018, resulting from purchase of intangible assets.

Net cash provided by financing activities was approximately $1.6 million for the year ended November 30, 2019, resulting from proceeds received from the issuance of convertible debentures payable of approximately $1.0 million and the issuance of Common Stock and warrants of approximately $0.6 million. Net cash provided by financing activities was approximately $8.8 million for the year ended November 30, 2018, resulting from proceeds received from the issuance of convertible debentures payable of approximately $3.9 million and the issuance of Common Stock and warrants of approximately $5.4 million, offset by offering costs of approximately $0.5 million.

For the nine months ended August 31, 2020 and August 31, 2019

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods addressed in this report:

	For the Nine Months ended
	August 31, 2020	August 31, 2019
Net cash (used in) provided by:
Operating activities	$(4,761,000)	$(3,076,000)
Financing activities	5,915,000	693,000
Net increase (decrease) in cash	$1,154,000	$(2,383,000)

Net Cash Used in Operating Activities

During the nine months ended August 31, 2020, operating activities used $4.8 million of cash, resulting from a net loss of $10.1 million, partially offset by $5.2 million of share-based compensation, other non-cash expenses $0.2 million and changes in our operating assets and liabilities. During the nine months ended August 31, 2019, operating activities used $3.1 million of cash, resulting from a net loss of $7.8 million, partially offset by $1.3 million of share-based compensation, change in fair value of embedded conversion options of $0.4 million, and non-cash interest expense resulting from accretion of debt discounts of $0.9 million and changes in our operating assets and liabilities.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the nine months ended August 31, 2020 and 2019 was $5.9 million and $0.6 million, respectively. The net cash provided in the 2020 period relates to proceeds received from the issuance of preferred shares and debentures. The net cash provided in the 2019 period relates to proceeds received from the issuance of debentures and investor advances.

Commitments and Contingencies

Legal

Periodically, we review the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, we accrue a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, we reassess the potential liability related to pending claims and litigation.

Office Facility Agreement

In December 2016, we entered into a license to occupy a shared office facility in Cayman Islands for $30,000 per annum. The initial term of the agreement ended in December 2019 and we renewed the agreement for another three years with the same terms.

This agreement does not identify a specific asset and does not convey the use of substantially all of the shared office capacity. As such, this agreement does not contain a lease under ASC 842. We recognize monthly license payments as incurred over the term of the arrangement.

The associated expense is classified within general and administrative expenses.

Mannin

On October 29, 2015, we entered into a Patent and Technology License and Purchase Option Agreement (“Exclusive License”) with a vendor whereby we were granted a worldwide, exclusive, license on, and option to, acquire certain intellectual property (“Mannin IP”) which initially focused on developing a first-in-class eye drop treatment for glaucoma within the four-year term of the Exclusive License.

On March 26, 2019, we entered into an amendment to the Patent and Technology License and Purchase Option Agreement that it initially entered into with Mannin Research Inc. on October 29, 2015 (the “Mannin Agreement”). Under such amendment, the term of the option granted under the Mannin Agreement was extended to October 29, 2021 in exchange for our issuing 100,000 shares to Mannin Research Inc. on April 9, 2019.

During the year ended November 30, 2019, the year ended November 30, 2018 and the nine months ended August 31, 2020, we respectively incurred approximately $2.1 million, $2.1 million and $0.9 million in research and development expenses to fund the costs of development of the eye drop treatment for glaucoma pursuant to the Exclusive License.

Washington University

On March 9, 2019, we entered into an Exclusive License Agreement with Washington University for license of a diagnostic marker for determining the severity of glaucoma using the expression levels of Growth Differentiation Factor 15. The agreement calls for us to pay an initial fee of approximately $88,000, pay annual maintenance fees ranging from $15,000 to $75,000, make additional payments upon the following milestones:

•	The first commercial sale of a companion diagnostic product;

•	Initiation of a clinical trial for a diagnostic product to support FDA PMA or 510(k) regulatory approval or the foreign equivalent;

•	PMA or 510(k) regulatory approval by the FDA or the foreign equivalent; and

•	The first commercial sale of a diagnostic product.

In additional to the above payments, royalty payments based upon sales of a companion diagnostic product or diagnostic product are required.

Related Party Transactions

We entered into consulting agreements with certain management personnel and stockholders for consulting and legal services. Consulting and legal expenses resulting from such agreements were included within general and administrative expenses in the accompanying Condensed Consolidated Statements of Operations as follows:

For the fiscal years ended November 30, 2019 and 2018

	For the year ended November 30,
	2019	2018
Consulting and legal expenses	$532,000	$295,000

	For the Three Months ended		For the Nine Months ended
	August 31, 2020	August 31, 2019	August 31, 2020	August 31, 2019
Consulting and legal expenses	$105,000	$78,000	$315,000	$270,000

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

OUR BUSINESS

We are a commercial stage biotechnology acceleration and development company focused on acquiring and in-licensing pre-clinical, clinical-stage and approved life sciences therapeutic products. Currently, we have a portfolio of five therapeutic products, including an FDA approved radiopharmaceutical for metastatic bone cancer pain (Strontium-89 and MetastronTM) and three development stage products: QBM-001 for rare pediatric non-verbal autism spectrum disorder, Uttroside-B for liver cancer, and MAN 01 for glaucoma. Our licensed MAN platform has several potential therapeutics in development in various indications, including vascular and infectious diseases. The infectious diseases we may ultimately treat include influenza, COVID-19, Ebola and others. We aim to maximize risk-adjusted returns by focusing on multiple assets throughout the discovery and development cycle. We expect to benefit from early positioning in illiquid and/or less well known privately-held assets, thereby enabling us to capitalize on valuation growth as these assets move forward in their development.

Our mission is to:

(i)	license and acquire pre-commercial innovative life sciences assets in different stages of development and therapeutic areas from academia or small private companies;

(ii)	license and acquire FDA approved drugs and medical devices with limited current and commercial activity; and

(iii)	accelerate and advance our assets to the next value inflection point by providing strategic capital, business development and financial advice and experienced sector specific advisors.

In 2020, we began generating revenue from our Strontium-89 product for pain palliation in bone metastases as well as explore commencing a therapeutic expansion post-marketing phase 4 trial for Strontium-89. We also intend to file investigational new drug applications, or INDs in early 2021, with the Canadian and U.S. regulators for MAN-19 for Acute Respiratory Diseases Syndrome (caused by COVID-19) and later for each of our Uttroside-B and MAN 01 assets for the treatment of liver cancer and glaucoma, respectively. We also intend to advance our QBM-001 asset to address a non-verbal learning disorder in autistic children.

Following is a summary of our product pipeline.

Our Strategy

Our goal is to become a leading biotechnology acceleration and development company with a diversified portfolio of therapeutic products commercially available and in development. To achieve this goal, we are executing on the following strategy:

●	Strategically collaborate or in- and out-license select programs.
We seek to collaborate or in- and out-license certain potentially therapeutic candidate products to biotechnology or pharmaceutical companies for preclinical and clinical development and commercialization.

●	Highly leverage external talent and resources.
We plan to maintain and further build our team which is skilled in evaluating technologies for development and product development towards commercialization. By partnering with industry specific experts, we are able to identify undervalued assets that we can fund and assist in enhancing inherent value. We plan to continue to rely on the extensive experience of our management team to execute on our objectives.

●	Evaluate commercialization and monetization strategies on a product-by-product basis in order to maximize the value of our product candidates or future potential products.
As we move our drug candidates through development toward regulatory approval, we will evaluate several options for each drug candidate’s commercialization or monetization strategy. These options include building our own internal sales force; entering into a joint marketing partnership with another pharmaceutical or biotechnology company, whereby we jointly sell and market the product; and out-licensing any product that we develop by ourselves or jointly with another party, whereby another pharmaceutical or biotechnology company sells and markets such product and pays us a royalty on sales. Our decision will be made separately for each product and will be based on a number of factors including capital necessary to execute on each option, size of the market to be addressed and terms of potential offers from other pharmaceutical and biotechnology companies. It is too early for us to know which of these options we will pursue for our drug candidates, assuming their successful development.

●	Acquire commercially or near-commercially ready products and build out the current market for such.
In addition to acquiring pre-clinical products, in assembling a diversified portfolio of healthcare assets, we plan on acquiring assets that are either FDA approved or are reasonably expected to be FDA approved within 12 months of our acquiring them. We anticipate hiring a contract sales organization to assume the bulk of the sales and distribution efforts related to any such product.

General Information

We were incorporated in the State of Nevada on November 22, 2013 under the name ISMO Technology Solutions, Inc. On August 5, 2015, we recorded a stock-split effectuated in the form a stock dividend. The stock dividend was paid at a rate of 1.5 “new” shares for every one issued and outstanding share held. On June 1, 2015, our Board determined it was in the best interest of the Company to establish a base of operations in the biomedical industry. As a result, the Board approved a change in our name from “ISMO Tech Solutions, Inc.” to “Q BioMed Inc.”  Q BioMed Inc. established its business as a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies.

On October 27, 2015, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of Nevada to increase the number of shares of Common Stock that we are authorized to issue from 100,000,000 shares to 250,000,000 shares. The Certificate of Amendment affected no provisions of our Articles of Incorporation other than the number of Common Stock that we are authorized to issue, and we are still authorized to issue 100,000,000 shares of preferred stock.

Our Drug Discovery Approach

We aim to acquire, or license and have assembled, a pipeline of multiple therapeutics in development stages ranging from early pre-clinical to commercial ready. Our model seeks to diversify risk by broadening the therapeutic areas we work in as well as providing multiple catalysts as we advance assets through the clinical and regulatory process.

Our mission is to:

(i)	license and acquire pre-commercial innovative life sciences assets in different stages of development and therapeutic areas from academia or small private companies;

(ii)	license and acquire FDA approved drugs and medical devices with limited current and commercial activity; and

(iii)	accelerate and advance our assets to the next value inflection point by providing: (A) strategic capital, (B) business development and financial advice and (C) experienced sector specific advisors.

Our Research and Development Activities

As a biomedical acceleration and development company, research and development is a core aspect of our business. In the fiscal years ended November 30, 2019 and 2018, we incurred approximately $3.5 million and $3.2 million, respectively, in research and development activities, and in the nine months ended August 31, 2020, we incurred approximately $0.9 million in such activities.

Metastron™ and Strontium-89 Chloride USP Injection

We have been working hard to commercialize Strontium-89 for the non-opiate treatment of metastatic cancer bone pain. On November 14, 2019, the Department of Health and Human Services notified us that our supplemental abbreviated new drug application for a new drug product manufacturing site, IsoTherapeutics Group, LLC, has been approved. IsoTherapeutics is now cleared to manufacture our FDA approved non-opioid cancer bone pain drug Strontium-89 Chloride USP.

On February 13, 2020 we announced the launch of our FDA approved non-opioid drug Strontium-89 (Strontium Chloride Sr-89 Injection, USP) which has been shown to relieve the persistent pain associated with cancer that has metastasized to bone. In several multicenter, placebo-controlled trials in cancer patients with persistent pain after external beam radiation therapy for bone metastases, pain relief occurred in more patients treated with a single injection of Strontium-89 than in patients treated with an injection of placebo, with a greater percentage of patients experiencing pain scores of zero with no use of rescue opioid analgesics. Median duration of pain palliation has been shown to be 2 to 5 months. Strontium-89 can be re-dosed every 90 days.

An estimated 10 million people are living with this condition , and due to the opioid crisis, doctors and patients are looking for an alternative to treat metastatic cancer associated bone pain. Given that Strontium-89 can be administered every three months  and proven effective in approximately 80% of the patients  who received the drug, Q BioMed is hopeful that broad market reacceptance will be swift.

We have already received enquiries and orders from clinics and hospitals worldwide. Through our US distribution partner, Jubilant RadiopharmaTM, we have the capability to reach patients in all 50 states. Our contract manufacturing facility, which is FDA approved to manufacture Strontium-89, is manufacturing initial commercial-scale quantities, with the first lot produced and shipped in February 2020. The first patient was dosed in early March 2020. Manufacturing of full production quantities has occurred, but major interruptions due to COVID-19 restrictions on people and supply chains have slowed our commercial rollout. We expect to be fully commercial in the first quarter of 2021.

Becoming a revenue generating entity is a major milestone for Q BioMed. We look forward to being able to help serve the unmet needs of the millions of patients suffering from debilitating pain associated with metastatic cancer in the bone. Years of well documented data prove that Strontium-89 benefits this patient population. We believe this drug has an important role to play as clinicians move toward proven non-opioid therapeutics for pain palliation.

We plan to launch the Strontium-89 in global markets, including Europe, in 2021, and we have already seen interest from this region. In 2021, we also plan to undertake further research for Strontium-89 for potential label extension into therapeutic use for survival benefit in metastatic bone cancer through a Phase IV study as well as to explore combination studies for enhancing the value proposition of the drug through better outcomes.

Our leadership team has been expanded with the addition of a Chief Commercial Officer as well as a Global Head of Regulatory Affairs who will focus on international regulatory access to markets beyond the United States. We have proactively on-boarded our commercial team tasked with infrastructure set-up, including medical information and pharmacovigilance, government contracting, marketing, contract sales and telesales. We have announced a distribution partnership with Jubilant Radiopharma  who have all the capabilities we require to access the U.S. market, including warehousing/inventory management, invoicing and customer service/ordering. Jubilant also has a sales team that calls on major providers, a national network of nuclear pharmacies in the United States and distribution and coverage throughout the United States.

The global demand for access to generic drugs and non-opioid therapies has given Q BioMed access to a global market much sooner than expected and we continue to be extremely excited about its prospects to re-establish a deserved niche in the late stage cancer treatment landscape.

Mannin Intellectual Property

On October 29, 2015, we entered into a Patent and Technology License and Purchase Option Agreement, as amended in March 2019, with Mannin whereby we were granted a worldwide, exclusive license on, and option to acquire, certain Mannin intellectual property, or IP, within a four-year term.

The Mannin IP is initially focused on developing a first-in-class eye drop treatment for glaucoma. The technology platform may be expanded in scope beyond ophthalmological uses and may include cystic kidney disease, cardiovascular diseases and infectious disease. This platform technology has application in many disease states that result in ‘leaky’ vessels and the inefficient flow of fluids, like the recent COVID-19 outbreak. Pursuant to the exclusive license from Mannin, we may purchase the Mannin IP within six years of entry into the agreement in exchange for investing a minimum of $4,000,000 into the development of the Mannin IP. During the years ended November 30, 2019 and 2018, we respectively incurred approximately $2.1 million and $2.1 million of research and development expenses under our license with Mannin. The purchase price for the Mannin IP is $30,000,000 less the amount of cash paid by us for development and the value of the Common Stock issued to the vendor. We can make this all or part of this payment in stock, provided that such stock does not represent 15% or more of our issued and outstanding Common Stock.

In the event that: (i) we do not exercise the option to purchase the Mannin IP; (ii) we fail to invest the $4,000,000 within six years from the date of the exclusive license; or (iii) we fail to make a diligent, good faith and commercially reasonable effort to progress the Mannin IP, all Mannin IP shall revert back to Mannin and we shall be granted the right to collect twice the monies invested through that date of reversion by way of a royalty along with other consideration which may be perpetual.

On March 26, 2019, we extended the option period of the initial agreement that was entered into on October 29, 2015. The extension period was extended to October 29, 2021 and 100,000 shares was issued in exchange for the extension.

On September 1, 2020, we further amended the license agreement allowing Mannin to grant an exclusive license to Mannin GmbH (its wholly owned German subsidiary) in order fully take advantage of the German government grant to Mannin. The agreement also confirms our ongoing investment into the Tie2 platform to create, and therefore maintain economic value for us and our shareholders. We have agreed to contribute funds in Mannin GmbH. We shall pay Mannin $1.5 million in cash payable in three instalments, thereof $693,000 of which has been paid, $403,500 of which was due on December 31, 2020 and $403,500 to be paid by June 30, 2021. In addition, we paid to Mannin $750,000 in shares of our common stock valued as of June 15, 2020, in full satisfaction of R&D payables, contracted by Mannin in development of the Tie2 platform. We continue to have the right to 100% of the revenues derived from the Mannin Tie2 technology platform, until such time that Mannin and its subsidiaries have independently raised at least $2 million in funds, at which time the parties have agreed to a profit share structure reducing our future capital commitments to Mannin R&D.

MAN-01 and GDF15

There are over 60 million patients worldwide with primary open-angle glaucoma. MAN-01 aims to reduce the pressure build-up in the eye by assisting with, and correcting, drainage problems in tiny vessels in the eye called the Schlemm’s Canal. MAN-01 is being designed to target these unique and extremely important vessels, as over 70% of all fluid in the eye flows through the Schlemm’s Canal. Currently, the MAN-01 program is finalizing its preclinical lead candidate optimization by completing a series of ophthalmic in vivo studies to demonstrate efficacy. After successful completion of the in vivo studies, Mannin Research will begin preparing for preclinical toxicology and filing of its IND. Our research shows that the drug’s mechanism of action may ameliorate vessel damage in several other diseases such as: kidney disease, cardiovascular disease, and against infectious diseases, such as influenza and the current COVID-19 outbreak. We believe these programs comprise a multi-disease platform technology that has several valuable applications. Adding the GDF15 biomarker to our portfolio is a significant step to securing a unique product offering that put precision medicine and patient specific treatment in the hands of clinicians. GDF15 is a companion diagnostic marker to the MAN-01 drug for determining the severity of glaucoma using the expression levels of Growth Differentiation Factor 15 (GDF15). Determining the severity of glaucoma using this biomarker will aid in treatment decisions for patients diagnosed with, and being treated for, glaucoma. Recent buyouts in the Biotechnology space has us believing that large pharma companies could be looking for valuable assets like this with multiple downlines because of expiring patient protection on current drugs. Our collaborators at the Washington University in St. Louis are currently examining the effectiveness of GDF15 as a clinical biomarker in a clinical trial. In parallel, Q BioMed and Mannin Research are working with the Biointerfaces Institute at McMaster University in Ontario, Canada to develop a GDF15 biomarker diagnostic kit for monitoring glaucoma severity and progression. The aim is to develop a simple integrated diagnostic test that can be performed at a physician’s office with no external, expensive equipment.

The MAN Platform for other indications:

Mannin presented positive data on a potential new treatment for acute kidney injury (AKI) at the American Society of Nephrology’s annual meeting held on November 7, 2019 in Washington DC.

The data presented demonstrates the Ang-Tie2 signaling pathway as a promising therapeutic target for renal protection from acute kidney injury following ischemic reperfusion. Ischemia–reperfusion (IR) injury to the kidney occurs in a range of clinically important scenarios including hypotension, sepsis and in surgical procedures such as cardiac bypass surgery and kidney transplantation, leading to AKI. In-hospital mortality for patients with AKI has recently been estimated to be between 20 and 25% and mortality rates in excess of 50% have been reported in critically ill patients with AKI requiring dialysis. For those patients who survive, complications include chronic kidney disease (CKD) and end-stage renal disease (ESRD); cardiovascular events, and reduced quality of life. In the United States, AKI is associated with an increase in hospitalization costs that range from $5.4 to $24.0 billion.  No effective treatments have been approved by the FDA. This represents a very significant opportunity to advance a therapeutic in an underserved patient population.

Mannin is developing new therapeutics to treat a variety of vascular diseases, including COVID-19 which originated in Wuhan, China, with a rapidly rising number of deaths and confirmed cases. COVID-19 has been declared a Global Health Emergency by the World Health Organization (WHO).

While Mannin is not developing a vaccine against infectious diseases, it is hoping to develop a new drug which would increase the survival rate of patients by reducing the severity of disease through enhancement of host-directed therapeutic response.

Mannin recently submitted a grant application to the U.S. National Institutes of Health for Small Business Technology Transfer Grant Applications for approximately US $0.2 million for the MAN-11 biologic. The studies will be conducted at Northwestern University to investigate treatment of vascular leakage to treat sepsis and other infectious diseases. Mannin has also been working with Canada’s National Research Council (NRC.CNRC) since December 2019 to support the development of the biologic. In September 2019, the German state of Saxony awarded Mannin an approximately US $7.7 million grant to advance the Mannin portfolio of vascular diseases, including development of the biologic.

While we continue to advance all our assets, our key focus for both capital expense and time is on the commercialization of Strontium-89 Chloride USP Injection. This is a near-term revenue generator and we believe a significant catalyst and long-term value driver for us.

ASD-002

On April 21, 2017, we entered into a License Agreement on Patent & Know-How Technology with ASDERA whereby we were granted a worldwide, exclusive, license on certain ASDERA intellectual property, which was previously referred to as ASD-002 in our pipeline, and was intended to treat Disruption of Active Language Development (DALD) in toddlers developing Autism Spectrum Disorders. Under that agreement, we paid ASDERA $50,000 and issued 125,000 shares of our Common Stock. On November 27, 2019, we notified ASDERA that we considered the agreement to have been rescinded retroactively as of April 21, 2017. As a result of such rescission, we believe that we have no continuing material obligations to ASDERA. However, we will continue to develop unique technologies for the benefit of underserved patient populations.

QBM-001

Among the more than 60,000 US children who develop autism spectrum disorders, or ASD, every year, approximately 20,000 become nonverbal and will have to rely on assisted living for the rest of their lives. In parallel to ASD-002, we have been developing a product, QBM-001, intended to treat the rare condition - pediatric minimally verbal autism. Many of the children who miss this potential treatment window between the age of 2 and 5 years old may become non-verbal for the rest of their lives. Currently, there is no treatment for this rare disorder.

QBM-001 is not intended to treat other ASDs or to be used beyond the specific group and the estimated treatment window. The “treatment window” results from independent research that revealed a decreased density in the cortex region of the brain in minimally verbal children with autism, who were 7 years of age. A biomarker study performed by us has directed us to conclude that QBM-001 cannot be used for other autistic groups. The study analyzed over 2000 known autistic markers and found two distinct biomarkers for children with pediatric minimally verbal autism. The biomarkers did not overlap with the high functioning group of autistic children, nor the intermediate group, which struggles with, but develops limited language. The biomarkers gave us insight into what was wrong with the children and has given us unique insight on how to ameliorate their condition with the goal of helping them develop the ability to speak.

The biomarker study also led us to evaluate and identify a rat model that contains the biomarkers and is thus a good model to test QBM-001. In addition, we have access to cell lines from deceased children who had pediatric minimally verbal autism. QBM-001 consists of a combination of products that target different mechanisms of action. Having the cell lines and rat model available to us provides us with an excellent preclinical path to validate the safety and efficacy of QBM-001.

We filed an orphan drug application for our QBM-001 drug candidate in June 2019. We need to supplement our application with additional data and intend on refiling the supplemented application in 2021. We also plan on filing an IND for QBM-001 in 2021.

QBM-001 - Addressing Rare Pediatric Minimally Verbal Autism

Causes of non-verbal learning disorder have been linked to several complications that range from a specific mutated gene as with Fragile X Syndrome, Rett Syndrome, Phelan McDermid Syndrome or autoimmunity, where the body’s immune system is attacking parts of the brain. Trauma, microbial infections and environmental factors have also been linked to non-verbal learning disorder. Ongoing research is helping to further explain the root cause of why children become non-verbal or minimally verbal.

Cognitive intervention is the only form for treatment that has shown to help improve speech capability and social interaction in autistic children , however, with minimal benefit with children with pediatric minimally verbal autism. As intervention does not lead to speech progression, being minimally verbal carries a lifetime burden of over $5 million per person for cost of care. This is further compounded by additional expenses during the lifespan of the person due to loss in productivity in addition to severe emotional strain for the child and the parents.

As there are no treatment options for these patients, we believe there is a significant economic opportunity to bring a drug to market in this indication. The active ingredients in our compound are well known and have been approved by worldwide regulators for many years. Using a novel delivery and formulation for the ingredients, we intend to advance this drug through the 505(b)2 pathway.

RGCB and OMRF Intellectual Property

On June 15, 2017, we entered into a Technology License Agreement with RGCB and OMRF whereby they granted us a worldwide, exclusive, license on intellectual property related to Uttroside-B. Uttroside-B is a chemical compound derived from the plant Solanum nigrum Linn, also known as Black Nightshade or Makoi. We seek to use the Uttroside-B IP to create a chemotherapeutic agent against liver cancer.

The initial cost to acquire the exclusive license for Uttroside was $10,000. In addition to royalties based upon net sales of the product candidate, if any, we are required to make additional payments upon the following milestones:

●	the completion of certain preclinical studies;

●	the filing of an investigational new drug application with the US Food and Drug Administration or the filing of the equivalent application with an equivalent governmental agency;

●	successful completion of each of Phase I, Phase II and Phase III clinical trials;

●	FDA approval of the product candidate;

●	approval by the foreign equivalent of the FDA of the product candidate;

●	achieving certain worldwide net sales; and

●	a change of control of our Company.

Subject to the terms of the exclusive license for Uttroside, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization. We are obligated to undertake a good-faith commitment to (i) fund the pre-clinical trials and (ii) to initiate a Phase II clinical trial within six years of the date of the Agreement. Failure to show a good-faith effort to meet those goals would mean that the exclusive license for Uttroside would revert to the licensors.

UTTROSIDE-B - A Novel Chemotherapeutic for Liver Cancer

The liver is the football-sized organ in the upper right area of the belly. Symptoms of liver cancer are uncommon in the early stages. Liver cancer treatments vary, but may include removal of part of the liver, liver transplant, chemotherapy, and in some cases radiation. Primary liver cancer (hepatocellular carcinoma) tends to occur in livers damaged by birth defects, alcohol abuse, or chronic infection with diseases such as hepatitis B and C, hemochromatosis (a hereditary disease associated with too much iron in the liver), and cirrhosis. In the United States, the average age at onset of liver cancer is 63 years. Men are more likely to develop liver cancer than women, by a ratio of 2 to 1.

There are currently few marketed drugs for the treatment of liver cancer. Sorafinib, a tryosine kinase inhibitor, is the first to market and market leader. Current sales of sorafinib are estimated at $1 billion per year.

Uttroside-B appears to affect phosphorylated JNK (pro survival signaling) and capcase activity (apoptosis in liver cancer). It is a natural compound fractionated Saponin derived from the Solarim Nigrum plant. It is a small molecule that showed in early investigation to increase the cytotoxicity of a variety of liver cancer cell types and importantly to be up to ten times more potent than Sorafenib in pre-clinical studies.

As it is not feasible to use the plant as the source for a drug, we successfully synthesized the molecule thereby creating an exact replica of the naturally occurring chemical compound. In a joint research program with India-based Chemveda Life Sciences in 2017, we initiated this very complex and challenging synthesis program. After 2 years, the exceptional chemists at Chemveda and our scientists, succeeded. The synthetic molecule has now been tested in comparison to the original plant molecule and the results confirm the same efficacy against the same liver cancer cell lines. We are now preparing to advance this into the pre-clinical program leading to an IND and a proof-of-concept clinical program late in 2021 or 2022.

Note on COVID-19

To date, the COVID-19 pandemic has not materially affected our Strontium-89 supply chain or production schedule, although a slight delay in supply chain is probable and expected. However, the pandemic may present an opportunity for Strontium-89. In an effort to reduce COVID-19 transmission to at-risk populations and lower the burden on healthcare systems, systems and organizations are seeking ways to redirect immunocompromised patients out of hospital settings and hospital care wherever possible. Cancer patients with bone metastases often receive daily radiation treatments at the hospital. Additionally, those with advanced bone metastases often present at the ER for skeletal-related events and breakthrough pain. Strontium-89 has been used successfully to treat pain associated with bone metastases for over 30 years. As an injection is given only once every 90 days with significant efficacy levels and relatively minor side effects, Strontium-89 is a solution that fulfills many of the needs uniquely represented by the COVID-19 pandemic. However, we are still assessing the potential for Strontium-89 to fulfill this need and do not yet know what the impact of that effort may be.

With respect to COVID-19, we are working on developing a potential treatment. It is in the early stages of development but could prove to be an important tool in treating several infectious diseases that result in respiratory complications. Our technology partner and licensor, Mannin Research, has received requests from, and submitted responses to, governmental organizations worldwide and philanthropic groups for information about the potential use of its biologic treatment for COVID-19. The potential treatment is based on the understanding that vascular leakage is a key driver of organ injury in diseases such as Acute Respiratory Distress Syndrome (ARDS) caused by viruses, including COVID-19. The Angiopoietin-Tie2 signaling pathway for the treatment of vascular permeability associated with pulmonary edema from respiratory infections like Covid -19, but also ARDS, SARS, seasonal Influenzas and others. There were 45 million symptomatic flu cases, 810,000 hospitalizations and 61,000 deaths – in the United States alone during the 2017-2018 flu season, according to the CDC. We are in the early stages of investigations and preclinical evaluation of this potential drug and hope to collaborate with others on a global basis to advance this program as rapidly as possible. Even if it is ultimately too late to treat this season's COVID-19 outbreak, if effective, it could be utilized for seasonal influenzas and future similar pandemic viral threats

Patents and Intellectual Property Rights

If products we acquire do not have adequate intellectual protection, we will take the necessary steps to protect our proprietary therapeutic product candidate assets and associated technologies that are important to our business consisting of seeking and maintaining domestic and international patents. These may cover our products and compositions, their methods of use and processes for their manufacture and any other inventions that may be commercially important to the development of our business. We also rely on trade secrets to protect aspects of our business. Our competitive position depends on our ability to obtain patents on our technologies and our potential products, to defend our patents, to protect our trade secrets and to operate without infringing valid and enforceable patents or trade secrets of others. We seek licenses from others as appropriate to enhance or maintain our competitive position.

We hold a license to all intellectual property related to each of MAN 01, the drug candidate for the treatment of Primary Open Angle Glaucoma and all other potential therapeutics that may originate from the platform, and the Uttroside-B platform. We own the intellectual property four our SR89, our generic Strontium-89 Chloride product candidate for metastatic cancer bone pain therapy, and MetastronTM, our branded Strontium-89 Chloride product candidate for metastatic cancer bone pain therapy. We are not subject to a license for QBM-001, the combination drug candidate related to a nonverbal disorder associated with autism.

We have applied for some patents in our own right. Most patents and applications are held in the licensors’ or inventors’ names and are assignable under license agreements to us.

Competition

We operate in highly competitive segments of the biotechnology and biopharmaceutical markets. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our product candidates, if successfully developed and approved, will compete with established therapies, as well as new treatments that may be introduced by our competitors. Many of our competitors have significantly greater financial, product development, manufacturing and marketing resources than us. Large pharmaceutical companies have extensive experience in clinical testing and obtaining regulatory approval for drugs. In addition, many universities and private and public research institutes are active in the fields in which we research, some in direct competition with us. We also may compete with these organizations to recruit management, scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. New developments, including the development of other biological and pharmaceutical technologies and methods of treating disease, occur in the pharmaceutical and life sciences industries at a rapid pace. Developments by competitors may render our product candidates obsolete or noncompetitive. We will also face competition from these third parties in recruiting and retaining qualified personnel, establishing clinical trial sites and patient registration for clinical trials and in identifying and in-licensing new product candidates.

Raw Materials and Third-Party Manufacturing

We began commercially producing our sole product, Strontium-89, in February 2020. To date, we have sourced all the raw material needed for Strontium-89 from Polatom in Poland. Due to the limited production of Strontium-89 to date, we do not consider it a substantial risk that we have only one supplier of this raw material. As we ramp up production, we intend to use at least one other supplier of the raw material, but we do not yet have any such arrangements in place.

Likewise, Strontium-89 has been manufactured solely by IsoTherapeutics in Houston, Texas. Although we will continue to rely on them for the manufacture of Strontium-89, we do not currently have any intention of finding an additional manufacturer. Were our relationship with IsoTherapeutics to terminate or they were otherwise unable to manufacture Strontium-89, we would not be able to produce more Strontium-89until a replacement FDA approved manufacturer is found.

Government Regulation

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA in the United States and by comparable health authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive approval of a Biologics License Application (“BLA”) from the FDA. The process of obtaining BLA approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. In addition to the significant clinical testing requirements, our ability to obtain marketing approval for these products depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. The FDA may determine that our product manufacturing processes, testing procedures or facilities (or those of third parties upon which we rely) are insufficient to justify approval. Approval policies or regulations may change, and the FDA has substantial discretion in the pharmaceutical approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.

The FDA or another regulatory agency can delay, limit or deny approval of a product candidate for many reasons, including, but not limited to:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

●	we may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe and effective for any indication;

●	the FDA may not accept clinical data from trials which are conducted by individual investigators or in countries where the standard of care is potentially different from the United States;

●	the results of clinical trials may not meet the level of statistical significance required by the FDA for approval;

●	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

●	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;

●	the FDA may fail to approve our manufacturing processes or facilities or those of third-party manufacturers with which we or our collaborators contract for clinical and commercial supplies; or

●	the approval policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, recent events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new pharmaceuticals based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates.

Costs and Effects of Compliance with Environmental Laws

Federal, state, and international environmental laws may impose certain costs and restrictions on our business. We do not believe that we have spent or lost money due to these laws and regulations.

Product Liability and Insurance

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and the eventual sale and use of any product candidates, and claims could be brought against us if use or misuse of one of our product candidates causes, or merely appears to have caused, personal injury or death. While we have and intend to maintain product liability insurance relating to our clinical trials, our coverage may not be sufficient to cover claims that may be made against us and we may be unable to maintain such insurance. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing. Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to our product candidates. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnifications. We have product liability insurance in place at the time of product launch.

Employees

As of January 4, 2021, we had ten employees and management consultants, three of whom we consider full time and seven of whom we consider part time.

Properties

We do not own any properties. We occupy a shared office facility in Cayman Islands under a license for $30,000 per annum. The agreement under which we have the license expires in December 2022.

Legal Proceedings

We are not a party to any material pending legal proceedings, arbitration or governmental investigation, and to the best of our knowledge, no such proceedings have been initiated against us.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND
ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our Common Stock currently trades on the OTCQB under the symbol “QBIO”, but we intend to apply to list our Common Stock on Nasdaq. Provisional approval of such a listing is a condition to the Offering, and our application might not be accepted. Our Common Stock will not commence trading on Nasdaq until all of the following conditions are met: (i) the Offering is completed; and (ii) Nasdaq makes its provisional approval final. You may experience a delay between the closing of your purchase of Units and the commencement of exchange trading of our Common Stock on Nasdaq, if such commencement ever occurs.

The market for our Common Stock has been limited, volatile and sporadic. The following table sets forth, for the periods indicated, the high and low bid prices of our Common Stock on the OTCQB as reported by Google Finance. The following quotations reflect inter-dealer prices, without retail mark-up, markdown, or commissions, and may not reflect actual transactions.

	High Bid	Low Bid
Fiscal Year 2020
November 30, 2020	$1.18	$0.95
August 31, 2020	$2.00	$1.39
May 31, 2020	$3.00	$1.12
February 29, 2020	$3.45	$2.41

Fiscal Year 2019
November 30, 2019	$2.38	$0.37
August 31, 2019	$1.64	$0.91
May 31, 2019	$2.29	$1.53
February 28, 2019	$2.43	$0.95

The last reported sales price for our shares on the OTCQB as of January 4, 2021 was $0.97 per share. As of January 4, 2021, we had 63 shareholders of record at our Transfer Agent.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock. For the foreseeable future, we will not pay dividends on our Common Stock but instead we intend to retain any earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends on our Common Stock. The terms of our Preferred Shares prohibit us from declaring any dividends on our Common Stock without the affirmative vote of the holders of the Preferred Shares until (i) the liquidation value of the Preferred Shares is less than $1,000,000 or (ii) certain conditions regarding the trading of our Common Stock have been met. Any future determination to pay dividends will be at the discretion of the Board and will depend upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the Board considers relevant.

Our Series A Preferred Shares carry an annual dividend equal to 8% of the liquidation value of the Series A Preferred Shares, which liquidation value, subject to customary adjustments, is equal to the per Series A Preferred Share purchase price of $10. As we have 227,998 Series A Preferred Shares outstanding as of January 4, 2021, we will have to pay annual dividends of $182,398 on those Series A Preferred Shares if they are not converted.

Our Series B Preferred Shares carry an annual dividend equal to 8% of the liquidation value of the Series B Preferred Shares, which liquidation value, subject to customary adjustments, is equal to the per Series B Preferred Share purchase price of $10. As we have 503,134 Series B Preferred Shares outstanding as of January 4, 2021, we will have to pay annual dividends of $402,507 on those Series B Preferred Shares if they are not converted.

Any dividend due on the Preferred Shares is to be paid in an amount of common equal to the dollar value of such dividend amount divided by the volume weighted average price of our Common Stock on the date of such dividend payment. Such dividends in shares of Common Stock will dilute your ownership position without any proceeds to our company.

Securities Authorized for Issuance under Compensation Plans

None.

Stock Incentive Plan

None.

Warrants and Convertible Securities

As of January 4, 2021, we had granted warrants exercisable into 10,023,000 shares of Common Stock, granted options (not all of which had vested) exercisable into 3,850,000 shares of Common Stock, issued Series A Preferred Shares convertible into 2,279,980 shares of Common Stock, issued Series B Preferred Shares convertible into 5,056,000 shares of Common Stock (assuming conversion at $1.00 and excluding any Preferred Shares that may be paid as dividends) and had outstanding debentures convertible into 500,000 shares of Common Stock (assuming conversion at the floor price of $1.00 and excluding any interest that may accrue and then be converted). The issuance of any shares of Common Stock pursuant to exercise of such options and warrants and the conversion of the Preferred Shares could be at per share price below the offering price of shares being acquired in this offering.

Recent Sales of Unregistered Securities

On October 22, 2020, we sold 358,835 units, with each unit consisting of one share of Common Stock and one five-year warrant to purchase one share of Common Stock at an exercise price of $1.50, at per unit purchase price of $0.90 and for gross proceeds of $322,951. The securities underlying the units were issued pursuant to an exemption from registration under the US Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2), Rule 506 of Regulation D and/or Regulation S of the Securities Act.

On December 23, 2020, we issued a debenture for $500,000 pursuant to a securities purchase agreement with an accredited investor dated December 23, 2020. The debenture has a maturity date of June 23, 2021, provided that in case of an event of default, the debenture may become at the holder’s election immediately due and payable. The debenture bears interest at the rate of 5.5% per annum, and on issuance, we paid to the holder a commitment fee equal to 2% of the amount of the debenture and holder’s legal fee in the amount of $5,000. The holder may convert the debenture in its sole discretion at any time on or prior to maturity at the lower of $2.70 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that the conversion price may never be less than $1.00. We may not convert any portion of the debenture if such conversion would result in the holder beneficially owning more than 4.99% of our then issued and common stock, provided that such limitation may be waived by the holder with 65 days’ notice.

MANAGEMENT

Our directors and executive officers and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position with the Company
Denis Corin	47	Chief Executive Officer, Director (Chairman)
William Rosenstadt	52	Chief Legal Officer, Director
Kristin Keller Rick Panicucci	45 59	Chief Commercial Officer Director

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Mr. Denis Corin has been the Chief Executive Officer and Chairman of the Board since April 21, 2015. Mr. Corin is a management consultant. He has worked for large pharmaceutical (Novartis) and diagnostic instrumentation companies (Beckman Coulter) in their sales organizations responsible for sales in multi-product disciplines including pharmaceuticals and diagnostics and diagnostic automation equipment. After Novartis and Beckman Coulter, he served as Director of Investor Relations in the small-cap biotech arena at MIV Therapeutics Inc, a company specializing in next generation drug delivery and drug eluting cardiovascular stents. Mr. Corin served as an executive and on the board of directors of TapImmune Inc. from July 2009 to May 2012. He received his Bachelor’s degrees in Economics and Marketing from the University of Natal, South Africa in 1996.

Mr. William Rosenstadt was appointed as the Company’s Chief Legal Officer and member of the Company’s Board on June 1, 2015. Mr. Rosenstadt is a practicing corporate and securities lawyer. He is also the founding member and the managing partner of Ortoli Rosenstadt LLP, a law firm, formed in 2006. Mr. Rosenstadt received his Juris Doctorate from Benjamin N. Cardozo School of Law in 1995 and his Bachelor of Arts from Syracuse University in 1990.

Kristin Keller was appointed Chief Commercial Officer on February 1, 2020. Ms. Keller is focused on driving the global commercialization of our in-market product, Strontium-89, as well as contributing strategic insight and direction to our portfolio of earlier stage assets. Ms. Keller is a seasoned pharmaceutical marketer and strategist with deep experience in the specialty and orphan drug space. She has spent over 20 years working on pharmaceutical, biotech and medical device brands for both small biotech companies such as Actelion, Raptor, Alexion and Biomarin as well as larger pharma like Novartis, Sanofi, AstraZeneca and Roche. From January 2017 to February 2020 she served as Executive Vice President at VIVO Agency, and from January 2015 to January 2017 she served as Head of Strategy at Razorfish Health. In these roles, she has helped lead the global commercial strategy development and execution of many notable launches, particularly in the rare disease space. Ms. Keller received a bachelor’s degree in developmental psychology from Mills College after completing an honors pre-med/biochemistry program at the University of Massachusetts-Amherst.

Dr. Rick Panicucci was appointed as a member of the Board on February 13, 2018. Dr. Panicucci specializes in the early stages of drug discovery for various companies. His responsibilities include solid state chemistry and formulation development of all small molecule therapeutics in early development and developing novel drug delivery technologies for small molecules and large molecules including siRNA. Since September 2015, Dr. Panicucci has been working with one of our licensors, Mannin Research Inc., in the development plan for MAN-01, a novel drug candidate that we license for the topical treatment of open-angle glaucoma. Since February 2015, he has served as the Vice President of Pharmaceutical Development at WuXi AppTec, where he is responsible for providing scientific leadership in the areas of Developability, Formulation Development and GMP Manufacturing. Prior to WuXi he held the position of Global Head of Chemical and Pharmaceutical Profiling (CPP) at Novartis from 2004 to 2015, where he led the development and implementation of innovative dosage form designs and continuous manufacturing paradigms. He has also held positions as the Director of Formulation Development at Vertex Pharmaceuticals and Senior Scientist at Biogen.

Dr. Panicucci received his Ph.D. in Physical Organic Chemistry at the University of Toronto and has two postdoctoral fellowships at University of California at Santa Barbara and the Ontario Cancer Institute. Dr. Panicucci will continue advise on the scientific and commercial development of our MAN-01 glaucoma drug with Mannin Research Inc. He will also now provide insight and guidance on all our pipeline assets.

In connection with his service as a director, we have entered into an agreement with Dr. Panicucci pursuant to which he will earn options to acquire up to 50,000 shares of our Common Stock. The options will vest in quarterly installments of 12,500 each and are exercisable for 5 years at $3.00 per option.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until they resign or are removed from the Board in accordance with our bylaws. Our officers are appointed by our Board and hold office until they resign or are removed from office by the Board.

Significant Employees

We have two significant employees, our Chief Executive Officer and our director of sales and marketing.

Board of Directors

Our Certificate of Incorporation and Bylaws provide that the number of directors shall be no fewer than one. Our Board currently consists of three directors, although we intend to increase our Board to five directors from the closing of this Offering. Our directors are to be elected annually at each annual meeting of our company’s shareholders. The Board assesses potential Board candidates to fill perceived needs on the Board for required skills, expertise, independence and other factors.

Our Board is responsible for appointing our company’s officers.

Each director of our company is to serve for a term of one year ending on the date of the subsequent annual meeting of stockholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director is to serve until his successor is elected and qualified or until his death, resignation or removal. Our Board appoints our officers and each officer is to serve until his successor is appointed and qualified or until his or her death, resignation or removal.

Director Independence

Our Common Stock is currently quoted on the OTCQB, which does not have director independence requirements. On an annual basis, each director and executive officer is obligated to disclose any transactions with us in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest in accordance with Item 407(a) of Regulation S-K. Following completion of these disclosures, the Board will make an annual determination as to the independence of each director using the current standards for “independence” that satisfy the criteria for Nasdaq.

We intend to apply to list our Common Stock on Nasdaq. Provisional approval of such a listing is a condition to the Offering, and our application might not be accepted. The rules of Nasdaq require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. Prior to the closing of the Offering, our Board will undertake a review of the composition of our Board and the independence of each director. We do not intend to close this Offering if our Board has not determined that three directors out of five satisfy the independence requirements in the Listing Rules of the Nasdaq Stock Market. Currently, two of our current directors are not independent directors.

For a director to be considered independent according to the standards set forth in Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market, the Board of Directors must affirmatively determine that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In addition, the Listing Rules of the Nasdaq Stock Market provide that a director will not be considered independent if, within the preceding three years, the director or an immediate family member (i) was an employee of the Company, (ii) received more than $120,000 per year in direct compensation from the Company, (iii) is affiliated with or employed by a present or former internal or external auditor of the Company, (iv) employed as an executive officer of another company for which an executive officer of the Company serves on the compensation committee or (v) is an executive officer or employee that makes payments to or receives payments from the Company of more than $1,000,000 or two percent of such other company’s gross revenues.

Board Committees

Our Board currently has no committees, but it intends to have three committees, the Audit Committee, the Nominating Committee and the Compensation Committee, by the time that we close on the Offering.

Audit Committee

The following describes our Audit Committee as we envision empowering it prior to the closing of the Offering.

Each member of the Audit Committee will satisfy the “independence” requirements of Rue 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Board believes that each member of our Audit Committee will be financially literate, and it will appoint a director who qualifies as an “audit committee financial expert” pursuant to Section 408 of the Sarbanes-Oxley Act. The Audit Committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The Audit Committee will be responsible for, among other things:

•	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•	discussing the annual audited financial statements with management and our independent registered public accounting firm;

•	annually reviewing and reassessing the adequacy of our Audit Committee charter;

•	meeting separately and periodically with the management and our internal auditor and our independent registered public accounting firm;

•	reporting regularly to the full Board;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

•	such other matters that are specifically delegated to our Audit Committee by our Board from time to time.

A copy of the Audit Committee’s  charter will be made available on our website and provided, free of charge, to any stockholder who requests a copy by submitting a written request to our Chief Executive Officer at our corporate headquarters.

Nominating Committee

The following describes our Nominating Committee as we envision empowering it prior to the closing of the Offering.

Our Nominating Committee will consists of “independent” directors within the meaning of the Listing Rules of the Nasdaq Stock Market. The Nominating Committee will be responsible for overseeing the selection of persons to be nominated to serve on our Board. The Nominating Committee will consider persons identified by our members, management, shareholders, investment bankers and others. A copy of the Nominating Committee’s charter will be made available on our website and provided, free of charge, to any stockholder who requests a copy by submitting a written request to our Chief Executive Officer at our corporate headquarters.

Compensation Committee

The following describes our Compensation Committee as we envision empowering it prior to the closing of the Offering.

Our Compensation Committee will consist of members who satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. Our Compensation Committee will assist the Board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. No officer may be present at any committee meeting during which such officer’s compensation is deliberated upon. The Compensation Committee will be responsible for, among other things:

•	reviewing and approving to the Board with respect to the total compensation package for our most senior executive officers;

•	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•	reviewing and recommending to the Board with respect to the compensation of our directors;

•	reviewing periodically and approving any long-term incentive compensation or equity plans;

•	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

A copy of the Compensation Committee’s charter will be made available on our website and provided, free of charge, to any stockholder who requests a copy by submitting a written request to our Chief Executive Officer at our corporate headquarters.

Family Relationships

There are no family relationships among any of our officers or directors.

Code of Business Conduct and Ethics

Prior to the closing of the Offering, we intend to adopt a code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code. Following this Offering, a copy of the Code will be made available on our website, which is located at www.qbiomed.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K filed with the SEC.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons has been involved in any of the following events during the past five years: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and officers, and the persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the year ended November 30, 2020.

Changes in and Disagreements with Accountants

For the fiscal years ended November 30, 2019 and 2020, we did not have a change in, or any disagreement with, our independent registered public accountants on any matter of accounting principles, practices or financial statement disclosure.

TRANSACTIONS WITH RELATED PERSONS

We entered into consulting agreements with certain management personnel and stockholders for consulting and legal services. Consulting and legal expenses resulting from such agreements were approximately $0.5 million and $0.3 million for the year ended November 30, 2019 and 2018, respectively, and approximately $0.3 million for the nine months ended August 31, 2020.  In addition to the arrangements, discussed in the sections titled “Directors, Executive Officers & Corporate Governance” and “Executive Compensation”, we pay our securities counsel Ortoli Rosenstadt LLP, where our director William Rosenstadt serves as managing partner, a monthly fee of $25,000 and a per transaction fee on certain extraordinary transactions.

There has been no other transaction since December 1, 2018 and each currently proposed transaction in which:

●	we have been or are to be a participant;
●	the amount involved exceeded or exceeds $12,500 (just under 1% of the average of our total assets on November 30, 2018 and November 30, 2019); and
●	any of our directors, executive officers or holders of more than 10% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

We do not have any obligations outstanding to other persons who beneficially own more than 10% of our Common Stock.

MATERIAL AGREEMENTS

Apart from those agreements described elsewhere in this prospectus, we do not have any material agreements.

EXECUTIVE COMPENSATION

Our directors do not receive any stated salary for their services as directors or members of committees of the Board, but have received stock options for director services and, by resolution of the Board, a fixed fee may be allowed for attendance at each meeting. Directors may also serve the Company in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity. No such fees have been paid to any director since incorporation. Reasonable travel expenses are reimbursed.

Summary Compensation Table

The following table sets forth information concerning all cash compensation awarded to, earned by or paid to all individuals serving as the Company’s principal executive officers during the last two completed fiscal years ended November 30, 2020 and 2019, respectively, and all non-cash compensation awarded to those same individuals in those time periods.

Name and Principal Position	Year	Salary	Awards	Stock Awards (4)	Warrant Awards (5)	Option Awards (6)	All Other Compensation (1)	Total
Denis Corin (2)	2020	$295,000	$-	$-	$1,410,000	$768,000	$-	$2,473,000
Chief Executive Officer	2019	$320,000	$-	$20,000	$30,000	$206,000	$-	$576,000
William Rosenstadt (3)	2020	$-	$-	$-	$1,883,000	$768,000	$300,000	$2,951,000
Chief Legal Officer and Director	2019	$-	$-	$72,000	$99,000	$206,000	$313,000	$690,000
Kristin Keller (7)	2020	$177,000	$-	$82,000	$175,000	$-	$-	$434,000
Chief Commercial Officer	2019	$-	$-	$-	$-	$-	$-	$-

(1)	The amounts represent fees paid by us to the law firm at which our Chief Legal Officer is the Managing Partner.
(2)	Mr. Denis Corin was appointed as Chief Executive Officer and Director on April 21, 2015.
(3)	Mr. William Rosenstadt was appointed as Chief Legal Officer and Director on June 5, 2015.
(4)

Mr. Corin was granted 40,000 shares of Common Stock on November 25, 2019 with grant date fair value of $20,000. Mr. Rosenstadt was granted 115,761 shares of Common Stock on October 15, 2019 with grant date fair value of $72,000. Mr. Rosenstadt was granted 20,000 shares of Common Stock on September 21, 2018 with grant date fair value of $59,000.

(5)

Mr. Corin was granted 750,000 warrants on February 10, 2020 with grant date fair value of $1,312,500. 150,000 warrants and 500,000 warrants held by Mr. Corin were amended on November 30, 2020 and October 1, 2019, respectively. The $97,500 in 2020 and $30,000 in 2019 represent the incremental value received by Mr. Corin.

Mr. Rosenstadt was granted 975,000 warrants between February and April 2020 with grant date fair value of $1,690,500. 250,000 warrants held by Mr. Rosenstadt was amended on November 30, 2020. The $192,500 represents the incremental value received by Mr. Rosenstadt. 173,641 warrants on October 15, 2019 with grant date fair value of $59,000. 800,000 warrants held by Mr. Rosenstadt was amended on October 1, 2019. The $40,000 represents the incremental value received by Mr. Rosenstadt.

(6)

On August 28, 2020, Mr. Corin and Mr. Rosenstadt were each granted 300,000 stock options. The fair value on the grant date was $348,000. On October 27, 2020, Mr. Corin and Mr. Rosenstadt were each granted 500,000 stock options. The fair value on the grant date was $420,000.

On May 31, 2019, Mr. Corin and Mr. Rosenstadt were each granted 150,000 stock options. The fair value on the grant date was $206,000, which included $40,000 incremental value from the amendment on October 1, 2019. On June 1, 2018, Mr. Corin and Mr. Rosenstadt were each granted 150,000 stock options. The fair value on the grant date was $438,000.

(7)	Ms. Keller was appointed as Chief Commercial Officer on February 1, 2020.

The following table sets forth information as of November 30, 2020 relating to outstanding equity awards for each of our officers and directors:

Outstanding Equity Awards at Year End Table

Name	Number of Securities Underlying Unexercised Options (exercisable)	Number of Securities Underlying Unexercised Options (unexercisable)	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Denis Corin	150,000	-	-	$1.25	July 15, 2021
	500,000	-	-	$1.25	June 5, 2022
	150,000	-	-	$1.25	May 31, 2023
	150,000	-	-	$1.25	June 5. 2024
	750,000		-	$2.12	February 10, 2025
	75,000	225,000	-	$1.45	August 28, 2025
	125,000	375,000	-	$1.03	October 27, 2025
William Rosenstadt	250,000	-	-	$1.45	January 4, 2021
	50,000			$1.25	July 15, 2021
	150,000	-	-	$1.25	July 15, 2021
	500,000	-	-	$1.25	June 5, 2022
	150,000	-	-	$1.25	May 31, 2023
	150,000	-	-	$1.25	June 5, 2024
	173,641		-	$0.86	October 16, 2024
	750,000		-	$2.12	February 10, 2025
	225,000		-	$2.12	April 6, 2025
	75,000	225,000	-	$1.45	August 28, 2025
	125,000	375,000	-	$1.03	October 27, 2025
Rick Panicucci	50,000	-	-	$1.25	February 13, 2023
	50,000	-	-	$1.25	September 24, 2024
	150,000	-		$1.50	December 5, 2024
	50,000		150,000	$1.03	October 27, 2025

Compensation Agreements

On June 5, 2017, our subsidiary entered into an Executive Services Agreement with Denis Corin to provide services as our President and Chief Executive Officer. In exchange for the services, Mr. Corin receives $25,000 per month and options to acquire 150,000 shares of our common stock annually on the anniversary at the market price on the date of issue. The agreement has a term of two years and may be terminated by either party with 90 days’ notice. If we terminate the Executive Services Agreement without cause, we will owe the monthly fee for each remaining month during the term of the agreement.

On March 1, 2020, the Company entered into an executive services agreement with Kristin Keller to provide services as our Chief Commercial Officer. Mrs. Keller receives a monthly retainer of $18,000 per month and $5,584 of restricted shares of the common stock of the Company which shall equal a minimum of $33,500 at the completion of 6 months of service under this contract. The Company shall issue that number of shares necessary to equal the minimum equity issuance within 10 business days of the end of the 12-month term. The agreement has an initial 12 month term.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of January 4, 2021, certain information regarding the ownership of our Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, (ii) each of our directors, (iii) our Principal Executive Officer and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each person shown is c/o Ortoli Rosenstadt LLP, 366 Madison Avenue 3rd Floor, New York, New York 10017. Beneficial ownership, for purposes of this table, includes options to purchase Common Stock that are either currently exercisable or will be exercisable within 60 days of the date of this prospectus.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)	Percentage of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock Beneficially Owned After Offering(2)(3)
Directors and Officers:
Denis Corin(4)	4,416,800	16.9%
William Rosenstadt(5)	3,315,371	12.3%
Rick Panicucci	300,000	1.3%

Directors and Officers as a group (3 persons)	8,182,171	28.6%

Major Stockholders:
Ari Jatwes(6)	1,600,000	6.4%
YA II PN, LTD.(7)	2,685,000	10.0%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (1) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon the exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding as of January 4, 2021.

(2)

This percentage is based upon 24,191,445 shares of Common Stock outstanding as of January 4, 2021 and any warrants or options exercisable by such person within 60 days of the date as of which the information is provided.

(3)

This percentage is also based upon shares of Common Stock sold in this Offering (excluding any shares that may be sold pursuant to the over-allotment option), assuming an assumed per Unit price of $ , the midpoint of the estimated price range set forth on the cover page of this prospectus.

(4)

In addition to 2,441,800 shares, includes shares underlying (i) 150,000 five-year warrants issued in July 2016 for director fees, (ii) 350,000 five-year warrants issued in June 5, 2017 as a bonus for officer services through the date thereof, (iii) 150,000 five-year options issued on June 5, 2017 for services as a director and officer through June 1, 2018, (iv) 150,000 five-year options issued in June 2018 for services as a director and officer through June 1, 2019, (v) 150,000 five-year options issued in June 2019 for services as a director and officer through June 1, 2020, all of which are exercisable within 60 days of the date as of which the information is provided, (vi) 750,000 five year warrants issued on February 2, 2020, (vii) 150,000 options issued on August 28, 2020 and (viii) 125,000 options issued on October 27, 2020.

(5)

In addition to 641,910 shares, includes shares underlying (i) 250,000 five-year warrants issued in January 2016 to the law firm where Mr. Rosenstadt is a partner, (ii) 50,000 five-year warrants issued in July 2016 which were issued to the law firm where Mr. Rosenstadt is a partner, (iii) 150,000 five-year warrants issued in July 15, 2016 for director fees through June 1, 2017, (iv) 350,000 five-year warrants issued in June 2017 as a bonus for officer services through the date thereof, (v) 150,000 five-year options issued on June 5, 2017 for services as a director and officer through June 1, 2018, (vi) 150,000 five-year options issued in June 2018 for services as a director and officer through June 1, 2019, (vii) 150,000 five-year options issued in June 2019 for services as a director and officer through June 1, 2020, all of which are exercisable within 60 days of the date as of which the information is provided, (vii) 173,641 options issued on October 16, 2019, (viii) 750,000 options issued on the February 10, 2020, (ix) 225,000 warrants issued on April 7, 2020, (x) 150,000 options issued August 28, 2020 and (xi) 125,000 options issued on October 27, 2020.

(6)

In addition to 665,000 shares, includes shares underlying (i) 75,000 warrants issued in July 2016, (ii) 85,000 warrants issued in June 2017, (iii) 150,000 options issued in June 2017, (iv) 50,000 options issued in July 2018, (v) 50,000 options issued in September 2019, (vi) 300,000 warrants issued in February 2020, (vii) 100,000 options issued in August 2020 and (viii) 125,000 options issued in October 2020.

(7)	Yorkville Advisors Global, LP ("Yorkville LP") is YA II, PN Ltd.’s investment manager and Yorkville Advisors Global II, LLC ("Yorkville LLC") is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC's President and Managing Member, Mr. Matthew Beckman. The address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Matthew Beckman. We note that the amount beneficially owned is under 10.0%, but has been rounded up the nearest tenth of a percent.

There are no arrangements or understanding among the parties set out above or their respective associates or affiliates concerning election of directors or any other matters which may require shareholder approval.

Record Holders

Based upon a review of the information provided to us by our transfer agent, as of January 4, 2021, there were a total of 63 holders of record of our shares of Common Stock.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

DESCRIPTION OF SECURITIES

General

As of January 4, 2021, we are authorized by our articles of incorporation to issue (i) 250,000,000 shares of Common Stock, par value $0.001 per share, of which 24,191,445 were outstanding, and (ii) 100,000,000 shares of preferred stock of which (a) 500,000 Series A Preferred Shares were authorized and 227,998 were outstanding, (b) 1,000,000 Series B Preferred Shares were authorized and 503,134 were outstanding and (c) no other class of preferred shares was authorized or outstanding.

This prospectus contains only a summary of our Common Stock and preferred stock. The respective summaries may not be complete and are subject to, and qualified in their entirety by reference to, the terms and provisions of our amended and restated articles of incorporation, our amended and restated bylaws and the certificates of designations for our preferred stock. You should refer to, and read this summary together with those documents.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Except as otherwise required by Nevada law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum consisting of one-half of the outstanding shares of Common Stock is present in person or proxy.

Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our Common Stock are entitled to receive ratably, dividends when, as, and if declared by our Board out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock.

Series A Preferred Shares

The following is a summary of the rights of the holders of the Series A Preferred Shares. All dollar amounts set out below shall be adjusted proportionally upon the occurrence of any stock split or Common Stock dividend

Voting. Except to the extent required by law, the holders of the Series A Preferred Shares do not have the right to vote on the matters that the holders of the Common Stock have the right to vote upon. The holders of the Series A Preferred Shares may vote upon matters affecting the Series A Preferred Shares, provided that if the vote concerns all Preferred Shares, the holders of the Series A Preferred Shares shall vote together with the holders of the Series B Preferred Shares.

Liquidation. The holders of the Series A Preferred Shares, together with the holders of the Series B Preferred Shares, shall have a liquidation preference over the holders of the Common Stock. Such preference consists of the right to receive upon our voluntary or involuntary liquidation, dissolution or winding up the liquidation value of each Series A Preferred Share prior to the payment of any amounts to the holders of the Common Stock. The liquidation value of each Series A Preferred Share shall be equal to $10 plus any accrued but unpaid dividends thereon.

Dividends. Every three months, we are required to pay each holder of Series A Preferred Shares a dividend equal to 2% of the liquidation value of such shares (which is equal to 8% on annual basis). Such dividends shall be paid in shares of our Common Stock in an amount equal to the dollar amount of such payment divided by the VWAP of our Common Stock on the date that such dividend payment is due, provided that we may not issue such shares of Common Stock if such share issuance would cause the holder to beneficially own more than 9.99% of our Common Stock.

Conversion. Each Series A Preferred Share may be converted into shares of our Common Stock in an amount that is equal to the liquidation value divided by $1.00. We may force the conversion of the Series A Preferred Shares if each of the following conditions (the “Forced Equity Conditions”) has been met:

(i)	on each trading day during the period beginning ten trading days prior to the forced conversion (the "Equity Conditions Measuring Period"), the VWAP of our Common Stock is in excess of $5.00,

(ii)	on each trading day during Equity Conditions Measuring Period, the dollar volume of our Common Stock traded is in excess of $750,000,

(iii)

on each day during the Equity Conditions Measuring Period, the shares of our Common Stock underlying the Series A Preferred Shares to be converted shall either (x) be registered for resale on an effective registration statement or (y) eligible for resale without restriction and without the need for registration under any applicable federal or state securities laws,

(iv)

on each day during the Equity Conditions Measuring Period, our Common Stock is designated for quotation on our principal market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; and

(v)

during the Equity Conditions Measuring Period, there shall not have occurred either (A) an Event of Default (as defined in the Certificate of Designation of the Series A Preferred Shares) or (B) an event that with the passage of time or giving of notice would constitute an Event of Default.

We may not issue those shares of Common Stock pursuant to the conversions discussed above that would cause a holder to beneficially own more than 9.99% of our then outstanding Common Stock.

If we fail to issue and deliver Conversion Shares by three trading days after receiving a conversion notice and such holder purchases Common Stock to deliver in satisfaction of a sale by such holder of such Conversion Shares, then we shall, at such holder's discretion, either (i) pay cash to such holder in an amount equal to such holder's total purchase price for the shares of Common Stock so purchased (the "Buy-In Price"), at which point our obligation to deliver issue and deliver such shares shall terminate, or (ii) promptly honor our obligation to deliver to such Conversion Shares and pay cash to such holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such Conversion Shares times (B) the closing bid price on the conversion date.

Negative Covenants. Until (i) the liquidation value of the Series A Preferred Shares together with the liquidation value of the Series B Preferred Shares is less than $1,000,000 or (ii) the Forced Conversion Conditions have been met, we may not take the following actions, among others (the “Restricted Actions”), without the affirmative vote of a majority of the holders of the Preferred Shares:

(i)

Create, issue, or reclassify any existing shares of capital stock that (a) are senior to, or have a liquidation preference over, the Preferred Shares, (b) contain any dividend or conversion rights that are preferential to the dividend rights of the Preferred Shares or (c) are redeemable;

(ii)

Create, incur, assume or suffer to exist any indebtedness or similar obligations, excluding, among other matters, (a) any indebtedness existing on the initial date of the filing of the Certificate of Designations, (b) indebtedness to trade creditors incurred in the ordinary course of business, (c) indebtedness associated with acquiring new intellectual property assets and licenses, so long as the proceeds are going to the party(ies) from which we are acquiring the assets, licenses, and other properties (vi) any indebtedness not existing at the time hereof and not otherwise permitted not to exceed an aggregate of $500,000 at any one time;

(iii)	Create or permit to a lien or similar encumberment other than such liens customarily permitted for our continued operation;

(iv)

By merger, consolidation, sale, lease back or other similar transaction (a) sell, transfer or dispose of 25% or more of our assets, (b) permit the issuance or transfer of more than 25% of our voting control in a single transaction or series of related transaction or (c) which results in our becoming privately held; and

(vi)	Redeem any shares of our capital stock.

Series B Preferred Shares

The following is a summary of the rights of the holders of the Series B Preferred Shares. All dollar amounts set out below shall be adjusted proportionally upon the occurrence of any stock split or Common Stock dividend Voting. Except to the extent required by law, the holders of the Series B Preferred Shares do not have the right to vote on the matters that the holders of the Common Stock have the right to vote upon. The holders of the Series B Preferred Shares may vote upon matters affecting the Series B Preferred Shares, provided that if the vote concerns all Preferred Shares, the holders of the Series B Preferred Shares shall vote together with the holders of the Series B Preferred Shares.

Liquidation. The holders of the Series B Preferred Shares, together with the holders of the Series B Preferred Shares, shall have a liquidation preference over the holders of the Common Stock. Such preference consists of the right to receive upon our voluntary or involuntary liquidation, dissolution or winding up the liquidation value of each Series B Preferred Share prior to the payment of any amounts to the holders of the Common Stock. The liquidation value of each Series B Preferred Share shall be equal to $10 plus any accrued but unpaid dividends thereon.

Dividends. Every three months, we are required to pay each holder of Series B Preferred Shares a dividend equal to 2% of the liquidation value of such shares (which is equal to 8% on annual basis). Such dividends shall be paid in shares of our Common Stock in an amount equal to the dollar amount of such payment divided by the VWAP of our Common Stock on the date that such dividend payment is due, provided that we may not issue such shares of Common Stock if such share issuance would cause the holder to beneficially own more than 9.99% of our Common Stock.

Conversion. Each Series B Preferred Share may be converted into shares of our Common Stock in an amount that is equal to the liquidation value divided by the applicable conversion rate. The conversion rate shall be the lower of: (a) $2.70 or (b) 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that the conversion price may not be less than $1.00; further provided that if the VWAP of our Common Stock for any 40 consecutive trading days is less than $1.00 for 30 of those days, then such floor conversion price shall be reduced from $1.00 to $0.35.

We may force the conversion of the Series B Preferred Shares if each of the Forced Equity Conditions has been met.

We may not issue those shares of Common Stock pursuant to the conversions discussed above that would cause a holder to beneficially own more than 9.99% of our then outstanding Common Stock.

If we fail to issue and deliver Conversion Shares by three trading days after receiving a conversion notice and such holder purchases Common Stock to deliver in satisfaction of a sale by such holder of such Conversion Shares, then we shall, at such holder's discretion, either (i) pay cash to such holder in an amount equal the Buy-In Price, at which point our obligation to deliver issue and deliver such shares shall terminate, or (ii) promptly honor our obligation to deliver to such Conversion Shares and pay cash to such holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such Conversion Shares times (B) the closing bid price on the conversion date.

Negative Covenants. Until (i) the liquidation value of the Preferred Shares is less than $1,000,000 or (ii) the Forced Conversion Conditions have been met, we may not take the Restricted Actions without the affirmative vote of a majority of the holders of the Preferred Shares.

Anti-Takeover Provisions

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our Common Stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation. In the event that a few stockholders end up owning a significant portion of our issued and outstanding Common Stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board or for a third party to obtain control of us by replacing our Board. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

The Certificate of Designation for each of the our Series A Preferred Shares and our Series B Preferred Shares requires that until (i) the liquidation value of the Preferred Shares is less than $1,000,000 or (ii) the Forced Conversion Conditions have been met, we must obtain the affirmative vote of the holders of the Preferred Shares prior to the issuance or transfer of more than 25% of our voting control in a single transaction or series of related transaction.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, Phone: (212) 828-8436.

Listing

Our Common Stock currently trades on the OTCQB under the symbol “QBIO”, but we intend to apply to list our Common Stock on Nasdaq. Provisional approval of such a listing is a condition to the Offering, and our application might not be accepted. Our Common Stock will not commence trading on Nasdaq until all of the following conditions are met: (i) the Offering is completed; and (ii) Nasdaq makes its provisional approval final. You may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock on Nasdaq, if such commencement ever occurs.

On January 4, 2021, the last reported sale price per share for our Common Stock on the OTCQB as reported was $0.97.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, some of our shares will not be available for sale shortly after this Offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Following the completion of this Offering, based on the number of shares of our capital stock outstanding as of January 4, 2021, after giving effect to the sale and issuance by us of      Units in this Offering at an assumed public offering price of $        per Unit, the midpoint of the estimated price range set forth on the cover page of this prospectus, we will have a total of       shares of our common stock outstanding. Based on the number of free trading shares reported to us by our transfer agent, the number of shares being offered by this prospectus and the number of shares being offered by the Selling Stockholders Prospectus, approximately of these shares of common stock (or shares of our common stock if the underwriter exercise its option to purchase additional Units) will be freely tradable. The number of our free trading shares could be substantially larger as the transfer agent will not have included shares of Common Stock are eligible for resale pursuant to an exemption from registration under the Securities Act that are still listed as restricted securities in its records.

In addition to our outstanding shares of Common Stock that are free trading, we have registered shares of Common Stock underlying warrants and shares of our preferred stock and are doing so in connection with the Warrant Shares offered hereby. All or some of the following shares could be issued at any time pursuant to the registration statements that registered them:

•	Warrant Shares underlying the Warrants contained in the Units offered by this prospectus at an assumed public offering price of $ per Unit, the midpoint of the estimated price range set forth on the cover page of this prospectus;

•	1,836,286 shares of Common Stock underlying the Series A Preferred Stock;

•	3,163,714 shares of Common Stock underlying the Series A Preferred Stock;

•	1,711,875 shares of Common Stock underlying warrants sold in January 2018; and

•	953,249 shares of Common Stock underlying warrants sold in August 2017.

Underwriter’s Warrants

In addition to cash compensation, we have agreed to issue to the underwriter warrants to purchase up to a total of common shares equal to 5% of the number of Units issued in this Offering (excluding Units sold to cover over-allotments, if any), at an exercise price per share of $ (125% of the public offering price) assuming an offering price of $ per common share. The warrants will be exercisable from time to time, in whole or in part, from twelve months after the effective date of the registration statement of which this prospectus forms a part until four years from the effective date of the registration statement. We have registered the warrants and shares of Common Stock issuable upon the exercise of the underwriter’s warrants in the registration statement of which this prospectus is a part.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of common shares then outstanding, which will equal shares immediately after our public offering at an assumed public offering price of $ per Unit, the midpoint of the estimated price range set forth on the cover page of this prospectus, or

•	the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock or option plan or other written agreement and in compliance with Rule 701, is eligible to resell those shares 90 days after the effective date of this Offering in reliance on Rule 144, but without compliance with the various restrictions, including the holding period, contained in Rule 144.

Lock-Up Agreements

We anticipate that the underwriting agreement will require that our management and significant shareholders prior to the offering enter into lock up agreements on standard terms pursuant to which they will be restricted from selling or otherwise transferring their shares for a certain period of time.

CERTAIN TAX CONSIDERATIONS

Material U.S. federal tax considerations for non-U.S. holders of Common Stock

The following is a discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Common Stock by a “non-U.S. holder.” Except where noted, this summary relates only to shares of Common Stock purchased in this offering that are held as capital assets by a non-U.S. holder. A “non-U.S. holder” is a beneficial owner of a share of our Common Stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes, not any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate, or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Common Stock, the tax treatment of a partner or beneficial owner of the entity will generally depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our Common Stock should consult their own tax advisers as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, rulings, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. or other considerations that may be relevant to non-U.S. holders in light of their particular circumstances (including the Medicare contribution tax on net investment income). In addition, this summary does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a United States expatriate, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a person who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment). Prospective holders are urged to consult their tax advisers with respect to the particular tax consequences to them of purchasing, owning and disposing of our Common Stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

We do not intend to pay dividends on our Common Stock in the near future. If we ever do pay dividends on our Common Stock, cash distributions on shares of our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your tax basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of stock.

Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, no amounts in respect of U.S. federal withholding tax will be withheld from dividends paid to a non-U.S. holder if the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) and the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividends will generally be subject to U.S. federal income tax on a net basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Internal Revenue Code. A non-U.S. holder that is a treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

A non-U.S. holder of shares of our Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Internal Revenue Code and is eligible for treaty benefits or (b) if shares of our Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of shares of our Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on disposition of Common Stock

Subject to the discussions of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our Common Stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to U.S. permanent establishment of the non-U.S. holder) in which case the gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as effectively connected dividend income as described above;
•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source capital losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or
•	we are or have been a United States real property holding corporation (as described below) and certain other conditions are met.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Internal Revenue Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.

Information reporting requirements and backup withholding

Information returns are required to be filed with the IRS in connection with payments of dividends, including the amount of any tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement. A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person as defined under the Internal Revenue Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our Common Stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a United States person as defined under the Internal Revenue Code (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person), or such owner otherwise establishes an exemption.

The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a refund or credit against the non-U.S. holder’s U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

FATCA withholding taxes

Payments to certain foreign entities of dividends paid on our Common Stock will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above under “—Dividends”) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Non-U.S. holders should consult their tax advisers regarding the possible implications of this withholding tax on their investment in our Common Stock.

Federal estate tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that our Common Stock owned (or treated as owned) at the time of death will be treated as U.S. situs property included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

UNDERWRITING

Aegis Capital Corp. is acting as the lead managing underwriter. Subject to the terms and conditions of an underwriting agreement between us and the underwriter, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price, less the underwriting discounts set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Underwriter	Number of Units

Aegis Capital Corp.
Total:

The underwriter is committed to purchase all the Units offered by this prospectus, if it purchases any Units. The underwriter is not obligated to purchase the Units covered by the underwriter’s option to purchase additional Units described below. The underwriter is offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

We have granted the underwriter, an option exercisable, for up to 45 days after the date of the underwriting agreement, to purchase up to 15% of the number of Units at the public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriter may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised, and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriter, and the underwriter will be obligated to purchase, these additional Units.

Discounts and Commissions

We have agreed to pay the underwriter a cash fee equal to 8.0% of the aggregate gross proceeds.

The underwriter proposes to offer Units directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriter may offer some of Units to other securities dealers at such price less a concession of up to $             per Unit. After the offering to the public, the offering price and other selling terms may be changed by the underwriter without changing the Company's proceeds from the underwriter’s purchase of Units.

The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option. The underwriting discounts are equal to the public offering price per Unit less the amount per Unit the underwriter pays us for the Units.

	Per Unit	Total without Over-allotment Option	Total Over-allotment Option
Public offering price	$	$10,000,000	$11,500,000
Underwriting discounts	$	$800,000	$920,000
Proceeds, before expenses, to us	$	$9,200,000	$10,580,000

We have agreed to pay the underwriter a non-accountable expense allowance of 1% of the gross proceeds of the offering. We estimate that the total expenses, but excluding underwriting discounts and commissions and the 1% non-accountable expense allowances, will be approximately $327,500, all of which are payable by us. This figure includes expense reimbursements we have agreed to pay the underwriter for reimbursement of its expenses related to the offering up to a maximum aggregate expense allowance of $100,000, for which we have paid a $50,000 advance, which will be returned to us to the extent not offset by actual expenses.

Underwriter’s Warrants

As additional compensation to the underwriter, upon consummation of this offering, we will issue to the underwriter or its designees warrants to purchase an aggregate number of shares of our Common Stock equal to 5% of the number of Units issued in this Offering (excluding Units sold to cover over-allotments, if any), at an exercise price per share equal to 125% of the public offering price (the “Underwriter’s Warrants”). The Underwriter’s Warrants and the underlying shares of Common Stock will not be exercised, sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter’s Warrants by any person for a period of 180 days from the effective date of the registration statement (the “Effective Date”) for this offering in accordance with FINRA Rule 5110. The Underwriter’s Warrants will be exercisable, in whole or in part, commencing one year from the Effective Date and will expire on the fourth anniversary of the Effective Date of the registration statement for this offering. We have registered the warrants and shares of Common Stock issuable upon the exercise of the underwriter’s warrants in the registration statement of which this prospectus is a part. In addition, we have granted the underwriter a one-time demand registration right and unlimited “piggyback” registration rights with respect to the underlying shares. The piggyback registration right will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

Determination of Offering Price

The public offering price set forth on the cover page of this prospectus has been determined based upon arm’s-length negotiations between the underwriter and us. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock might trade at market prices below the offering price as prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including depth and liquidity. Among the factors to be considered in these negotiations are:

●	the past and present performance of our Common Stock on the OTCQB;
●	the prospects for our Company and the industry in which we operate;
●	our past and present financial and operating performance;
●	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;
●	the prevailing conditions of United States securities markets at the time of this offering; and

●	other factors deemed relevant.

Lock-Up Agreements

Each of our executive officers, directors and affiliates, the Selling Stockholders and certain of our other existing stockholders holding at least 5% of our outstanding shares of Common Stock have agreed, subject to certain exceptions, not to, without the prior written consent of the underwriter, (i) offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our Common Stock or other securities convertible into or exercisable or exchangeable for shares of our Common Stock, whether now owned or hereafter acquired, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether to be settled by delivery of such securities, in cash or otherwise, (iii) make any demand for or exercise any right with respect to the registration of any such securities, or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any such securities, for a period of, in the case of our executive officers, directors, affiliates and 5% or greater stockholders (including such persons who are Selling Stockholders), 90 days from the date of this prospectus, or in the case of Selling Stockholders who are neither an officer nor a director of the Company the earlier of the exercise of the underwriter’s over-allotment option or 60 days from the date of this prospectus.

The underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriter will consider, among other factors, the security holder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Pursuant to the underwriting agreement, we have also agreed, for a period of 120 days from the date of the offering, that we will not, subject to specified exempt issuances, (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; or (iii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock.

Right of First Refusal

According to the terms of the underwriting agreement, the underwriter shall have the right of first refusal for a period of twelve months after the closing of this offering to act as the lead managing underwriter or placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings by us, or any of our successors or subsidiaries, during such period. Such right of first refusal will not apply to issuances of stock options, shares of our capital stock or other awards made under any equity compensation plan.

Indemnification

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on a website maintained by the underwriter. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriter has informed us that it does not expect to confirm sales of shares offered by this Prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. Specifically, the underwriter may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our Common Stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Common Stock over-allotted by the underwriter is not greater than the number of shares of Common Stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of Common Stock involved is greater than the number of shares of Common Stock in the over-allotment option. To close out a short position, the underwriter may elect to exercise all or part of the over-allotment option. The underwriter may also elect to stabilize the price of our Common Stock or reduce any short position by bidding for, and purchasing, Common Stock in the open market.

Finally, the underwriter may bid for, and purchase, shares of our Common Stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Common Stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice.

In connection with this offering, the underwriter and selling group members, if any, or their affiliates may engage in passive market making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that a passive market maker may not effect transactions or display bids for our Common Stock in excess of the highest independent bid price by persons who are not passive market makers:

●

net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker's average daily trading volume in our Common Stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Certain Relationships

The underwriter and its affiliates have provided and may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have or may in the future receive customary fees, however, except for the right of first refusal disclosed in this prospectus, we have no present arrangements with the underwriter for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Title 7 of the NRS provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys‘ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. NRS also provides that directors and officers may also be indemnified against expenses (including attorneys‘ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the securities offered by this Prospectus will be passed upon for us by Ortoli Rosenstadt LLP, 366 Madison Avenue, New York, New York 10017. Certain legal matters of U.S. Federal securities law related to the Offering will be passed upon for the underwriter by Sichenzia Ross Ference, LLP, New York, New York.

EXPERTS

The financial statements of Q BioMed Inc. as of and for the years ended November 30, 2019 and 2018 included herein have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Q BioMed Inc. to continue as a going concern as described in Note 2 to the financial statements), and are included in reliance on such report given upon such firm as experts in auditing and accounting.

Our financial statements as of and for the years ended November 30, 2019 and November 30, 2018 have been included in the registration statement in reliance upon the report of Marcum LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSELS

None of the named experts or legal counsel (i) was employed on a contingent basis or (ii) apart from William Rosenstadt, our Chief Legal Officer and a director of the Company, who is the managing partner our legal counsel, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering. Our Chief Legal Officer’s beneficial ownership of our shares of Common Stock is set out in the section of this Prospectus entitled “Beneficial Ownership of Principal Stockholders, Officers and Directors”.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a Registration Statement on Form S-1 with the Commission with respect to the Common Stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the Registration Statement and the exhibits and schedules filed with the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, including our exhibits and schedules, may be inspected without charge at the public reference room maintained by the Commission, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

We are be subject to the information and periodic reporting requirements of the Exchange Act. If we become subject to the reporting requirements of the Exchange Act, we will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the Commission’s website referred to above. If our Common Stock is never registered under the Exchange Act, following the effectiveness of the Registration Statement of which this Prospectus forms a part we will have to comply with certain reporting requirements under the Exchange Act (including the periodic reporting requirements, but excluding the proxy/information statement requirements) until at least the beginning of the fiscal year following the fiscal year in which the Registration Statement of which this Prospectus forms a part became effective.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Q BioMed Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Q BioMed Inc. (the “Company”) as of November 30, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended November 30, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended November 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2015.

New York, NY

February 28, 2020

Q BIOMED INC.

Consolidated Balance Sheets

	As of November 30,
	2019	2018
ASSETS
Current assets:
Cash	$172,636	$2,684,413
Prepaid expenses and other current assets	17,662	12,500
Total current assets	190,298	2,696,913
Intangible assets, net	450,000	500,000
Total Assets	$640,298	$3,196,913

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$652,051	$172,628
Accrued expenses	1,145,660	219,602
Accrued expenses - related party	7,500	7,500
Accrued interest payable	189,801	29,639
Convertible note payable, net	3,243,292	-
Total current liabilities	5,238,304	429,369

Long-term liabilities:
Convertible notes payable, net	447,335	2,873,272
Total long term liabilities	447,335	2,873,272
Total Liabilities	5,685,639	3,302,641

Commitments and Contingencies (Note 7)

Stockholders' Deficit:
Preferred stock, $0.001 par value; 100,000,000 shares authorized; no shares issued and outstanding as of November 30, 2019 and 2018	-	-
Common stock, $0.001 par value; 250,000,000 shares authorized; 19,709,068 and 14,290,236 shares issued and outstanding as of November 30, 2019 and 2018, respectively	19,709	14,290
Additional paid-in capital	37,328,827	31,994,129
Accumulated deficit	(42,393,877)	(32,114,147)
Total Stockholders' Deficit	(5,045,341)	(105,728)
Total Liabilities and Stockholders' Deficit	$640,298	$3,196,913

The accompanying notes are an integral part of these consolidated financial statements.

Q BIOMED INC.

Consolidated Statements of Operations

	For the year ended
	November 30,
	2019	2018
Operating expenses:
General and administrative expenses	$4,480,577	$5,781,613
Research and development expenses	3,539,381	3,238,060
Total operating expenses	8,019,958	9,019,673

Other expenses:
Interest expense	1,460,384	162,104
Change in fair value of embedded derivatives	208,240	89,000
Loss on conversion of debt	591,148	-
Total other expenses	2,259,772	251,104

Net loss	$(10,279,730)	$(9,270,777)

Net loss per share - basic and diluted	$(0.68)	$(0.67)

Weighted average shares outstanding, basic and diluted	15,040,513	13,735,134

The accompanying notes are an integral part of these consolidated financial statements.

Q BIOMED INC.

Consolidated Statement of Changes in Shareholders’ Equity (Deficit)

	Common Stock		Additional Paid in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance as of December 1, 2017	12,206,409	$12,206	$23,187,408	$(22,843,370)	$356,244
Issuance of common stock, warrants and options for services	296,952	297	2,650,180	-	2,650,477
Issuance of common stock and warrants for cash, net of offering costs	1,711,875	1,712	4,943,539	-	4,945,251
Issuance of common stock in connection with issuance of convertible notes	75,000	75	222,675	-	222,750
Beneficial conversion feature in connection with issuance of convertible notes	-	-	990,327	-	990,327
Net loss	-	-	-	(9,270,777)	(9,270,777)
Balance as of November 30, 2018	14,290,236	14,290	31,994,129	(32,114,147)	(105,728)
Issuance of common stock and warrants for cash, net of offering costs	1,521,602	1,522	621,728	-	623,250
Share based compensation for services	1,577,131	1,577	2,494,719	-	2,496,296
Issuance of common stock to convert notes payable	2,320,099	2,320	2,218,251	-	2,220,571
Net loss	-	-	-	(10,279,730)	(10,279,730)
Balance as of November 30, 2019	19,709,068	$19,709	$37,328,827	$(42,393,877)	$(5,045,341)

The accompanying notes are an integral part of these consolidated financial statements.

Q BIOMED INC.

Consolidated Statement of Cash Flows

	For the year ended
	November 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(10,279,730)	$(9,270,777)
Adjustments to reconcile net loss to net cash used in operating activities
Share based compensation for services	2,496,296	2,650,477
Change in fair value of embedded conversion option	208,240	89,000
Accretion of debt discount	1,001,153	132,349
Amortization expense	50,000	-
Loss on conversion of debt	591,148	-
Non-cash interest expense	131,265	-
Changes in operating assets and liabilities:
Prepaid expenses	(5,162)	(10,000)
Accounts payable and accrued expenses	1,405,481	(71,309)
Accrued interest payable	296,282	29,639
Net cash used in operating activities	(4,105,027)	(6,450,621)

Cash flows from investing activities:
Purchase of intangible assets	-	(500,000)
Net cash used in investing activities	-	(500,000)

Cash flows from financing activities:
Proceeds received from issuance of convertible note, net of original issuance discount and lender's fees	970,000	3,865,000
Proceeds received for issuance of common stock and warrants, net of offering costs	623,250	4,945,251
Net cash provided by financing activities	1,593,250	8,810,251

Net (decrease) increase in cash	(2,511,777)	1,859,630

Cash at beginning of the year	2,684,413	824,783
Cash at end of the year	$172,636	$2,684,413

Supplemental disclosures:
Cash paid for interest	$31,524	$-
Cash paid for income taxes	$-	$-

Supplemental disclosures for noncash investing and financing activities:
Issuance of common stock to convert notes payable and accrued interest	$1,493,511	$-
Issuance of common stock in connection with issuance convertible notes	$-	$222,750

The accompanying notes are an integral part of these consolidated financial statements.

Q BIOMED INC.

Notes to Consolidated Financial Statements

Note 1 – Organization of the Company and Description of the Business

Q BioMed Inc. (“Q BioMed” or “the Company”), incorporated in the State of Nevada on November 22, 2013, is a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. Q BioMed intends to mitigate risk by acquiring multiple assets over time and across a broad spectrum of healthcare related products, companies and sectors.  The Company intends to develop these assets to provide returns via organic growth, revenue production, out-licensing, sale or spinoff new public companies.

On December 7, 2016, the Company formed its wholly-owned subsidiary in Cayman Islands, “Q BioMed Cayman SEZC” (the “Subsidiary”). On August 13, 2019, the Company formed its wholly-owned subsidiary in Germany, “QBMG Q BioMed Germany UG”. There are no activities through November 30, 2019.

The accompanying consolidated financial statements include the accounts of the Company’s wholly-owned subsidiary.  All intercompany balances and transactions have been eliminated in consolidation.

Note 2 – Basis of Presentation and Going Concern

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The Company currently operates in one business segment focusing on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business.

Going Concern

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company has and is expected to incur net losses and cash outflows from operations in pursuit of extracting value from its acquired intellectual property. These matters, amongst others, raise doubt about the Company’s ability to continue as a going concern.

The Company has not generated any revenue from operations since inception and has limited assets upon which to commence its business operations.  Management anticipates that the Company will have to raise additional funds and/or generate revenue from drug sales within twelve months to continue operations. Additional funding will be needed to implement the Company’s business plan that includes various expenses such as fulfilling our obligations under licensing agreements, legal, operational set-up, general and administrative, marketing, employee salaries and other related start-up expenses. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and initial results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. If the Company is unable to raise sufficient funds, management will be forced to scale back the Company’s operations or cease its operations.

Management has determined that there is substantial doubt about the Company's ability to continue as a going concern within one year after the consolidated financial statements are issued. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3 – Summary of Significant Accounting Policies

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results may differ from those estimates, and such differences may be material to the consolidated financial statements. The more significant estimates and assumptions by management include among others: the valuation allowance of deferred tax assets resulting from net operating losses, the valuation of warrants on the Company’s stock and the valuation of embedded derivatives within the Company’s convertible notes payable.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. At November 30, 2019, the Company had a cash balance that is insured by the FDIC limit. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date.  U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended November 30, 2019 and 2018.  The respective carrying value of cash and accounts payable approximated their fair values as they are short term in nature.

Intangible Assets

Intangible assets subject to amortization include acquired intellectual property for a marketable product acquired in November 2018. The intellectual property is being amortized over the estimated life remaining at the time of acquisition, which is 10 years.

Intangible assets are monitored for potential impairment whenever events or circumstances indicate that the carrying amount may not be recoverable and are also reviewed annually to determine whether any impairment is necessary. The annual review of intangible assets is performed via a two-step process. First, a qualitative assessment is performed to determine if it is more likely than not that the intangible asset is impaired. If required, a quantitative assessment is performed and, if necessary, impairment is recorded.

Debt Issuance Costs

Direct costs incurred to issue non-revolving debt instruments are recognized as a reduction to the related debt balance in the accompanying Consolidated Balance Sheets and amortized to interest expense over the contractual term of the related debt using the effective interest method.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the Statement of Operations.  If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid-in capital) and amortized to interest expense over the life of the debt.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the Statement of Operations.  Depending on the features of the derivative financial instrument, the Company uses either the Black-Scholes option-pricing model or a binomial model to value the derivative instruments at inception and subsequent valuation dates.  The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Stock Based Compensation

Effective December 1, 2018, the Company adopted ASU 2018-07, by which the accounting for share-based payments to non-employees and employees is substantially aligned. Non-employee share-based payment awards are measured at grant-date fair value of the equity instruments that the Company is obligated to issue when the good has been delivered or the service has been rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied. There was no cumulative effect of the adoption of this standard.

Share-based compensation cost is recorded for all option grants and awards of non-vested stock based on the grant date fair value of the award, and is recognized over the service period required for the award. Prior to December 1, 2018, share-based compensation cost for non-employees was remeasured over the vesting term as earned.

Stock-based compensation expense is recognized in the consolidated financial statements based on the fair value of the awards granted. Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period. The Company calculates the fair value of stock options using the Black-Scholes option-pricing model at grant date.

General and administrative expenses

The significant components of general and administrative expenses consist of bank fees, printing, filing fees, other office expenses, and business license and permit fees.

Research and development

The Company expenses the cost of research and development as incurred.  Research and development expenses include costs incurred in funding research and development activities, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made.

Income Taxes

Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability each period.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties, which only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of November 30, 2019, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest during the years ended November 30, 2019. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent accounting pronouncements

On February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize all leases (with the exception of short-term leases) on the balance sheet as a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee¹s right to use, or control the use of, a specified asset for the lease term.  The guidance in ASU 2017-11 is effective for the Company on December 1, 2019.  Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. The Company does not expect the adoption of the new standard to have a material impact on its Consolidated Financial Statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.  The ASU allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for the Company on December 1, 2019. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. The Company does not expect the adoption of the new standard to have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

Recent adopted pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as modified by ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date , ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing , and ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The revenue recognition principle in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, new and enhanced disclosures will be required. Companies may adopt the new standard either using the full retrospective approach, a modified retrospective approach with practical expedients, or a cumulative effect upon adoption approach. The adoption of this standard on December 1, 2018 did not impact the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This new standard clarifies certain aspects of the statement of cash flows, including the classification of debt prepayment or debt extinguishment costs or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees and beneficial interests in securitization transactions. This new standard also clarifies that an entity should determine each separately identifiable source of use within the cash receipts and payments on the basis of the nature of the underlying cash flows. In situations in which cash receipts and payments have aspects of more than one class of cash flows and cannot be separated by source or use, the appropriate classification should depend on the activity that is likely to be the predominant source or use of cash flows for the item. The adoption of this standard on December 1, 2018 did not impact the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting. This ASU is intended to simplify aspects of share-based compensation issued to non-employees by making the guidance consistent with the accounting for employee share-based compensation. The adoption of this standard on December 1, 2018 did not impact the Company’s consolidated financial statements.

Note 4 – Loss per share

Basic net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period.  Diluted net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The table below summarizes potentially dilutive securities that were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

Potentially dilutive securities	November 30, 2019	November 30, 2018
Warrants	7,179,994	4,984,058
Convertible Notes	5,732,000	2,014,819
Stock Options	1,200,000	900,000

Note 5 – Asset Acquisition

On November 23, 2018, the Company entered into an Asset Sale Agreement (“ASA”) with GE Healthcare Limited (“GE”) whereby the Company acquired GE’s radiopharmaceutical drug, Metastron® and all related intellectual property including, but not limited to sales and distribution data, market authorizations and trademarks for Metastron® in various countries in exchange for an upfront payment of $500,000, a one-time milestone payment based on future sales, and royalty payments based on future sales. The Company did not acquire any workforce, manufacturing, inventory, sales agreements, or distribution agreements associated with Metastron®. The first commercial sale of Metastron™ by the Company will occur only after the successful transfer or assignment of all intellectual property, material sales and distribution data, technical transfer and the establishment of new manufacturing sites by the Company and under the appropriate regulatory filings required by the jurisdictions in which Metastron™ is sold.

The acquired assets are concentrated in a single asset and the set is not considered a business. As such, the transaction is recognized as the acquisition of a finite-lived intangible asset. The one-time milestone payment based on future sales, and royalty payments based on future sales will be recognized when the payments are probable and estimable, which is expected to be when the related sales targets are achieved and the payments payable to GE. The acquired asset is being amortized on a straight-line basis over its estimated 10 year life. Amortization expense for the year ended November 30, 2019 was $50,000. Amortization expense for the year ended November 30, 2018 was not significant. The estimated remaining amortization expense for each of the five succeeding fiscal year:

Year ended November 30,
2020	$50,000
2021	50,000
2022	50,000
2023	50,000
2024	50,000
Thereafter	200,000
$450,000

Note 6 – Convertible Notes

	November 30, 2019	November 30, 2018
Convertible Notes Payable, current:
Principal value of 2018 Debentures	$2,730,000	$-
Fair value of bifurcated contingent put option	74,299	-
Debt discount	(61,173)	-
Carrying value of 2018 Debentures	2,743,126	-
Principal value of 2019 August Debenture	550,000	-
Debt discount	(49,834)	-
Carrying value of 2019 August Debenture	500,166	-
Total carrying value of convertible notes payable, current	$3,243,292	$-

Convertible Notes Payable, long-term:
Principal value of 2018 Debentures	$-	$4,000,000
Fair value of bifurcated contingent put option	-	262,000
Debt discount	-	(1,388,728)
Carrying value of 2018 Debentures	-	2,873,272
Principal value of 2019 October Debenture	500,000	4,000,000
Fair value of bifurcated contingent put option	29,382	262,000
Debt discount	(82,047)	(1,388,728)
Carrying value of 2019 October Debenture	447,335	2,873,272
Total carrying value of convertible notes, long-term	$447,335	$2,873,272

2019 August Debenture

On August 28, 2019, the Company entered into a securities purchase agreement with an accredited investor pursuant to which the Company sold a convertible debenture (the “August Debenture”) with a maturity date of twelve months after the issuance thereof for $500,000. The August Debenture is in the aggregate principal amount of $550,000, which amount includes an original issue discount of $40,000, and payment of the lenders legal fees of $10,000. The August Debenture carries an interest rate of 10% per annum upon an event of default, as defined, the outstanding balance of the August Debenture bears interest at a rate of 18% per annum. The Company may prepay the August Debenture at 110% of the outstanding aggregate principal amount within the first six months of issuance and at 125% of the outstanding aggregate principal amount thereafter. Since the Company can elect to settle the August Debenture in either cash or in shares, the Company will recognize any payment in addition to the principal amount as part of debt extinguishment upon the occurrence of the payment event.

In certain circumstances, a premium is due upon the outstanding balance upon written notice from the lender. A premium of fifteen percent is due for each occurrence of any major default, a premium of ten percent is due for each occurrence of an unapproved variable security issuance default, and a premium of five percent is due for each occurrence of any minor default.

The lender has the right to convert the outstanding aggregate principal amount at any time at the conversion price of $2.50 per share. At any time that is six months after the issuance, the lender may redeem a portion of the August Debenture, not to exceed $150,000 in any month. The Company may pay such a redemption in cash and/or shares of its common stock. Any payment of such a redemption in shares of common stock shall be made at the lesser of $2.50 or 93% of the average of the four lowest VWAPs in the prior ten trading day, provided that no such conversion price shall be less than $2.00. Any payment of such a redemption in cash shall be at 120% of the amount being redeemed. Moreover, the Company has the right to defer up to two (2) separate redemptions for up to thirty (30) days each by providing written notice to the lender within three (3) trading days of its receipt of a redemption notice. In the event the Company elects to exercise its deferral right, the August Debenture’s outstanding balance shall automatically be increased by ten percent (10%) of the redemption amount to which such deferral relates.

2019 October Debenture

On October 11, 2019, the Company entered into another securities purchase agreement with an accredited investor to place Convertible Debentures (the “October Debenture”) with a maturity date of eighteen months after the issuance thereof in the aggregate principal amount of up to $750,000 provided that in case of an event of default, the October Debenture may become at the holder’s election immediately due and payable. The initial closing occurred on October 11, 2019, when the Company issued a Debenture is in the aggregate principal amount of $500,000 for proceeds of $485,000.

The October Debenture may be converted at any time on or prior to maturity at the lower of $1.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as the Company is not in default under the October Debenture, the conversion price may never be less than $0.50. The Company may not convert any portion of a October Debenture if such conversion would result in the holder beneficially owning more than 4.99% of our then issued and common stock, provided that such limitation may be waived by the holder with 65 days’ notice.

Any time after the six-month anniversary of the issuance of the October Debenture that the daily VWAP is less than $0.50 for a period of twenty consecutive trading days (the “Triggering Date”) and only for so long as such conditions exist after a Triggering Date, the Company shall make monthly payments beginning on the last calendar day of the month when the Triggering Date occurred. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% in respect of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. The Company may, no more than twice, obtain a thirty-day deferral of a monthly payment due as a result of a Triggering Date through the payment of a deferral fee in the amount equal to 10% of the total amount of such monthly payment. Each deferral payment may be paid by the issuance of such number of shares as is equal to the applicable deferral payment divided by a price per share equal to 93% of the average of the four lowest daily VWAPs during the 10 consecutive Trading Days immediately preceding the due date in respect of such monthly payment being deferred, provided that such shares issued will be immediately freely tradable shares in the hands of the holder.

Upon issuance of the October Debenture, the Company recognized a debt discount of approximately $89,000, resulting from the recognition of issuance costs of $15,000 and a bifurcated embedded derivative of $74,000.   The monthly payment provision within the October Debenture is a contingent put option that is required to be separately measured at fair value, with subsequent changes in fair value recognized in the Consolidated Statement of Operations. The fair value estimate is a Level 3 measurement. The Company estimated the fair value of the monthly payment provision by estimating the probability of the occurrence of a Triggering Date and applying the probability to the discounted maximum redemption premium for any given payment with the following key inputs:

	November 30, 2019	October 11, 2019
Strike price	$1.00	$1.00
Terms (years)	1.4	1.5
Volatility	99.5%	93.4%
Risk-free rate	1.6%	1.7%
Dividend yield	0%	0%

2018 Debentures

On September 21, 2018, the Company entered into a securities purchase agreement with an accredited investor to place Convertible Debentures (the “2018 Debentures”) with a maturity date of eighteen months after the issuance thereof in the aggregate principal amount of up to $4,000,000 (the “Transaction”), provided that in case of an event of default, the 2018 Debentures may become at the holder’s election immediately due and payable. The initial closing of the Transaction occurred on September 21, 2018 when the Company issued a Debenture for $2,000,000. The second closing occurred on November 1, 2018, when the Company issued another Debenture for $2,000,000. The 2018 Debentures bear interest at the rate of 5.5% per annum. In addition, the Company paid to the holder an up-front fee equal to 2.5% of the amount of the 2018 Debentures.

F-12

The 2018 Debentures may be converted at any time on or prior to maturity at the lower of $4.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as the Company are not in default under the 2018 Debentures, the conversion price may never be less than $2.00.

Any time after the six-month anniversary of the issuance of a Debenture that the daily VWAP is less than $2.00 for a period of twenty consecutive trading days (the “Triggering Date”) and only for so long as such conditions exist after a Triggering Date as that term is defined in the Transaction documents, the Company shall make monthly payments beginning on the last calendar day of the month when the Triggering Date occurred. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% in respect of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. The Company may, no more than twice, obtain a thirty-day deferral of a monthly payment due as a result of a Triggering Date through the payment of a deferral fee in the amount equal to 10% of the total amount of such monthly payment. Each deferral payment may be paid by the issuance of such number of shares as is equal to the applicable deferral payment divided by a price per share equal to 93% of the average of the four lowest daily VWAPs during the 10 consecutive Trading Days immediately preceding the due date in respect of such monthly payment being deferred, provided that such shares issued will be immediately freely tradable shares in the hands of the holder.

Upon issuance of the 2018 Debentures, the Company recognized a debt discount of approximately $1.5 million, resulting from the recognition of a beneficial conversion feature of $1.0 million, issuance costs of $358,000 and a bifurcated embedded derivative of $173,000.  The beneficial conversion feature was recognized as the intrinsic value of the embedded derivatives on issuance of the 2018 Debentures.  The monthly payment provision within the 2018 Debentures is a contingent put option that is required to be separately measured at fair value, with subsequent changes in fair value recognized in the Consolidated Statement of Operations. The fair value estimate is a Level 3 measurement. The Company estimated the fair value of the monthly payment provision by estimating the probability of the occurrence of a Triggering Date and applying the probability to the discounted maximum redemption premium for any given payment with the following key inputs:

	November 30, 2019	November 30, 2018
Strike price	$1.00	$1.95 - $2.97
Terms (years)	0.8	1.2 - 1.4
Volatility	99.5%	72.1% - 76.5%
Risk-free rate	1.6%	2.4% - 2.5%
Dividend yield	0%	0%

Debt Conversion

The following table summarizes debt conversion during the year ended November 30, 2019:

Principal value of 2018 Debentures	$1,270,000
Accrued interest	136,120
Fair value of bifurcated contingent put option	112,900
Debt discount	(25,509)
Sub-total	$1,493,511

Fair value of common stock issued (2,320,099 shares)	$2,220,571

Loss on conversion of debt	$595,795
Interest expense recognized from conversion of debt	$131,265

Debt Extinguishment

On September 23, 2019, the Company amended the conversion price of the 2018 Debentures (the “Amendment”). The conversion price of the 2018 Debentures was reduced to the lower of (i) $1.00, (ii) 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as the Company is not in default under the Debentures, the conversion price may never be less than $0.50. Additionally, the maturity date of the 2018 Debentures was extended to September 21, 2020.

F-13

The Amendment was treated as an extinguishment for accounting purposes. The following table summarizes the Amendment on September 23, 2019, which resulted in a $gain from debt extinguishment of approximately $5,000. The gain is presented net in the Consolidated Statements of Operations with loss on the conversion of debt.

Principal value of 2018 Debentures	$3,565,000
Fair value of bifurcated contingent put option	697,000
Debt discount	(418,115)
Carrying value of 2018 Debentures on September 23, 2019	3,843,885

Principal value of modified 2018 Debentures	3,565,000
Fair value of bifurcated contingent put option	369,401
Debt discount	(95,164)
Fair value of amended 2018 Debentures on September 23, 2019	3,839,237

Gain from debt extinguishment	$4,648

Interest expense

Interest expense, included in the accompanying Consolidated Statements of Operations, is comprised of the following for each period presented:

	For the year ended November 30,
	2019	2018
Interest expense based on the coupon interest rate of the outstanding debt	$327,966	$29,756
Accretion of debt discount	1,001,153	132,348
Interest expense related to deferral fee	131,265	-
Total interest expense	$1,460,384	$162,104

Note 7 – Commitments and Contingencies

Legal

Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss.  Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict.  Because of such uncertainties, accruals are based on the best information available at the time.  As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.

BNI matter

On December 28, 2018, the Company commenced litigation against BioNucleonics, Inc. (“BNI”) and parties related to BNI in the Supreme Court of New York, New York County (removed to federal court in February 2019). The litigation stems from a license agreement that the Company entered into with BNI in 2016 and amended from time to time. Under the agreement with BNI, the Company were granted a worldwide, exclusive license on certain BNI intellectual property and the option to acquire the BNI IP within three years of the agreement. The BNI IP consists of generic Strontium Chloride SR89 (generic Metastron®) (“SR89”) and all of BNI’s intellectual property relating to it (“BNI IP”). SR89 is a radiopharmaceutical therapeutic for cancer bone pain therapy.

F-14

The Company believes that it has fulfilled the obligations under the agreement to exercise an option to acquire the BNI IP and has notified BNI of such exercise, but BNI has not transferred the BNI IP to the Company. As a result, the Company has commenced litigation to, among other actions, obtain all of the BNI IP. The Company also seeks judgments against BNI and related parties for the misappropriation of funds, breach of contract, fraud and fraudulent inducement. In February 2019, such lawsuit was removed to the Federal court located in the Southern District of New York. On September 23, 2019, the Company entered into a settlement agreement with BNI and parties related to BNI. Pursuant to the terms of the settlement agreement, the Company settled its dispute with BNI and all parties to the litigation dismissed their claims in exchange for entering into a Second Amendment to the License Agreement (entered into on September 23, 2019) pursuant to which:

•	BNI agreed to immediately transfer and/or assign to the Company all intellectual property, patents and products that is owned by BNI that is related to Strontium-Chloride 89;

•	The Company agreed to issue BNI 50,000 shares of its common stock upon the entry into the settlement agreement and 100,000 shares of its common stock upon the approval of the U.S. Food and Drug Administration (“FDA”) approval of BNI’s Prior Approval Supplements filing

•	The Company agreed to make a cash payment to BNI of $25,000

•	The Company agreed to an on-going royalty payment of 3% on all gross profits derived by the Company from the sale of Strontium-Chloride 89 and MetastronTM; and

•	The Company agreed to assume fees and expenses related to (i) all outstanding CMO fees owed by BNI to IsoTherapeutics relating to Strontium-Chloride 89 (approximately $67,000), (ii) all outstanding fees owed by BNI to the FDA relating to Strontium-Chloride 89 (approximately $208,000) and (iii) related fees for the development and approval of Strontium-Chloride 89 following the date of the settlement agreement.

Advisory Agreements

The Company entered into customary consulting arrangements with various counterparties to provide consulting services, business development and investor relations services, pursuant to which the Company agreed to issue shares of common stock as services are received.

Lease Agreement

In December 2016, the Subsidiary entered into a lease agreement for its office space located in Cayman Islands for $30,000 per annum.  The initial term of the agreement ended in December 2019 and the Company has renewed its office lease agreement for another three years with the same terms.

Rent expense is classified within general and administrative expenses on a straight-line basis and included in the accompanying Consolidated Statements of Operations as follows:

	For the year ended November 30,
	2019	2018
Rent expense	$30,000	$30,000

License Agreements

Mannin

On October 29, 2015, the Company entered into a Patent and Technology License and Purchase Option Agreement (“Exclusive License”) with a vendor whereby the Company was granted a worldwide, exclusive, license on, and option to, acquire certain intellectual property (“Mannin IP”) which initially focused on developing a first-in-class eye drop treatment for glaucoma within the four-year term of the Exclusive License.

On March 26, 2019, the Company entered into an amendment to the Patent and Technology License and Purchase Option Agreement that it initially entered into with Mannin Research Inc. on October 29, 2015 (the “Mannin Agreement”). Under such amendment, the term of the option granted under the Mannin Agreement was extended to October 29, 2021 in exchange for the Company issuing 100,000 shares to Mannin Research Inc. on April 9, 2019.

During the years ended November 30, 2019 and 2018, the Company incurred approximately $2.1 million and $2.1 million, respectively, in research and development expenses to fund the costs of development of the eye drop treatment for glaucoma pursuant to the Exclusive License.

Washington University

On March 9, 2019, the Company entered into an Exclusive License Agreement with Washington University for license of a diagnostic marker for determining the severity of glaucoma using the expression levels of Growth Differentiation Factor 15. The agreement calls for the Company to pay an initial fee of approximately $88,000, pay annual maintenance fees ranging from $15,000 to $75,000, make additional payments upon the following milestones:

•	The first commercial sale of a companion diagnostic product;

F-15

•	Initiation of a clinical trial for a diagnostic product to support FDA PMA or 510(k) regulatory approval or the foreign equivalent;

•	PMA or 510(k) regulatory approval by the FDA or the foreign equivalent; and

•	The first commercial sale of a diagnostic product.

In additional to the above payments, royalty payments based upon sales of a companion diagnostic product or diagnostic product are required.

Note 8 - Related Party Transactions

The Company entered into consulting agreements with certain management personnel and stockholders for consulting and legal services.  Consulting and legal expenses resulting from such agreements were included within general and administrative expenses in the accompanying Consolidated Statements of Operations as follows:

	For the year ended November 30,
	2019	2018
Consulting and legal expenses	$531,751	$295,000

Note 9 - Stockholders’ Equity (Deficit)

As of November 30, 2019, and 2018, the Company is authorized to issue up to 250,000,000 shares of its $0.001 par value common stock and up to 100,000,000 shares of its $0.001 par value preferred stock.

2019 activity

Issuance of units in private placement offerings

In September 2019, the Company executed securities purchase agreements with various investors to purchase 335,887 units, each unit consisting of (i) one share of common stock and (ii) one and one half (1.5) warrants to purchase a share of common stock, at $0.86, which is 110% of the closing price of the Company’s common stock as listed on OTCQB on September 18, 2019, raising approximately $208,000 in cash.

In October and November 2019, the Company entered into a series of securities purchase agreements for the sale of 1,185,715 units at a $0.35 per unit sales price. The Company raised approximately $415,000 in cash. Each unit consisted of one share and one warrant to purchase a share of common stock at an exercise price of $0.50.

Issuance of shares and units for services

During the year ended November 30, 2019, the Company issued an aggregate of 1,428,870 shares of the Company common stock to various vendors for advisory services, valued at approximately $1.5 million based on the estimated fair market value of the stock on the date of grant and was recognized within general and administrative expenses in the accompanying Consolidated Statements of Operations.

During the year ended November 30, 2019, the Company issued 148,261 units (with each unit consisting of one share of common stock and 1.5 warrants to purchase a share of common stock) to the Company’s legal counsel in exchange for $92,000 of services provided. The fair value of the units on the issuance date was approximately $168,000. The Company recorded $76,000 as settlement cost, which is the value in excess of the services provided. The Company’s Chief Legal Officer and a Director is the Managing Partner at the law firm where these services were provided.

Issuance of shares for debt conversion

During the year ended November 30, 2019, the Company issued approximately 2.3 million shares of common stock to convert approximately $1.5 million outstanding debt, including approximately $136,000 accrued interest (see Note 6).

F-16

2018 activity

Issued for services

The Company entered into customary consulting arrangements with various counterparties to provide consulting services, business development and investor relations services.  During the year ended November 30, 2018, the Company issued an aggregate of 296,952 shares of the Company common stock to various vendors for investor relation and introductory services, valued at approximately $800,000 based on the estimated fair market value of the stock on the date of grant and was recognized within general and administrative expenses in the accompanying consolidated statements of operations for the year ended November 30, 2018.

In June 2018, the Company issued warrants to purchase up to 84,000 shares of the Company’s common stock to one vendor for services. The warrants are exercisable for three years at a per share price of $3.61.

In September 2018, the Company issued warrants to purchase up to 100,000 shares of the Company’s common stock to one vendor for services. The warrants are exercisable for five years at a per share price of $2.15.

Registered public financing

On February 1, 2018, the Company sold an aggregate of 1,711,875 shares of common stock, and 1,711,875 warrants to purchase shares of common stock, in a registered public offering for gross proceeds of approximately $5,478,000.  The warrants are exercisable for five years at $3.20 per share.  The Company paid placement agent commissions of approximately $438,000 and issued the placement agent five-year warrants to purchase 81,688 shares of common stock at $3.84 per share. After the placement agents’ commissions and other offering expenses, the Company netted approximately $4,945,000 of proceeds.

Note 10 - Warrants and Options

Summary of warrants

The following represents a summary of all outstanding warrants to purchase the Company’s common stock, including warrants issued to vendors for services and warrants issued as part of the units sold in the private placements, at November 30, 2019 and 2018 and the changes during the period then ended:

			Weighted Average
		Weighted Average	Remaining Contractual
	Warrants	Exercise Price	Life (years)	Intrinsic Value
Outstanding at December 1, 2017	3,083,995	$3.67	4.0	$250,000
Issued	1,977,563	3.19	4.1	-
Forfeited/expired	(77,500)	3.96	-	-
Outstanding at November 30, 2018	4,984,058	$3.48	3.5	$250,000
Issued	3,655,936	0.93	3.7	-
Forfeited/expired	(1,460,000)	3.28	-	-
Outstanding at November 30, 2019	7,179,994	$2.22	3.2	$2,463,340
Exercisable at November 30, 2019	7,129,994	$2.22	3.2	$2,463,340

Fair value of all outstanding warrants issued for services was calculated with the following key inputs:

	For the year ended November 30,
	2019	2018
Strike price	$0.39 - $2.02	$2.02 - $3.40
Term (years)	1.3 - 5.0	3.0 - 5.0
Volatility	79% - 130%	123% - 130%
Risk-free rate	1.5% - 2.8%	2.5% - 2.8%
Dividend yield	0.0%	0.0%

F-17

Options issued for services

The following represents a summary of all outstanding options to purchase the Company’s common stock at November 30, 2019 and 2018 and the changes during the period then ended:

			Weighted Average
		Weighted Average	Remaining Contractual
	Options	Exercise Price	Life (years)	Intrinsic Value
Outstanding at December 1, 2017	450,000	$4.00	4.5	$220,500
Issued	450,000	3.37	4.5	-
Outstanding at November 30, 2018	900,000	$3.68	4.0	$-
Issued	1,450,000	1.31	2.7	-
Forfeited/expired	(1,150,000)	3.13	-	-
Outstanding at November 30, 2019	1,200,000	$1.35	3.4	$402,500
Exercisable at November 30, 2019	1,125,000	$1.35	3.3	$376,250

Fair value of all outstanding options was calculated with the following key inputs:

	For the year ended November 30,
	2019	2018
Exercise price	$0.43 - $1.61	$3.00 - $3.61
Expected term (years)	2.7 - 5.0	5.0
Volatility	87% - 98%	128% - 130%
Risk-free rate	1.5% - 2.0%	2.5% - 2.7%
Dividend yield	0.00%	0.00%

Repricing of Existing Warrants and Options

On September 24, 2019, the Company modified an aggregated of 2,610,000 stock options and warrants (the “Options and Warrants”) that were originally granted to Mr. Denis Corin, the Company’s Chief Executive Officer and Chairman, Mr. William Rosenstadt, the Company’s Chief Legal Officer and a Director, and two other consultants for services provided to the Company. The exercise price of the Options and Warrants were reduced to $1.25 per share.

The Company immediately recognized $141,550 incremental stock-based compensation on October 1, 2019, and the remaining $6,000, to be fully recognized on February 29, 2020.

Stock-based Compensation

Stock-based compensation expense is classified within general and administrative expenses as a result of the shares, outstanding warrants and options issued to consultants and employees and included in the accompanying Consolidated Statements of Operations as follows:

	For the year ended November 30,
	2019	2018
Stock-based compensation expense	$2,496,296	$2,650,477

As of November 30, 2019, the estimated unrecognized stock-based compensation associated with these agreements is approximately $31,000 and will be fully recognized by February 29, 2020.

Note 11 - Income Taxes

At November 30, 2019, the Company has a net operating loss (“NOL”) carryforward for Federal and state income tax purposes totaling approximately $24 million available to reduce future taxable income. Of this amount, approximately $14.1 million of Federal net operating losses are carried over indefinitely, while the remaining amount begins to expire in 2034. Some of the state net operating losses follow the Federal Tax Cuts and Jobs Act and are carried over indefinitely, and others have various expiration dates.

The NOL carry forward is subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Under the Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of the Company’s net operating loss carryforwards to offset taxable income may be limited based on cumulative changes in ownership. The Company has not completed an analysis to determine whether any such limitations have been triggered as of November 30, 2019. The amount of the annual limitation, if any, will be determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

F-18

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on the Company’s history of operating losses since inception, the Company has concluded that it is more likely than not that the benefit of its deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of November 30, 2019 and 2018. The valuation allowance increased by approximately $3.0 million and $1.2 million for the fiscal years ended November 30, 2019 and 2018.

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	As of November 30,
	2019	2018
Deferred tax assets:
Net-operating loss carryforward	$8,322,959	$5,666,313
Stock-based compensation	4,417,762	4,014,863
License agreement	476,906	463,269
Tax amortization for license agreement	(613,954)	(221,988)
Charitable contributions	303	294
Other accrued expenses	399,411	76,411
Total deferred tax assets	13,003,387	9,999,162
Valuation allowance	(13,003,387)	(9,999,162)
Deferred tax asset, net of allowance	$-	$-

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

	For the year ended November 30,
	2019	2018
Statutory Federal income tax rate	(21.0)%	(22.1)%
State and local taxes, net of Federal tax benefit	(13.6)%	(11.6)%
Deferred tax true-up	0.4%	(4.4)%
Gain/loss on conversion and extinguishment of debt	2.0%	0.0%
Loss on settlement	0.3%	0.0%
Change in fair value of embedded conversion option and related accretion of interest expense	4.2%	0.8%
Meals and entertainment	0.1%	0.0%
Non-U.S. operations	1.4%	1.3%
Deferred tax rate change	(3.0)%	22.7%
Change in Valuation Allowance	29.2%	13.3%
Income Taxes Provision (Benefit)	0.0%	0.0%

F-19

The Company's major tax jurisdictions are the United States and New York. All of the Company's tax years will remain open starting 2014 for examination by the Federal and state tax authorities from the date of utilization of the net operating loss. The Company does not have any tax audits pending.

Note 12 - Subsequent Events

On December 6, 2019, the Company issued a debenture for $1,000,000 pursuant to a securities purchase agreement with an accredited investor. The debenture has a maturity date of June 6, 2021. The debenture bears interest at the rate of 5.5% per annum, and on issuance, the Company paid to the holder a commitment fee equal to 2.5% of the amount of the debenture.

On January 15, 2020, the Company issued another debenture for $1,000,000 pursuant to the same securities purchase agreement dated December 6, 2019. The debenture has a maturity date of June 6, 2021, provided that in case of an event of default, the debenture may become at the holder’s election immediately due and payable. The debenture bears interest at the rate of 5.5% per annum, and on issuance, the Company paid to the holder a commitment fee equal to 2.5% of the amount of the debenture.

On February 10, 2020, the Company issued 885,000 warrants to certain consultants and service providers in exchange for services rendered. The warrants are exercisable into shares of the Company’s common stock for five years from the date of issuance at an exercise price of $2.12 per share.

On February 10, 2020, the Company issued 1,500,000 warrants to the Company’s two officers in exchange for services rendered. The warrants are exercisable into shares of the Company’s common stock in six months from their issuance until five years from the date of issuance at an exercise price of $2.12 per share.

F-20

PART I - FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements

Q BIOMED INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	As of August 31,	As of November 30,
	2020	2019
ASSETS
Current assets:
Cash	$1,326,359	$172,636
Accounts receivable	12,300	-
Prepaid expenses and other current assets	133,964	17,662
Total current assets	1,472,623	190,298
Intangible assets, net	412,500	450,000
Total Assets	$1,885,123	$640,298

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$357,973	$652,051
Accrued expenses	1,265,571	1,145,660
Accrued expenses - related party	4,000	7,500
Accrued interest payable	40,876	189,801
Convertible note payable, net	-	3,243,292
Total current liabilities	1,668,420	5,238,304

Long-term liabilities:
Convertible notes payable, net	90,096	447,335
Total long-term liabilities	90,096	447,335
Total Liabilities	1,758,516	5,685,639

Commitments and Contingencies (Note 6)

Stockholders' Equity (Deficit):
Preferred stock, $0.001 par value; 100,000,000 shares authorized as of August 31, 2020 and November 30, 2019
Convertible Series A, 500,000 shares designated - 227,998 and 0 shares issued and outstanding at August 31, 2020 and November 30, 2019, respectively	2,189,846	-
Convertible Series B, 1,000,000 shares designated - 503,134 and 0 shares issued and outstanding at August 31, 2020 and November 30, 2019, respectively	5,024,973	-
Common stock, $0.001 par value; 250,000,000 shares authorized; 22,774,232 and 19,709,068 shares issued and outstanding as of August 31, 2020 and November 30, 2019, respectively	22,774	19,709
Additional paid-in capital	45,345,017	37,328,827
Accumulated deficit	(52,456,003)	(42,393,877)
Total Stockholders' Equity (Deficit)	126,607	(5,045,341)
Total Liabilities and Stockholders' Equity (Deficit)	$1,885,123	$640,298

The accompanying notes are an integral part of these condensed consolidated financial statements

Q BioMed Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months ended		For the Nine Months ended
	August 31, 2020	August 31, 2019	August 31, 2020	August 31, 2019
Net Sales	$15,000	$-	$30,000	$-
Cost of sales	158,516	-	193,211	-
Gross loss	(143,516)	-	(163,211)	-
Operating expenses:
General and administrative expenses	1,491,613	968,383	8,659,819	3,406,853
Research and development expenses	613,707	786,600	896,908	2,672,715
Total operating expenses	2,105,320	1,754,983	9,556,727	6,079,568
Loss from operations	(2,248,836)	(1,754,983)	(9,719,938)	(6,079,568)
Other (income) expenses:
Interest expense	9,025	476,627	291,626	1,137,271
Change in fair value of embedded derivatives	-	118,000	19,163	396,000
Loss on induced conversion of debt	-	197,078	-	197,078
Loss on debt extinguishment	-	-	31,399	-
Total other expenses	9,025	791,705	342,188	1,730,349
Net loss	(2,257,861)	(2,546,688)	(10,062,126)	(7,809,917)
Accumulated dividend on convertible preferred stock	(146,227)	-	(230,699)	-
Deemed dividend on convertible preferred stock due to beneficial conversion feature	-	-	(482,945)	-
Net loss attributable to common stockholders	$(2,404,088)	$(2,546,688)	$(10,775,770)	$(7,809,917)

Net loss per share - basic and diluted	$(0.11)	$(0.17)	$(0.50)	$(0.54)

Weighted average shares outstanding, basic and diluted	22,433,141	14,756,302	21,731,159	14,580,630

The accompanying notes are an integral part of these condensed consolidated financial statements

Q BIOMED INC.
Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit)
(Unaudited)

	For the Three Months Ended August 31, 2020
	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Deficit	Equity (Deficit)
Balance as of June 1, 2020	227,998	$2,144,246	503,134	$4,924,346	22,650,685	$22,650	$45,219,938	$(50,198,142)	$2,113,038
Accumulated dividend on convertible preferred stock	-	45,600	-	100,627	-	-	(146,227)	-	-
Share based compensation for services	-	-	-	-	123,547	124	271,306	-	271,430
Net loss	-	-	-	-	-	-	-	(2,257,861)	(2,257,861)
Balance as of August 31, 2020	227,998	$2,189,846	503,134	$5,024,973	22,774,232	$22,774	$45,345,017	$(52,456,003)	$126,607

	For the Nine Months Ended August 31, 2020
	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Deficit	Equity (Deficit)
Balance as of December 1, 2019	-	$-	-	$-	19,709,068	$19,709	$37,328,827	$(42,393,877)	$(5,045,341)
Issuance of Series A and Series B preferred stock for cash	100,000	975,000	300,000	2,975,000	-	-	-	-	3,950,000
Issuance of Series A and Series B preferred stock to convert notes payable and accrued interest	127,998	1,279,980	203,134	2,031,340	-	-	-	-	3,311,320
Offering cost related issuance of Series A and Series B preferred stock	-	(138,600)	-	(138,600)	-	-	277,200	-	-
Beneficial conversion feature of Series A convertible preferred stock	-	(252,786)	-	-	-	-	252,786	-	-
Deemed dividends related to immediate accretion of beneficial conversion feature of Series A convertible preferred stock	-	252,786	-	-	-	-	(252,786)	-	-
Beneficial conversion feature of Series B convertible preferred stock	-	-	-	(230,159)	-	-	230,159	-	-
Deemed dividends related to immediate accretion of beneficial conversion feature of Series B convertible preferred stock	-	-	-	230,159	-	-	(230,159)	-	-
Accumulated dividend on convertible preferred stock	-	73,466	-	157,233	-	-	(230,699)	-	-
Issuance of common stock to convert notes payable	-	-	-	-	2,811,198	2,811	2,732,489	-	2,735,300
Cashless warrants exercise	-	-	-	-	20,860	21	(21)	-	-
Share based compensation for services	-	-	-	-	233,106	233	4,982,213	-	4,982,446
Share based compensation related to warrants modification	-	-	-	-	-	-	255,008	-	255,008
Net loss	-	-	-	-	-	-	-	(10,062,126)	(10,062,126)
Balance as of August 31, 2020	227,998	$2,189,846	503,134	$5,024,973	22,774,232	$22,774	$45,345,017	$(52,456,003)	$126,607

Q BIOMED INC.
Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit)
(Unaudited)

	For the Three Months Ended August 31, 2019
	Common Stock		Additional Paid in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance as of June 1, 2019	14,677,136	$14,676	$33,002,224	$(37,377,376)	$(4,360,476)
Share based compensation for services	139,641	141	340,986	-	341,127
Issuance of common stock to partially convert notes payable	146,863	147	293,579	-	293,726
Issuance of common stock as inducement to partially convert notes payable	187,693	188	196,890	-	197,078
Issuance of common stock to defer monthly contingent payment of convertible note	30,894	30	32,408	-	32,438
Net loss	-	-	-	(2,546,688)	(2,546,688)
Balance as of August 31, 2019	15,182,227	$15,182	$33,866,087	$(39,924,064)	$(6,042,795)

	For the Nine Months Ended August 31, 2019
	Common Stock		Additional Paid in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 1, 2018	14,290,236	$14,290	$31,994,129	$(32,114,147)	$(105,728)
Share based compensation for services	526,541	527	1,349,081	-	1,349,608
Issuance of common stock to partially convert notes payable	146,863	147	293,579	-	293,726
Issuance of common stock as inducement to partially convert notes payable	187,693	188	196,890	-	197,078
Issuance of common stock to defer monthly contingent payment of convertible note	30,894	30	32,408	-	32,438
Net loss	-	-	-	(7,809,917)	(7,809,917)
Balance as of August 31, 2019	15,182,227	$15,182	$33,866,087	$(39,924,064)	$(6,042,795)

The accompanying notes are an integral part of these condensed consolidated financial statements

Q BIOMED INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months ended
	August 31, 2020	August 31, 2019
Cash flows from operating activities:
Net loss	$(10,062,126)	$(7,809,917)
Adjustments to reconcile net loss to net cash used in operating activities
Share based compensation for services	4,982,446	1,349,608
Share based compensation related to warrants modification	255,008	-
Change in fair value of embedded conversion option	19,163	396,000
Accretion of debt discount	136,705	907,437
Amortization expense	37,500	37,500
Loss on debt extinguishment	31,399	-
Loss on induced conversion of debt	-	197,078
Non-cash interest expense	-	32,438
Changes in operating assets and liabilities:
Accounts receivable	(12,300)	-
Prepaid expenses	(116,302)	(16,046)
Accounts payable and accrued expenses	(187,667)	1,646,699
Accrued expenses - related party	-	17,500
Accrued interest payable	154,897	165,713
Net cash used in operating activities	(4,761,277)	(3,075,990)

Cash flows from financing activities:
Proceeds from issuance of Series A and Series B convertible preferred stock, net of issuance costs	3,950,000	-
Proceeds received from issuance of convertible note	1,965,000	500,000
Proceeds from investor advances	-	193,250
Net cash provided by financing activities	5,915,000	693,250

Net increase (decrease) in cash	1,153,723	(2,382,740)

Cash at beginning of period	172,636	2,684,413
Cash at end of the period	$1,326,359	$301,673

Supplemental disclosures:
Cash paid for interest	$-	$31,524.00
Cash paid for income taxes	$-	$-

Supplemental disclosures for noncash investing and financing activities:
Issuance of common stock to convert notes payable and accrued interest	$2,735,300	$293,726.00
Accrued debt issuance costs	$-	$15,000.00
Issuance of Series A and Series B preferred stock in exchange for outstanding convertible notes payable and accrued interest	$3,311,320	$-
Accumulated dividend on convertible preferred stock	$230,699	$-
Shares payable related to debt modification	$10,000	$-

The accompanying notes are an integral part of these condensed consolidated financial statements

Q BIOMED INC.

Notes to Condensed Consolidated Financial Statements

Note 1 - Organization of the Company and Description of the Business

Q BioMed Inc. (“Q BioMed”) and its wholly owned subsidiaries Q BioMed Cayman SEZC and QBMG Q BioMed Germany UG (collectively, “the Company”), is a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. Q BioMed intends to mitigate risk by acquiring multiple assets over time and across a broad spectrum of healthcare related products, companies and sectors. The Company intends to develop these assets to provide returns via organic growth, revenue production, out-licensing, sale or spinoff new public companies.

The accompanying condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Note 2 - Financial Condition, Going Concern and Management Plans

The Company currently operates in one business segment focusing on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business.

The accompanying condensed consolidated financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company has and is expected to incur net losses and cash outflows from operations in pursuit of extracting value from its acquired intellectual property. These matters, amongst others, raise doubt about the Company’s ability to continue as a going concern.

The Company does not generate material revenue from operations since inception and has limited assets upon which to commence its business operations. Management anticipates that the Company will have to raise additional funds and/or generate significant revenue from drug sales within twelve months to continue operations. Additional funding will be needed to implement the Company’s business plan that includes various expenses such as fulfilling our obligations under licensing agreements, legal, operational set-up, general and administrative, marketing, employee salaries and other related start-up expenses. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and initial results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us. If the Company is unable to raise sufficient funds, management will be forced to scale back the Company’s operations or cease its operations.

Management has determined that there is substantial doubt about the Company's ability to continue as a going concern within one year after the condensed consolidated financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

The impact of the worldwide spread of a novel strain of coronavirus (“COVID-19”) has been unprecedented and unpredictable, but based on the Company’s current assessment, the Company does not expect any material impact on its long-term strategic plans, operations and its liquidity due to the worldwide spread of COVID-19. However, the Company is continuing to assess the effect on its operations by monitoring the spread of COVID-19 and the actions implemented to combat the virus throughout the world and its assessment of the impact of COVID-19 may change.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim period unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. These condensed consolidated financial statements are unaudited and should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2019. Certain disclosures included in the annual financial statements have been condensed or omitted from these financial statements as they are not required for interim financial statements under U.S. GAAP and the rules of the SEC. These unaudited consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. These adjustments are of a normal, recurring nature. Interim period operating results may not be indicative of the operating results for a full year.

Q BIOMED INC.

Notes to Condensed Consolidated Financial Statements

The Company’s significant accounting policies are disclosed in the audited financial statements for the year ended November 30, 2019 included in the Company’s Form 10-K.

Revenue Recognition

The core principle of Topic 606 (FASB ASC 606) is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The revenue recognition guidance contained in Topic 606, to follow the five-step revenue recognition model along with other guidance impacted by this standard: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transportation price; (4) allocate the transportation price; (5) recognize revenue when or as the entity satisfies a performance obligation. Previous practices were broadly consistent with this approach, and the company determined the amount of revenue based on the amount customer paid or promised to pay.

The Company satisfies its performance obligation to deliver products when the customer has received the products, which is when title to the goods has transferred and the customer has control of the products. Payments from customers are generally received within 90 days of when the product is delivered.

Because the Company’s agreements have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash held in banks and accounts receivable. Cash is maintained in accounts with financial institutions, which, at times may exceed the federal depository insurance coverage of $250,000. At August 31, 2020, the Company has not experienced losses on these cash accounts.

The Company sells its product through a global marketer, wholesale distributors and specialty contracted pharmacies on 90-day or better payment terms. The Company continuously monitors the creditworthiness of its customers and adheres to internal policies regarding customer credit limits. The Company estimates an allowance for doubtful accounts primarily based on historical payment patterns, aging of receivable balances and general economic conditions. The Company has not experienced any credit losses to-date.

Recent Accounting Standards

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for the Company on December 1, 2022, Early adoption is permitted, but no earlier than December 1, 2021. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements and related disclosures.

Q BIOMED INC.

Notes to Condensed Consolidated Financial Statements

Recently Adopted Standards

On February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize all leases (with the exception of short-term leases) on the balance sheet as a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee¹s right to use, or control the use of, a specified asset for the lease term. The Company adopted ASC 842 on December 1, 2019, using the optional transition method to apply the new guidance as of December 1, 2019, rather than as of the earliest period presented, and elected the package of practical expedients described above. The adoption of this standard on December 1, 2019 did not impact the Company’s condensed consolidated financial statements as the Company is not subject to any lease agreements on December 1, 2019.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The ASU allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. The adoption of this standard on December 1, 2019, did not impact the Company’s condensed consolidated financial statements.

Note 4 - Loss per share

Basic net loss per share was calculated by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding during the period. Diluted net loss per share was calculated by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. The table below summarizes potentially dilutive securities that were not considered in the computation of diluted net loss per share because they would be anti-dilutive.

Potentially dilutive securities	August 31, 2020	November 30, 2019
Series A convertible preferred stock	2,280,000	-
Series B convertible preferred stock	3,787,000	-
Warrants	9,801,000	7,180,000
Stock Options	2,150,000	1,200,000
Convertible Notes	56,000	5,732,000
Potentially dilutive securities	18,074,000	14,112,000

Q BIOMED INC.

Notes to Condensed Consolidated Financial Statements

Note 5 - Convertible Notes

	August 31, 2020	November 30, 2019
Convertible Notes Payable, current:
Principal value of 2018 Debenture	$-	$2,730,000
Fair value of bifurcated contingent put option	-	74,000
Debt discount	-	(61,000)
Carrying value of 2018 Debenture	-	2,743,000
Principal value of 2019 August Debenture	-	550,000
Debt discount	-	(50,000)
Carrying value of 2019 August Debenture	-	500,000
Total carrying value of convertible notes payable, current	$-	$3,243,000

Convertible Notes Payable, long-term:
Principal value of 2019 October Debenture	$-	$500,000
Fair value of bifurcated contingent put option	-	29,000
Debt discount	-	(82,000)
Carrying value of 2019 October Debenture	-	447,000
Principal value of 2019 August Debenture	100,000	-
Debt discount	(10,000)	-
Carrying value of 2019 August Debenture	90,000	-
Total carrying value of convertible notes, long-term	$90,000	$447,000

During the nine months ended August 31, 2020, the Company raised approximately $2.0 million from the issuance of various debentures (the “Debentures”). The Debentures have a maturity date of June 6, 2021. The Debentures bear interest at the rate of 5.5% per annum, and on issuance, the Company paid to the holder a commitment fee equal to 2.5% of the amount of the Debentures.

The Debentures may be converted at any time on or prior to maturity at the lower of $3.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as we are not in default under the Debenture, the conversion price may never be less than $2.00. Any time after the six-month anniversary of the issuance of the Debentures that the daily VWAP is less than $2.00 for a period of twenty consecutive trading days (the “Triggering Date”) and only for so long as such conditions exist after a Triggering Date, the Company shall make monthly payments beginning on the last calendar day of the month when the Triggering Date occurred. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 20% in respect of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. The Company may, no more than twice, obtain a thirty-day deferral of a monthly payment due as a result of a Triggering Date through the payment of a deferral fee in the amount equal to 10% of the total amount of such monthly payment. Each deferral payment may be paid at the option of the Company in cash or by the issuance of such number of shares as is equal to the applicable deferral payment divided by a price per share equal to 93% of the average of the four lowest daily VWAPs during the 10 consecutive Trading Days immediately preceding the due date in respect of such monthly payment being deferred, provided that such shares issued will be immediately freely tradable shares in the hands of the holder.

Upon issuance of the Debentures, the Company recognized a debt discount of approximately $0.3 million, resulting from the recognition of issuance costs of $35,000 and a bifurcated embedded derivative of $0.3 million. The monthly payment provision within the Debentures is a contingent put option that is required to be separately measured at fair value, with subsequent changes in fair value recognized in the Condensed Consolidated Statement of Operations. The fair value estimate is a Level 3 measurement. The Company estimated the fair value of the monthly payment provision by estimating the probability of the occurrence of a Triggering Date and applying the probability to the discounted maximum redemption premium for any given payment with the following key inputs:

Q BIOMED INC.

Notes to Condensed Consolidated Financial Statements

	January 15, 2020	December 6, 2019
Strike price	$3.00	$3.00
Terms (years)	1.4	1.5
Volatility	97%	98%
Risk-free rate	1.7%	1.6%
Dividend yield	0%	0%

The following table summarizes key inputs for embedded convers features on the date of conversions:

Conversion Date
Strike price	$1.00 - $3.00
Terms (years)	0.8
Volatility	126%
Risk-free rate	0.2%
Dividend yield	0%

As of August 31, 2020, there are no notes outstanding with embedded conversion features.

Debt Conversion

The following table summarizes debt conversion during the nine months ended August 31, 2020:

Principal value of 2018 Debenture	$2,730,000
Remaining debt discount	(28,000)
Accrued interest	223,000
Fair value of bifurcated contingent put option	126,000
Sub-total	3,051,000
Principal value of 2019 Debenture	1,950,000
Remaining debt discount	(220,000)
Accrued interest	58,000
Fair value of bifurcated contingent put option	157,000
Sub-total	1,945,000
Principal value of 2020 Debenture	1,000,000
Remaining debt discount	(140,000)
Accrued interest	22,000
Fair value of bifurcated contingent put option	137,000
Sub-total	1,019,000
Total debt conversion amount	6,015,000

Fair value of Series A convertible preferred stock issued (127,998 shares)	1,280,000
Fair value of Series B convertible preferred stock issued (2,031,340 shares)	2,031,000
Fair value of common stock issued (2,811,198 shares)	2,735,000
Loss on debt extinguishment during the nine months ended August 31, 2020	$(31,000)

Q BIOMED INC.

Notes to Condensed Consolidated Financial Statements

Debt Modification

On August 25, 2020, the Company entered into an extension agreement (the “Agreement”) with the holder of August 2019 debenture (the “Holder”) to extend the maturity date from August 29, 2020 to September 30, 2021. As a consideration, the Company agreed to issue the Holder $10,000 worth of common stock on or before September 30, 2020 based on the closing price on August 25, 2020. The Agreement was recognized as a debt modification. The Company recognized an additional $10,000 debt discount on the amendment date, which will be amortized to interest expense over the remaining term of the debt.

Interest expense

Interest expense, included in the accompanying Condensed Consolidated Statements of Operations, is comprised of the following for each period presented:

	For the Three Months ended		For the Nine Months ended
	August 31, 2020	August 31, 2019	August 31, 2020	August 31, 2019
Interest expense based on the coupon interest rate of the outstanding debt	$6,000	55,000	$156,000	166,000
Accretion of debt discount	3,000	390,000	136,000	907,000
Costs incurred to defer monthly contingent payments of convertible notes	-	32,000	-	64,000
Total interest expense	$9,000	$477,000	$292,000	$1,137,000

Note 6 - Commitments and Contingencies

Legal

Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.

Note 7 - Related Party Transactions

The Company entered into consulting agreements with certain management personnel and stockholders for consulting and legal services. Consulting and legal expenses resulting from such agreements were included within general and administrative expenses in the accompanying Condensed Consolidated Statements of Operations as follows:

	For the Three Months ended		For the Nine Months ended
	August 31, 2020	August 31, 2019	August 31, 2020	August 31, 2019
Consulting and legal expenses	$105,000	$78,000	$315,000	$270,000

Note 8 - Stockholders’ Equity Deficit

Common Shares

Issuance of shares for services

During the nine months ended August 31, 2020, the Company issued an aggregate of 0.2 million shares of the Company common stock to various vendors for advisory services, valued at approximately $0.5 million based on the estimated fair market value of the stock on the date of grant and was recognized within general and administrative expenses in the accompanying Condensed Consolidated Statements of Operations.

Q BIOMED INC.

Notes to Condensed Consolidated Financial Statements

Preferred Shares

Amendments to Articles of Incorporation or Bylaws

On April 3, 2020, the Company’s Board of Directors authorized the creation of up to 500,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Shares”) and up to 1,000,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Shares”). On April 6, 2020, the Company filed a Certificate of Designations with the Secretary of Nevada creating such Series A and Series B Preferred Shares (collectively, the “Preferred Shares”).

The original issue price and the liquidation value per share, as of August 31, 2020, of each class of preferred stock is as follows:

	Original Issue Price	Liquidation Value
	Per Share	Per Share
Series A Preferred Share	$10.00	$10.32
Series B Preferred Share	$10.00	$10.31

The following is a summary of the rights of the holders of the Preferred Shares:

Voting. Except to the extent required by law, the holders of the Preferred Shares do not have the right to vote on the matters that the holders of the common stock have the right to vote upon. The holders of the Preferred Shares may vote upon matters affecting the Preferred Shares, provided that if the vote concerns all Preferred Shares, the holders of the Series A Preferred Shares shall vote together with the holders of the Series B Preferred Shares.

Liquidation. The holders of the Preferred Shares have a liquidation preference over the holders of the common stock. Such preference consists of the right to receive upon the Company’s voluntary or involuntary liquidation, dissolution or winding up the liquidation value of each Series A and Series B Preferred Share prior to the payment of any amounts to the holders of the common stock. The liquidation value of each Series A and Series B Preferred Share shall be equal to $10 plus any accrued but unpaid dividends thereon.

Dividends. Every three months, the Company is required to pay each holder of Preferred Shares a dividend equal to 2% of the liquidation value of such shares (which is equal to 8% on annual basis). Such dividends shall be paid in shares of the Company’s common stock in an amount equal to the dollar amount of such payment divided by the VWAP of the Company’s common stock on the date that such dividend payment is due, provided that the Company may not issue such shares of common stock if such share issuance would cause the holder to beneficially own more than 9.99% of the Company’s common stock.

Conversion of Series A Preferred Shares. Each Series A Preferred Share may be converted into shares of the Company’s common stock in an amount that is equal to the liquidation value divided by $1.00. The Company may force the conversion of the Series A Preferred Shares if each of the following conditions (the “Forced Equity Conditions”) has been met:

(i)	on each trading day during the period beginning ten trading days prior to the forced conversion (the "Equity Conditions Measuring Period"), the VWAP of the Company’s common stock is in excess of $5.00,

(ii)	on each trading day during Equity Conditions Measuring Period, the dollar volume of the Company’s common stock traded is in excess of $750,000,

(iii)	on each day during the Equity Conditions Measuring Period, the shares of the Company’s common stock underlying the Series A Preferred Shares to be converted shall either (x) be registered for resale on an effective registration statement or (y) eligible for resale without restriction and without the need for registration under any applicable federal or state securities laws,

(iv)	on each day during the Equity Conditions Measuring Period, the Company’s common stock is designated for quotation on the Company’s principal market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; and

Q BIOMED INC.

Notes to Condensed Consolidated Financial Statements

(v)	during the Equity Conditions Measuring Period, there shall not have occurred either (A) an Event of Default or (B) an event that with the passage of time or giving of notice would constitute an Event of Default.

Conversion of Series B Preferred Shares. Each Series B Preferred Share may be converted into shares of the Company’s common stock in an amount that is equal to the liquidation value divided by the applicable conversion rate. The conversion rate shall be the lower of: (a) $2.70 or (b) 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that the conversion price may not be less than $1.00; further provided that if the VWAP of the Company’s common stock for any 40 consecutive trading days is less than $1.00 for 30 of those days, then such floor conversion price shall be reduced from $1.00 to $0.35.

The Company may not issue shares of common stock upon pursuant to the conversions discussed above if such conversion would cause a holder to beneficially own more than 9.99% of our then outstanding common stock.

Financing Agreements

On April 6, 2020, the Company entered into a securities purchase agreement (the “SPA”) with accredited investors (the “Investors”). Pursuant to the SPA, the Company issued the following securities:

•	127,998 shares of Series A Convertible Preferred Stock (the “Series A”) in exchange for convertible debentures with principal and interest of approximately $1.3 million;

•	100,000 Series A Preferred Shares for cash of $1.0 million,

•	203,134 shares of Series B Convertible Preferred Stock (‘the “Series B”) in exchange for convertible debentures with principal and interest of approximately $2.0 million;

•	300,000 Series B Preferred Shares for cash of $3.0 million

The fair value of the Company’s common stock on the issuance date is higher than the effective conversion price of both the Series A Preferred Shares and the Series B Preferred Shares (collectively, the “Preferred Shares”), therefore the Company recorded a beneficial conversion feature (“BCF”) of approximately $0.5 million on the Preferred Shares. The discount to the aggregate stated value of the Preferred Shares, resulting from recognition of the BCF was immediately accreted as a reduction of additional paid-in capital and an increase in the carrying value of the Preferred Shares. The accretion is presented in the Consolidated Statement of Operations as a deemed dividend, increasing net loss to arrive at net loss attributable to common stockholders.

The Company had accumulated dividends payable on the Preferred Shares of approximately $0.2 million as of August 31, 2020.

Q BIOMED INC.
Notes to Condensed Consolidated Financial Statements

Note 9 - Warrants and Options

Summary of warrants

The following represents a summary of all outstanding warrants to purchase the Company’s common stock, including warrants issued to vendors for services and warrants issued as part of the units sold in the private placements, at May 31, 2020 and the changes during the period then ended:

			Weighted Average
		Weighted Average	Remaining Contractual
	Warrants	Exercise Price	Life (years)	Intrinsic Value
Outstanding at December 1, 2019	7,180,000	$2.22	3.2	$2,463,000
Issued	3,065,000	2.13	4.3	-
Cashless exercise	(30,000)	0.86	-	-
Forfeited/expired	(414,000)	3.95	-	-
Outstanding at August 31, 2020	9,801,000	$2.11	3.1	$1,668,000
Exercisable at August 31, 2020	9,788,000	$2.11	3.1	$1,668,000

During the nine months ended August 31, 2020, the Company issued 1,500,000 warrants to the Company’s two officers in exchange for services rendered. The warrants are exercisable into shares of the Company’s common stock in six months from their issuance until five years from the date of issuance at an exercise price of $2.12 per share.

During the nine months ended August 31, 2020, the Company issued 901,000 warrants to certain consultants and service providers in exchange for services rendered. The warrants are exercisable into shares of the Company’s common stock between 3-5 years from the date of issuance at an exercise price between $2.00 to $2.12 per share.

During the nine months ended August 31, 2020, the Company issued 250,000 warrants to certain consultants for legal services provided regarding issuance of Preferred Shares and preparation of registration statement. The warrants are exercisable into shares of the Company’s common stock in six months from their issuance until five years from the date of issuance at an exercise price of $2.12 per share. The Company recorded approximately $0.1 million as a direct offering cost in Stockholders’ equity.

The following assumptions were used to estimate the fair value of warrants granted during the nine months ended August 31, 2020:

For the Nine Months ended
August 31, 2020
Strike price	$2.12
Term (years)	5.0
Volatility	120%
Risk-free rate	1.3%
Dividend yield	0.0%

Modification of Warrants

On February 12, 2020, the Company modified an aggregate of 245,625 warrants that were originally granted to certain investors and consultants. The exercise price of the warrants was reduced to $2.33 per share and the term of the warrants were extended for 2 years from the original expiration date. The Company received $20,000 cash from one of the investors as consideration for this modification.

On May 1, 2020, the Company modified an aggregated of 168,000 warrants that were originally granted to certain consultants. The exercise price of the warrants was reduced to $2.00 per share and the term of the warrants were extended for 2-3 years from the original expiration date.

Q BIOMED INC.
Notes to Condensed Consolidated Financial Statements

The Company immediately recognized approximately $0.2 million of incremental stock-based compensation for the modifications during the nine months ended August 31, 2020 based on the following weighted average assumptions:

	After Modification	Before Modification
Strike price	$2.20	$4.20
Term (years)	3.7	1.5
Volatility	124%	164%
Risk-free rate	0.9%	1.1%
Dividend yield	0.0%	0.0%

Options Issued for Services

The following represents a summary of all outstanding options to purchase the Company’s common stock at August 31, 2020 and the changes during the period then ended:

			Weighted Average
		Weighted Average	Remaining Contractual
	Options	Exercise Price	Life (years)	Intrinsic Value
Outstanding at December 1, 2019	1,200,000	$1.35	3.4	$721,000
Issued	950,000	1.46	4.9	-
Outstanding at August 31, 2020	2,150,000	$1.40	3.6	$161,000
Exercisable at August 31, 2020	1,290,000	$1.36	2.7	$161,000

The following assumptions were used to compute the fair value of options granted during the nine months ended August 31, 2020:

For the Nine Months ended
August 31, 2020
Strike price	$1.46
Term (years)	5.00
Volatility	115%
Risk-free rate	0.5%
Dividend yield	0.0%

Stock-based Compensation

The Company recognized general and administrative expenses of approximately $5 million and $0.5 million as a result of the shares, outstanding warrants and options issued to consultants and employees during the nine months ended August 31, 2020 and 2019, respectively.

As of August 31, 2020, the estimated unrecognized stock-based compensation associate with these agreements is approximately $0.9 million and will be fully recognized over the next 12 months.

Note 10 – Subsequent Events

On September 15, 2020, the Company issued 416,667 shares of common stock to Mannin to settle outstanding payables of $0.75 million, which was net of $61,000 receivables. The fair value the common shares was approximately $0.55 million on September 15, 2020.

[—] Units (with each unit consisting of a share of Common Stock and a Warrant to purchase a share of common stock)

Prospectus

, 2021

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this Prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this Prospectus, nor any sale made hereunder, shall create any implication that the information in this Prospectus is correct after the date hereof.

303,279 Shares of Common Stock being sold by the Selling Stockholders

303,279 Shares of Common Stock underlying warrants held by the Selling Stockholders

PROSPECTUS

Sole Book-Running Manager

Aegis Capital Corp.

________, 2021

Through and including   , 2021 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

ALTERNATE PAGES FOR SELLING STOCKHOLDER PROSPECTUS

The information in this selling stockholder prospectus is not complete and may be changed. The Selling Stockholders named in this selling stockholder prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This selling stockholder prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 8, 2021

PROSPECTUS

303,279 shares of Common Stock

303,279 shares of Common Stock underlying warrants

The Selling Stockholders plan to sell an aggregate of 303,279 Resale Shares and 303,279 Resale Warrant Shares (the “Resale Warrants Shares” together with the Resale Shares, the “Resale Securities”)

The securities offered by this selling stockholder prospectus may be sold by the Selling Stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. By a separate prospectus (the “Prospectus”), we have registered an aggregate of up to       units, each consisting of one share of Common Stock and one warrant, each whole warrant exercisable for one share of Common Stock, which we are offering for sale to the public through our underwriter, excluding any shares issuable upon the underwriter’s over-allotment option. The Selling Stockholders have expressed an intent not to sell shares prior to the closing of or concurrently with the public offering.

Our shares of Common Stock are quoted on the OTCQB under the symbol “QBIO”. As of January 4, 2021, the last reported sales price of our shares of Common Stock on the OTCQB was $0.97 per share, and on January 4, 2021, we had 24,191,445 shares of Common Stock outstanding. We intend to apply to have our shares of Common Stock listed on Nasdaq Capital Market, and this Offering will not be consummated until we have received Nasdaq’s approval for our application.

The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the Resale Securities by the Selling Stockholders, although we will receive gross proceeds of approximately $538,000 if all of the Resale Warrants are exercised. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by a Selling Stockholders will be borne by such Selling Stockholder.

An investment in our securities may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment. See “Risk Factors” beginning on page 1 to read about the risks you should consider before buying our securities. An investment in our securities is not suitable for all investors.

Sales of our Common Stock registered in this selling stockholder prospectus and the Prospectus will result in two offerings taking place concurrently.

You should rely only on the information contained in this selling stockholder prospectus and any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This selling stockholder prospectus may only be used where it is legal to sell these securities. The information in this selling stockholder prospectus is only accurate on the date of this selling stockholder prospectus, regardless of the time of any sale of securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS SELLING STOCKHOLDER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this selling stockholder prospectus is      , 2021

EXPLANATORY NOTE

Concurrent with this offering, the Company is registering up to units, with each       unit consisting of a share of our Common Stock, par value $0.001 per share, and a warrant to purchase a share of our Common Stock.  We anticipate that the public offering price of our Units will be between $            and $            . Sales by shareholders that purchased such units may reduce the price of our Common Stock, demand for our shares and, as a result, the liquidity of your investment.

SELLING STOCKHOLDERS

This selling stockholder prospectus relates to the resale from time to time by the Selling Stockholders identified herein of up to an aggregate of 303,279 Resale Shares and 303,279 Resale Warrant Shares.

We sold the Resale Shares and the Resale Warrants to the Selling Stockholders pursuant to securities purchase agreements entered into on October 22, 2020. Under those agreements, we sold to the Selling Stockholders 303,279 units, with each unit consisting of one Resale Share and one Resale Warrant. Each Resale Warrant is exercisable for five years into one Resale Warrant Share at an exercise price $1.50 (subject to adjustment for any stock dividend, stock split or similar adjustment applicable to all of the shares of Common Stock). The offer and sale of these securities were exempt under the registration provisions of the Securities Act.

Issuances of the Resale Warrant Shares will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any exercise of the Resale Warrants. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares upon any exercise of the Resale Warrants.

The Resale Securities are being registered to permit public sales of the Resale Securities, and the Selling Stockholders may offer the Resale Securities for resale from time to time pursuant to this selling stockholder prospectus. The Selling Stockholders may also sell, transfer or otherwise dispose of all or a portion of their respective Resale Securities in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those Resale Securities.

The table below sets forth certain information regarding the Selling Stockholders and the Resale Securities offered in this selling stockholder prospectus. Except for the entry into the securities purchase agreements for the Resale Shares and the Resale Warrants, none of the Selling Stockholders have had a material relationship with us within the past three years, although one of the Selling Stockholders, Richard Ortoli, is a partner in the law firm that serves as our securities counsel and at which our Chief Legal Officer is the Managing Partner.

Beneficial ownership is determined in accordance with the rules of the SEC. The Selling Stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 24,191,445 shares of Common Stock issued and outstanding as of January 4, 2021.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering(1)	Percentage of Common Stock Beneficially Owned Before this Offering	Shares of Common Stock Offered in this Offering	Shares of Common Stock Beneficially Owned After this Offering(2)	Percentage of Common Stock Beneficially Owned After this Offering(2)
Hugo Darmon	1,000	* %	1,000	0	* %
Richard Ortoli	1,154,570	4.8%	333,334	821,236	3.4%
James O'Brien & Hazel O'Brien	55,556	0.2%	55,556	0	*
William Richardson III & Sheri Richardson	55,556	0.2%	55,556	0	*
Jared Kallen	55,556	0.2%	55,556	0	*
Mark H Ely	79,552	0.3%	55,556	23,996	0.1%
William Silver	50,000	0.2%	50,000	0	*

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by such Selling Stockholder, except as otherwise indicated in the footnotes to the table.

(2)	Represents the amount of shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all Resale Securities registered for sale by the registration statement of which this selling stockholder prospectus is part will be sold, (b) no other shares of Common Stock are acquired or sold by the Selling Stockholder prior to completion of this offering and (c) apart from the issuance of the Resale Warrant Shares, the number of outstanding shares of our Common Stock does not increase, including as a result of the simultaneous public offering. However, each Selling Stockholder may sell all, some or none of the Resale Securities offered pursuant to this selling stockholder prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell any or all of their Resale Securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the Resale Securities are sold through underwriters, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Securities may be sold at prevailing market prices or privately negotiated prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this selling stockholder prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this selling stockholder prospectus. In general, a person who has beneficially owned restricted shares of Common Stock for at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale.

The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the Resale Securities by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of the Resale Securities will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Resale Securities if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the Resale Securities, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of shares of our Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell Resale Securities short and deliver shares of our Common Stock covered by this selling stockholder prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge the Resale Securities to broker-dealers that in turn may sell such shares.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of their Resale Securities and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Resale Securities from time to time under this selling stockholder prospectus after we have filed an amendment to this selling stockholder prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholder under this selling stockholder prospectus.

The Selling Stockholders also may transfer the Resale Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this selling stockholder prospectus and may sell the Resale Securities from time to time under this selling stockholder prospectus after we have filed an amendment to this selling stockholder prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgees, transferees or other successors in interest as a Selling Stockholder under this selling stockholder prospectus. The Selling Stockholders also may transfer and donate the Resale Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this selling stockholder prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Resale Securities may be deemed to be an “Underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the Resale Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Resale Securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Resale Securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the Resale Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that the Selling Stockholders will sell any or all of the Resale Securities registered pursuant to the registration statement, of which this selling stockholder prospectus forms a part.

The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Resale Securities. At the time of the purchase of the Resale Securities, they had no agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the Resale Securities. We are not obligated to pay any of the expenses of any attorney or other advisor engaged by the Selling Stockholders.

If we are notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of their Resale Securities, we will file a post-effective amendment to the registration statement. If a Selling Stockholder uses this selling stockholder prospectus for any sale of its Resale Securities, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Resale Securities and activities of the Selling Stockholders, which may limit the timing of purchases and sales of any of the Resale Securities by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Securities to engage in passive market-making activities with respect to the Resale Securities. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our Common Stock in the secondary market. All of the foregoing may affect the marketability of the Resale Securities and the ability of any person or entity to engage in market-making activities with respect to the Resale Securities.

Once sold under the registration statement, of which this selling stockholder prospectus forms a part, the Resale Securities will be freely tradable in the hands of persons other than our affiliates.

USE OF PROCEEDS

We will not receive proceeds from sales of the Resale Securities made under this selling stockholder prospectus, although we will receive gross proceeds of approximately $538,000 if all of the Resale Warrants are exercised. We intend to use any proceeds from the exercise of the Resale Warrants for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer the Resale Securities at the prevailing market prices or privately negotiated price. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock might not trade at market prices in excess of the offering price as prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity. See “Plan of Distribution” above for more information.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Ortoli Rosenstadt LLP, 366 Madison Avenue, New York, New York 10017. William Rosenstadt, our Chief Legal Officer and a director of the Company, is the managing partner of Ortoli Rosenstadt LLP.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below itemizes the expenses payable by the registrant in connection with the registration and issuance of the securities being registered hereunder, other than underwriting discounts and commissions. All amounts except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission Registration Fee	$2,986
Nasdaq Capital Market Listing Fee	$50,000
FINRA Fee	$4,489
Legal Fees and Expenses	$100,000
Accountants’ Fees and Expenses	$50,000
Printing and Engraving Expenses	$15,000
Miscellaneous	$5,000
Total	$227,475

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified under Nevada law. Our Amended and Restated Articles of Incorporation and our Bylaws are silent as to director and officer indemnification other than to allow such indemnification to the greatest extent permitted by Nevada law.

Section 78.138 of the Nevada Revised Statutes provides that a director or officer will not be personally liable to the corporation and its stockholders unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law. The provisions of the Nevada Revised Statutes with respect to limiting personal liability for directors and officers are self-executing and, to the extent the provisions of our Amended and Restated Articles of Incorporation and By-laws would be deemed to be inconsistent therewith, the provisions of the Nevada Revised Statutes will control.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

ITEM 15.	SALES OF UNREGISTERED SECURITIES IN PAST THREE YEARS.

On February 13, 2018, we issued options to acquire up to 50,000 shares of our common stock to our independent director. The options will vest in quarterly installments of 12,500 each and are exercisable for 5 years at $3.00 per option.

On March 1, 2018, we issued 27,000 shares to a third-party service provider in exchange for services.

On June 1, 2018, we issued 50,000 options to each of Denis Corin and William Rosenstadt for their continued services as directors of our company. Each option is to purchase a share of our common stock for $1.25 per share, as amended in September 2019. The options vest in quarterly amounts on May 31, 2018, September 1, 2018, December 1, 2018 and March 1, 2019.

On June 1, 2018, we issued 100,000 options to each of Denis Corin and William Rosenstadt for their continued services as officers of our company. Each option is to purchase a share of our common stock for $1.25 per share, as amended in September 2019. The options vest in quarterly amounts on May 31, 2018, September 1, 2018, December 1, 2018 and March 1, 2019.

On June 1, 2018, we entered into a new agreement with a consultant to provide expertise in the areas of technology assessment and product development. In exchange for such services, the consultant will receive warrants to purchase a share of our common stock exercisable at $3.61 per share.

In June 2018, we entered into an agreement with a consultant to provide expertise in the areas of commercial marketing. In exchange for such services, each month for the twelve months of the agreement the consultant will receive shares of our common stock equal to $22,000 divided by the market price of our common stock on the first day of such month.

On July 9, 2018, we issued options to purchase 50,000 shares of our common stock at $3.61 per option to each of two advisors in exchange for consulting services. The options vest in quarterly amounts every three months.

On September 21, 2018, we issued a convertible note in the face amount of $2,000,000 which bears interest at 5.5% per annum. The convertible note may be converted into shares of our common stock at the lesser of (i) $4.00 and (ii) 93% of the four lowest daily volume weighted average prices of the Company’s common stock (as reported by Bloomberg) during the last ten trading days immediately preceding the date of such conversion, but in no event will the conversion price be less than $2.00.

On September 21, 2018, we issued 25,000 shares in connection with the waiver of a right of first refusal for the sale of the September 2018 convertible debentures mentioned above.

On September 21, 2018, we issued 25,000 shares for advisory services in connection with the sale of the September 2018 convertible debentures mentioned above.

On September 21, 2018, we issued 25,000 shares in connection with legal services provided to us.

On September 21, 2018, we issued 38,049 shares of common stock to four consultants, including a member of our Board and two members of our board of advisors, for consulting services.

In October 2018, we issued 50,000 shares to BNI in compliance with our license agreement.

In November 2018, we issued 49,875 shares to our consultants in exchange for consulting services.

On November 1, 2018, we issued a convertible note in the face amount of $2,000,000 which bears interest at 5.5% per annum. The convertible note, as amended on September 23, 2019, may be converted into shares of our common stock at the lesser of (i) $1.00 and (ii) 93% of the four lowest daily volume weighted average prices of the Company’s common stock (as reported by Bloomberg) during the last ten trading days immediately preceding the date of such conversion, but in no event will the conversion price be less than $0.50, or (iii) a price agreed to by us and the investor.

On January 4, 2019, we issued an aggregate of 175,919 shares of the Company common stock to various vendors for advisory services.

On April 9, 2019, we issued an aggregate of 185,128 shares of the Company’s common stock to various vendors for advisory services and the extension of the Mannin Purchase Option Agreement.

On March 26, 2019, we entered into an amendment to the Patent and Technology License and Purchase Option Agreement that it initially entered into with Mannin Research Inc. on October 29, 2015. Pursuant to such amendment, the Company issued 100,000 shares to Mannin Research Inc. in exchange for the term of the option granted under the agreement extending to October 29, 2021.

In March 2019, we issued an aggregate of 386,900 shares of the Company’s common stock to various vendors for advisory services.

On August 28, 2019, we issued a convertible debenture in the face amount of $550,000 which bears interest at 10% per annum. The debenture is convertible at any time at the conversion price of $2.50 per share. At any time that is six months after the issuance, a portion of the Debenture is redeemable, not to exceed $150,000 in any month. We may pay such a redemption in cash and/or shares of common stock. Any payment of such a redemption in shares of common stock shall be made at the lesser of $2.50 or 93% of the average of the four lowest VWAPs in the prior ten trading day, provided that no such conversion price shall be less than $2.00. Any payment of such a redemption in cash shall be at 120% of the amount being redeemed.

On August 13, 2019, we issued 365,450 shares of our common stock to the holder of a convertible note issued on September 21, 2018 upon conversion of $326,164 of principal and interest of such note.

On September 23, 2019, we issued 50,000 shares of our common stock to BioNucleonics, Inc. pursuant to a settlement agreement dated September 23, 2019.

On September 24, 2019, we issued 667,095 shares of our common stock to the holder of a convertible note issued on November 1, 2018 upon conversion of $333.547.95 of principal and interest of such note.

On September 24, 2019, we issued warrants to purchase 50,000 shares of our common stock to Ari Jatwes for services as a consultant. The warrants are exercisable for a term of 5 years from the date of issuance at a price of $1.25 per share.

On September 24, 2019, we issued warrants to purchase 50,000 shares of our common stock to Riccardo Panicucci for services as a director. The warrants are exercisable for a term of 5 years from the date of issuance at a price of $1.25 per share.

On September 24, 2019, we issued warrants to purchase 84,000 shares of our common stock to Access! Association for business development services pursuant to a consulting agreement. The warrants are exercisable for a term of 3 years from the date of issuance at a price of $1.25 per share.

On September 24, 2019, we issued warrants to purchase 100,000 shares of our common stock to Rajendra Apte for business development services as a consultant. The warrants are vested in equal portions quarterly (12,500 warrants per quarter) and are exercisable for a term of 5 years from the date of issuance at a price of $1.25 per share.

In September 2019, we issued additional 201,157 units (and the corresponding underlying securities) to various investors who had purchased $180,750 of units, each unit consisting of one share of common stock and one warrant to purchase a share of common stock, at $2.00 per unit in May 2019. Pursuant to these amendments, the unit purchase price was reduced to $0.62 and the exercise price of warrants in the units was reduced to $0.86.

In September 2019, we entered into a series of related Securities Purchase Agreements with seven investors for a total of $208,250. Pursuant to the terms of the investment, such investors received 335,887 shares of our common stock and 503,831 warrants to purchase shares of our common stock at an exercise price of $0.86.

On October 7, we issued 496,109 shares of common stock upon the conversion of $198,443.84 of principal and interest of a convertible note issued by us in September 2018.

On October 11, 2019, we issued a convertible debenture in the face amount of $500,000 which bears interest at 5.5% per annum. The convertible debenture may be converted into shares of our common stock at the lesser of $1.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as we are not in default under the Debenture, the conversion price may never be less than $0.50.

In October 2019, we issued 148,261 units (with each unit consisting of one share of common stock and 1.5 warrants to purchase a share of common stock) to our legal counsel in exchange for $91,922 of services provided. Our Chief Legal Officer and a Director is the Managing Partner at the law firm where these services were provided.

In October and November 2019, we entered into a series of securities purchase agreements for the sale of 1,185,715 units at a $0.35 per unit sales price. Each unit consisted of one share and one warrant to purchase a share of common stock at an exercise price of $0.50.

In November 2019, we converted $20,000 of outstanding debt due to one of our directors into 40,000 shares of common stock and $20,000 of outstanding debt due to a consultant into 40,000 shares of common stock.

On November 20, 2019, we issued 831,481 shares to a note holder in exchange for the conversion of $415,740.82 of principal and interest on convertible notes.

On November 25, 2019, we issued 500 shares to a director in exchange for services.

On November 25, 2019, we issued 254,442 shares to five consultants pursuant to consulting agreements.

On November 25, 2019, we issued 377,834 shares pursuant to a research collaboration and master services agreement with Chemveda Life Sciences India Private Limited.

On November 25, 2019, we issued 150,000 shares due to BioNucleonics, Inc. pursuant to a September 23, 2019 Settlement Agreement.

On December 2, 2019, we issued 503,295 shares to a note holder in exchange for the conversion of $251,674.74 of principal and interest on convertible notes.

On December 5, 2019, we issued 150,000 options to Ricardo Panicucci for his continued services as a director of our company. Each option is to purchase a share of our common stock for $1.50 per share. One-fifth of the options vested immediately and an additional fifth vests each quarter thereafter.

On December 6, 2019, we issued a convertible debenture in the face amount of $1,000,000 which bears interest at 5.5% per annum. The convertible debenture may be converted into shares of our common stock at the lesser of $3.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that the conversion price may never be less than $2.00.

On December 31, 2019, we issued 204,653 shares of common stock to a note holder in exchange for the conversion of $204,653.15 of principal and interest on convertible notes.

On January 15, 2020, we issued a convertible debenture in the face amount of $1,000,000 which bears interest at 5.5% per annum. The convertible debenture may be converted into shares of our common stock at the lesser of $3.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that the conversion price may never be less than $2.00.

On January 31, 2020, we issued 378,573 shares to a note holder in exchange for the conversion of $378,573.49 of principal and interest on convertible notes.

On February 10, 2020, we issued 885,000 warrants to 11 consultants and service providers in exchange for services rendered. The warrants are exercisable into shares of the Company’s common stock for five years from the date of issuance at an exercise price of $2.12 per share.

On February 10, 2020, we issued 1,500,000 warrants to two officers in exchange for services rendered. The warrants are exercisable into shares of the Company’s common stock in six months from their issuance until five years from the date of issuance at an exercise price of $2.12 per share.

On February 28, 2020, we issued 391,645 shares to a note holder in exchange for the conversion of $391,645.48 of principal and interest on convertible notes.

On March 31, 2020, we issued 1,050,496 shares to a note holder in exchange for the conversion of $1,050,496.78 of principal and interest on convertible notes.

On April 6, 2020, we issued 176,566 shares of Series A Convertible Preferred Stock and 303,134 shares of Series B Convertible Preferred Stock to the holder of convertible notes in exchange for conversion of $2,796,999 of principal and interest on convertible notes and cash of $2,000,000.

On April 7, 2020, we issued 250,000 warrants in exchange for legal services, which warrants are exercisable for five years into 250,000 shares of common stock at an exercise price of $2.12 per share.

On April 17, 2020, we issued 51,432 shares of Series A Convertible Preferred Stock to the holder of convertible notes in exchange for conversion of $2,796,999 of principal and interest on convertible notes

On August 29, 2020, we issued 600,000 warrants to two officers in exchange for services rendered. The warrants are exercisable into shares of the Company’s common stock in six months from their issuance until five years from the date of issuance at an exercise price of $1.50 per share.

On September 15, 2020, we issued 416,667 shares of common stock to Mannin to settle outstanding payables of $0.75 million, which was net of $61,000 receivables.

On October 27, 2020, we issued 1,000,000 warrants to two officers in exchange for services rendered. The warrants are exercisable into shares of the Company’s common stock in six months from their issuance until five years from the date of issuance at an exercise price of $1.03 per share.

On October 27, 2020, we issued 500,000 warrants to a consultant in exchange for services rendered. The warrants are exercisable into shares of the Company’s common stock in six months from their issuance until five years from the date of issuance at an exercise price of $1.03 per share.

On October 22, 2020, we issued 358,835 units, each unit consisting of one share of common stock and one warrant to purchase a share of common stock, to various investors in exchange for $322,952. The warrants are exercisable for five years at an exercise price of $1.50 per share.

On December 23, 2020, we issued a debenture for $500,000 pursuant to a securities purchase agreement with an accredited investor dated December 23, 2020. The debenture has a maturity date of June 23, 2021, provided that in case of an event of default, the debenture may become at the holder’s election immediately due and payable. The debenture bears interest at the rate of 5.5% per annum, and on issuance, we paid to the holder a commitment fee equal to 2% of the amount of the debenture and holder’s legal fee in the amount of $5,000. The holder may convert the debenture in its sole discretion at any time on or prior to maturity at the lower of $2.70 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that the conversion price may never be less than $1.00. We may not convert any portion of the debenture if such conversion would result in the holder beneficially owning more than 4.99% of our then issued and common stock, provided that such limitation may be waived by the holder with 65 days’ notice.

On December 29, 2020, we issued 239,562 shares of Common Stock in exchange for services rendered by third parties.

The issuances of the securities mentioned above qualified for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

ITEM 16.	EXHIBITS.

Exhibit No.	Description
1.1	Underwriting agreement**
3.1	Articles of Incorporation filed as Exhibit 3 (a) to Form S-1 filed on January 13, 2014 and incorporated herein by reference
3.2	Amendment to Articles of Incorporation, dated July 20, 2015, filed as Exhibit 3.1 to our periodic report filed on Form 8-K on August 3, 2015 and incorporated herein by reference
3.3	Amendment to Articles of Incorporation, dated October 27, 2015, filed as Exhibit 3.1 to our periodic report filed on Form 8-K on October 29, 2015 and incorporated herein by reference
3.4	Articles of Incorporation filed as Exhibit 3 (b) to Form S-1 filed on January 13, 2014 and incorporated herein by reference

3.5	Certificate of Designation for Series A Convertible Preferred Stock, dated April 6, 2020, filed as Exhibit 3.1 to our Form 8-K on April 7, 2020 and incorporated herein by reference
3.6	Certificate of Designation for Series B Convertible Preferred Stock, dated April 6, 2020, filed as Exhibit 3.2 to our Form 8-K on April 7, 2020 and incorporated herein by reference

4.1	Form of Warrant in connection with our February 1, 2018 offering filed as Exhibit 4.1 to our registration statement on Form S-1 filed on January 12, 2018

4.2	Form of Warrant as filed as Exhibit 4.2 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
4.3	Form of Warrant as filed as Exhibit 10.3 to our current report on Form 8-K filed on August 2, 2017 and incorporated herein by reference
5.1	Opinion of Ortoli Rosenstadt LLP**
10.1	Form of Non-Institutional Promissory Note filed as Exhibit 10.1 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.2	Stock Purchase Agreement for Institutional Promissory Note, dated January 8, 2016, with CMGT filed as Exhibit 10.2 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.3	Form of Institutional Promissory Note filed as Exhibit 10.4 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.4	Advisory Agreement, dated September 8, 2015, with Wombat Capital Ltd. filed as Exhibit 10.5 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.5	Advisory Agreement, dated June 1, 2015, with Ari Jatwes filed as Exhibit 10.6 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.6	Consulting Agreement, dated November 13, 2015, Pharmafor Ltd. filed as Exhibit 10.7 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.7	Executive Services Agreement, dates June 1, 2017, between Denis Corin and Q BioMed Cayman SEZC filed as Exhibit 10.1 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
10.9	Form of Non-Qualified Stock Option Agreement filed as Exhibit 4.1 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
10.10	Patent and Technology License and Purchase Option Agreement, dated October 29, 2015, with Mannin Research Inc. filed as Exhibit 10.1 to our annual report on Form 10-K filed on March 11, 2016 and incorporated herein by reference +

10.11	Patent and Technology License and Purchase Option Agreement, dated May 30, 2016, with Bio-Nucleonics Inc., filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed on October 17, 2016 and incorporated herein by reference +
10.12	First Amendment to Patent and Technology License and Purchase Option Agreement, dated September 6, 2016, with Bio-Nucleonics Inc., filed as Exhibit 10.2 to our quarterly report on Form 10-Q filed on October 17, 2016 and incorporated herein by reference +
10.13	License Agreement on Patent & Know-How Technology, dated April 21, 2017, between Q BioMed Inc. and ASDERA LLC filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed on April 25, 2017 and incorporated herein by reference +
10.14	Executive Services Agreement, dated June 5, 2017, between Q BioMed Cayman SEZC and Denis Corin filed as Exhibit 10.1 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
10.15	Technology License Agreement, dated June 15, 2017, among Q BioMed Inc., Oklahoma Medical Research Foundation and Rajiv Gandhi Centre for BioTechnology filed as Exhibit 10.1 to our current report on Form 8-K filed on June 15, 2017 and incorporated herein by reference +
10.16	Form of Placement Agent Agreement in connection with our February 1, 2018 offering filed as Exhibit 10.15 to our registration statement on Form S-1 filed on January 12, 2018
10.17	Form of Securities Purchase Agreement in connection with our February 1, 2018 offering filed as Exhibit 10.16 to our registration statement on Form S-1 filed on January 12, 2018

10.18	Securities Purchase Agreement, dated September 21, 2018, filed as Exhibit 10.1 to our current report on Form 8-K filed on September 24, 2018 and incorporated herein by reference
10.19	Asset Purchase Agreement with GE Healthcare Limited, dated November 23, 2018, filed as Exhibit 10.1 to our current report on Form 8-K filed on November 28, 2018 and incorporated herein by reference++
10.20	Securities Purchase Agreement, dated August 28, 2019, filed as Exhibit 10.1 to our current report on Form 8-K (as amended) on September 6, 2019 and incorporate herein by reference
10.21	Form of Debenture pursuant to the Securities Purchase Agreement entered into on August 28, 2019, filed as Exhibit 10.2 to our current report on Form 8-K (as amended) on September 6, 2019 and incorporate herein by reference
10.22	Securities Purchase Agreement, dated October 11, 2019, filed as Exhibit 10.1 to our current report on Form 8-K on October 15, 2019 and incorporate herein by reference
10.23	Form of Debenture pursuant to the Securities Purchase Agreement entered into on October 11, 2019, filed as Exhibit 10.2 to our current report on Form 8-K on October 15, 2019 and incorporate herein by reference
10.24	Securities Purchase Agreement, dated December 5, 2019, filed as Exhibit 10.1 to our current report on Form 8-K on December 12, 2019 and incorporate herein by reference
10.25	Form of Debenture pursuant to the Securities Purchase Agreement entered into on December 5, 2019, filed as Exhibit 10.2 to our current report on Form 8-K on December 12, 2019 and incorporate herein by reference
10.26	Securities Purchase Agreement in connection with our April 6, 2020 private placement of Preferred Shares filed as Exhibit 10.1 to our current report on Form 8-k filed on April 7, 2020
10.27	Registration Rights Agreement filed as Exhibit 10.2 to our current report on Form 8-k filed on April 7, 2020
10.28	Form of Securities Purchase Agreement entered into with the Selling Stockholders, filed as Exhibit 10.4 to our current report on Form 8-k filed on December 29, 2020
10.29	Securities Purchase Agreement, dated December 23, 2020, filed as Exhibit 10.1 to our current report on Form 8-k filed on December 29, 2020
10.30	Form of Debenture filed as Exhibit 10.2 to our current report on Form 8-k filed on December 29, 2020
10.31	Amendment Agreement, dated December 23, 2020, filed as Exhibit 10.3 to our current report on Form 8-k filed on December 29, 2020
10.32	Form of Securities Purchase Agreement with Selling Stockholders, filed as Exhibit 10.4 to our current report on Form 8-k filed on December 29, 2020
10.33	Form of Resale Warrant filed as Exhibit 10.5 to our current report on Form 8-k filed on December 29, 2020
21.1	List of Subsidiaries*
23.1	Consent of Ortoli Rosenstadt (included in Exhibit 5.1)
23.2	Consent of Marcum LLP*
24.1	Power of Attorney (included on the signature page to this Registration Statement)

*Filed herewith

** To be filed by amendment

+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the SEC has granted confidential treatment pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “****”and has been filed separately with the SEC.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectuses relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 8, 2021.

Q BioMed Inc.

By:	/s/ Denis Corin
Denis Corin
Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Denis Corin, his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ William Rosenstadt	Director	January 8, 2021
William Rosenstadt

/s/ Denis Corin	Chief Executive Officer, Chief Financial Officer and Chairman	January 8, 2021
Denis Corin

/s/ Rick Panicucci	Director	January 8, 2021
Rick Panicucci